   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1997

                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                             VISUAL NUMERICS, INC.

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
          TEXAS                      7372                    74-1671376
                               (PRIMARY STANDARD          (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL           IDENTIFICATION NUMBER)
     JURISDICTION OF          CLASSIFICATION CODE
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

                        9990 RICHMOND AVENUE, SUITE 400
                               HOUSTON, TX 77042
                                (713) 784-3131
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               RICHARD G. COUCH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             VISUAL NUMERICS, INC.
                        9990 RICHMOND AVENUE, SUITE 400
                               HOUSTON, TX 77042
                                (713) 784-3131
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
            MICHAEL W. HALL                        HORACE L. NASH
              PETER COHN                           PETER M.O. WONG
          ARNOLD E. BROWN II                  HOWARD, RICE, NEMEROVSKI,
           VENTURE LAW GROUP                    CANADY, FALK & RABKIN
      A PROFESSIONAL CORPORATION             A PROFESSIONAL CORPORATION
          2800 SAND HILL ROAD             THREE EMBARCADERO CENTER, SEVENTH
     MENLO PARK, CALIFORNIA 94025                       FLOOR
            (415) 854-4488                 SAN FRANCISCO, CALIFORNIA 94111
                                                   (415) 434-1600
                               ----------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                          PROPOSED
                                             PROPOSED     MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM     AGGREGATE   AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE  OFFERING  REGISTRATION
       REGISTERED           REGISTERED     PER SHARE(1)   PRICE(1)      FEE
--------------------------------------------------------------------------------
Common Stock, $0.02 par
 value per share.......  1,897,500 shares     $3.00      $5,692,250    $1,725

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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JANUARY 16, 1997

PROSPECTUS
                                1,650,000 SHARES

                    [LOGO OF VISUAL NUMERICS APPEARS HERE]

                                  COMMON STOCK

  All of the 1,650,000 shares of Common Stock offered hereby are being sold by Visual Numerics, Inc. (the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is contemplated that after this offering there will be no public market for the Common Stock and the Common Stock will not be listed on a national securities exchange or traded on any established securities market. It is currently estimated that the initial public offering price will be between $2.00 and $3.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price and the terms and conditions under which the shares of Common Stock are offered hereby.

                                  -----------

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HASTHE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Share....................................    $          $           $
--------------------------------------------------------------------------------
Total(3).....................................   $          $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the Underwriter.
(2) Before deducting expenses payable by the Company estimated at $375,000.
(3) The Company has granted the Underwriter an option, exercisable within 30 days from the date hereof, to purchase up to 247,500 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to
    Public will be $   , the Underwriting Discount will be $    and the
    Proceeds to Company will be $   . See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the Underwriter subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriter to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about        , 1997 at the office of the agent of Gordian
Group, L.P. in New York, New York.

                              GORDIAN GROUP, L.P.

     , 1997

                               INSIDE FRONT COVER

  [Description of Graphics:

  Visual Numerics (Logo)

  "Visual Numerics provides leading computational algorithm libraries and visual data analysis software and is extending these technologies for use in intranet and Internet computing environments."

  CAPTION: PV-WAVE in Earth Science--Graphics image of world

  CAPTION: IMSL in Finance--Graphics image of 3-D Bar chart of data

  CAPTION: IMSL in Finance--Graphics image of high-low-close prices for fictitious "Alpha" Corporation

  CAPTION: PV-WAVE in Signal Processing--Graphics image plotting of signal data

  CAPTION: PV-WAVE in Life Sciences--Graphics image of human head generated from Magnetic Resonance Imaging data

  CAPTION: PV-WAVE in Finance--Graphics image of loan interest and principal spreads]



Visual Numerics(R), IMSL(R), PV-WAVE(R) and the Company's logo are registered trademarks of the Company. The Company has licensed the use of the trademark Stanford from Leland Stanford Junior University. This Prospectus also contains the trademarks of other companies.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors."

                                  THE COMPANY

  Visual Numerics, Inc. ("Visual Numerics" or the "Company") is a leading supplier of computational algorithm libraries and visual data analysis software. Its IMSL libraries are proprietary sets of algorithms used by scientists, researchers, engineers and information technology professionals to perform complex numerical and computational functions and to develop computer applications. The Company has been developing, enhancing and supplementing the IMSL libraries for 26 years. The Company's PV-WAVE visual data analysis products facilitate analysis of complex, multi-variable data sets in a wide variety of industries and applications. Visual Numerics is enhancing its existing products to enable their use in intranet- and Internet-computing environments and is developing new products based upon its existing technologies that are specifically designed for use in Java-based applications in those environments. The Company's products help customers create high-quality applications across multiple platforms. The Company's customers include approximately 240 of the Fortune 1000 companies and are widely dispersed among telecommunications, financial, life sciences, transportation, defense, earth sciences, research and educational markets.

  The IMSL libraries are collections of mathematical and statistical formulae and functions coded into computer algorithms that are fully tested, supported and maintained. These algorithms include linear matrix algebra, eigenvalue analysis, interpolation and approximation algorithms, integral and differential equations, optimization, transforms and statistics. The IMSL Fortran, Fortran 90 and C Libraries allow users to deploy the same algorithms across an array of computing platforms and programming languages. PV-WAVE, the Company's powerful visual data analysis software, allows its users to visualize, manipulate and analyze complex or extremely large data sets to detect and display patterns, trends, anomalies and other information. PV-WAVE facilitates data comprehension and can reveal important information that might otherwise be hidden. The Company believes that its IMSL numerical libraries and PV-WAVE products are the most reliable and efficient products of their kind.

  The rapid growth of intranets and the Internet is accelerating the need for tools to analyze and manipulate data in heterogeneous distributed computing environments. Fulfilling such need requires both a computer language that works across diverse operating systems, platforms and protocols and the technology to analyze and manipulate data. The Company believes that the object-oriented language known as Java will become the preferred language for distributed systems, such as intranets and the Internet, because of its ability to operate across platforms and operating systems, its architectural design which provides enhanced security, its built-in "multi-threading" which facilitates graphical applications and other distributed features.

  The Company's strategy is to enhance its position as a premier provider of complex computational algorithms and visual data analysis software by maintaining its technology leadership, focusing on development of platform-independent applications and leveraging its market position, installed customer base and brand names to exploit intranet and Internet market opportunities. Visual Numerics is actively participating in setting industry standards in intranet and Internet technologies and is extending its existing products for use on intranets and the Internet and developing new products in Java.

  Visual Numerics markets and sells its software through its global direct sales force, international distributors and Internet sales in North America, Europe and Asia. The Company's customers include Boeing, Caterpillar, Deutsche Bank, Ford, GTE, Hewlett-Packard, Johns Hopkins University, Lockheed Martin, Motorola, Northrop Grumman, and Siemens.

  The Company was incorporated in 1970 under the name International Mathematical and Statistical Libraries, Inc. in the State of Texas. The Company changed its name to IMSL, Inc. in 1981 and to Visual Numerics, Inc. in 1993. Unless the context otherwise requires, the "Company" and "Visual Numerics" refer to Visual Numerics, Inc. and its subsidiaries. The Company's principal executive offices are located at 9990 Richmond Avenue, Suite 400, Houston, Texas 77042 and its telephone number is (713) 784-3131. Its Web site is located at www.vni.com. Information contained in the Company's Web site shall not be deemed a part of this Prospectus.

                                  THE OFFERING

 Common Stock offered by the Company................ 1,650,000 shares
 Common Stock to be outstanding after the offering.. 8,128,129 shares(1)
 Use of proceeds.................................... For development and marketing of new products
                                                     and for working capital
                                                     and other general
                                                     corporate purposes. See
                                                     "Use of Proceeds."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                                                            NINE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                          -------------------------------  --------------------
                            1993       1994       1995       1995       1996
                          ---------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS
 DATA:
Revenue.................  $  30,322  $  32,713  $  30,001  $  21,963  $  19,102
Costs and expenses:
  Operating.............     16,405     16,052     15,296     11,373      9,156
  General and
   administrative.......     13,656     11,610     10,290      7,925      6,909
  Research and
   development..........      3,822      2,918      4,215      3,100      3,537
  Other.................      2,387        --         --         --         --
                          ---------  ---------  ---------  ---------  ---------
    Total costs and
     expenses...........     36,270     30,580     29,801     22,398     19,602
                          ---------  ---------  ---------  ---------  ---------
Operating income
 (loss).................     (5,948)     2,133        200       (435)      (500)
Other income (expense)..       (185)      (329)      (272)      (121)      (209)
Net income (loss).......  $  (5,046) $   1,605  $     (82) $    (367) $    (709)
Net income (loss) per
 share(2)...............  $   (2.56) $    0.38  $   (0.04) $   (0.17) $   (0.32)
Pro forma net income
 (loss) per share(2)....  $   (0.81) $    0.19  $   (0.01) $   (0.06) $   (0.11)
Shares used in computing
 pro forma net income
 (loss) per share(2)....  6,220,553  8,470,099  6,478,129  6,478,129  6,478,129

                                                          SEPTEMBER 30, 1996
                                                        -----------------------
                                                        ACTUAL   AS ADJUSTED(3)
                                                        -------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................. $ 1,071     $ 4,532
Total current assets...................................   9,319      12,780
Working capital(4).....................................   2,187       5,648
Long-term debt.........................................   2,576       2,576
Capital lease obligations, net of current portion......     407         407
Redeemable preferred stock(5)..........................   3,608         --
Total shareholders' equity (deficit)(5)................      (7)      7,061

--------
(1) Excludes (i) 2,077,750 shares of Common Stock issuable upon exercise of employee stock options with a weighted average exercise price of $0.40 per share, (ii) 123,331 shares of Common Stock issuable upon exercise of warrants with exercise prices of $3.90 per share, and (iii) an aggregate of 2,292,250 shares reserved for future issuance under the Company's existing stock option plan. See "Management--Stock Plans" and "Description of Capital Stock."
(2) Net income (loss) per share reflects the occurrence of a five-for-one stock split in April 1993 and is computed based upon the weighted average number of common shares and common stock equivalents outstanding during the period. The weighted average shares used in the net income (loss) per share calculations were 1,971,178, 4,182,920 and 2,190,950 for 1993, 1994 and
    1995, respectively and were 2,190,950 and 2,190,950 for September 30, 1995 and September 30, 1996, respectively. Pro forma net income (loss) per share reflects the conversion of all outstanding shares of preferred stock ("Preferred Stock") into Common Stock and is computed based upon the weighted average number of common shares and common stock equivalents outstanding during the period.
(3) Adjusted to give effect to the sale of the 1,650,000 shares of Common Stock offered by this Prospectus at an assumed initial public offering price of $2.50 per share and the use of the estimated net proceeds therefrom. See "Use of Proceeds."
(4) Working capital consists of current assets less current liabilities plus unearned support and maintenance revenues.
(5) Reflects reclassification of certain redeemable shares of Series D Preferred Stock, which automatically convert into shares of Common Stock upon the completion of the offering.

  Except as otherwise noted, all information in this Prospectus (i) reflects the occurrence of a five-for-one stock split in April 1993, (ii) assumes the conversion of all outstanding shares of Preferred Stock into Common Stock upon the completion of the offering and (iii) assumes no exercise of the Underwriter's over-allotment option. See "Risk Factors--Risk Relating to Holders of Preferred Stock," "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

  The Common Stock offered by this Prospectus involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

NO MARKET FOR COMMON STOCK; ILLIQUIDITY OF INVESTMENT

  Prior to the offering, the Common Stock has not been publicly traded, and it is anticipated that after the completion of the offering the Common Stock will not be traded on any exchange or any other market and that no public market for the Common Stock will develop. Accordingly, it is anticipated that any investment in the shares offered hereby will be highly illiquid and that shareholders may not be able to liquidate their investments in the event of an emergency or for any other reason. In addition, based upon such illiquidity, the shares offered hereby may not be readily acceptable as collateral for a loan. There can be no assurance that the Common Stock will ever be freely tradable on a public market. It is anticipated that the Common Stock will not be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore the Company will not be subject to certain filing and reporting requirements to which public companies are typically subject. The lack of such filings and reports could also adversely affect the availability of information concerning the Company, the likelihood of an active trading market developing and the ability of investors to sell their stock. See "Underwriting" and "Additional Information."

RESTRICTIONS ON SALE OF COMPANY OR SALE OF COMPANY'S ASSETS

  Under an agreement entered into with the former stockholders of Precision Visuals, Inc. ("PVI"), which was acquired by the Company in 1992, the Company agreed not to sell control of the Company or a substantial portion of its assets without the consent of such shareholders, which consent would not be unreasonably withheld. This right has no express termination date. James R. Warner, the former President of PVI, has the power to act on behalf of the former stockholders of PVI on all matters relating to the Company's acquisition of PVI, including this restrictive covenant. There can be no assurance of when, if ever, this covenant will terminate or that this restrictive covenant will not be interpreted to apply to any future sale of control of the Company or sale of its assets. In addition, there can be no assurance that the former stockholders of PVI will consent to any sale of control of the Company or to any sale of its assets, or that such shareholders will not seek to enjoin any such sale. The existence of this restrictive covenant may impair the Company's ability to obtain debt or equity financing on terms that are acceptable to it or to attract potential partners. In addition, this restrictive covenant may significantly reduce the likelihood of completing a sale of the Company and, consequently, may significantly reduce the liquidity of any investment in Common Stock, including an investment made hereby, and may force holders of Common Stock to hold their stock indefinitely.

RISK RELATING TO HOLDERS OF PREFERRED STOCK

  The Company has issued 925,000 shares of its Series D Preferred Stock to the former stockholders of PVI. Under the Company's Restated Articles of Incorporation, each share of Series D Preferred Stock automatically converts into Common Stock upon the sale of Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which results in aggregate gross cash proceeds to the Company in excess of $3.0 million, such as the offering contemplated hereby. The merger agreement pursuant to which the Company acquired PVI (the "PVI Merger Agreement") provides that if during the six-month period commencing December 22, 1997 holders of more than 15% of the stock issued to the former PVI stockholders so elect, the Company will be obligated to repurchase all the shares of Series D Preferred Stock then held by all former PVI stockholders at the fair market value per share as of the end of the fiscal year preceding the repurchase date. This right terminates upon the closing of a firm commitment underwritten public offering, such as the offering contemplated hereby. Counsel retained by Mr. Warner for the former PVI stockholders has asserted that the offering contemplated by this Prospectus would not meet the foregoing standards and, therefore, the Series D Preferred Stock would not automatically convert into Common Stock and the former PVI stockholders' repurchase right would not automatically terminate. Such counsel also asserted that the offering would breach a fiduciary duty owed to the Company's shareholders and demanded that the Company terminate the offering and that failure to terminate the offering will lead to litigation. Although the Company believes the allegations are without foundation and that it would prevail in such an action relating to the offering, there can be no assurance that an action challenging this offering will not be brought or what the outcome of any such action would be. Any such challenge to the offering could require the Company to divert a substantial amount of management time as well as financial and other resources toward its defense. Failure by the Company to prevail against this challenge to the offering would have a material adverse effect on the Company's business, financial condition and results of operations. See "Principal Shareholders" and "Certain Transactions."

NEED FOR ADDITIONAL CAPITAL

  The Company's future liquidity and capital requirements will depend upon numerous factors, including the progress and efficacy of the Company's product development, marketing and sales efforts, the market acceptance of the Company's existing and new products and resolution of outstanding disputes with customers and the Internal Revenue Service (the "IRS"). The Company may be required to expend more funds than it currently anticipates to develop, market and sell its new products, and there can be no assurance that its resources will be sufficient for these activities. While the Company believes that the proceeds from this offering, together with the Company's current cash balances and cash generated from operations, will be sufficient to meet the Company's operating and capital requirements for the next 12 months, in order to pursue new product development, marketing and sales, the Company may seek to raise additional funds through public or private financing, collaborative relationships or other arrangements in the second half of 1997. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Company, if at all. Furthermore, any additional equity financing may be dilutive to shareholders, and any debt financing, if available, may involve restrictive covenants. Collaborative arrangements, if necessary and available, may require the Company to relinquish certain rights to its technologies or grant certain exclusive rights to such technologies to third parties. The failure by the Company to raise capital when needed could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Legal Proceedings."

HISTORY OF LOSSES

  The Company suffered net losses of approximately $2.7 million, $5.0 million and $82,000 in 1992, 1993 and 1995, respectively, and $709,000 in the nine months ended September 30, 1996. The Company's recent losses were largely attributable to declines in sales and increases in the cost of developing new products and enhancing existing products. The Company expects to continue to experience declining sales of its traditional products and to devote substantial resources to developing, marketing and selling its next generation of products. These expenditures could result in future net losses. There can be no assurance that the Company will generate revenues from sales of its products under development or that the Company will not continue to incur losses in the future. Failure of the Company to generate substantial revenues from the sales of its new products or to increase revenues from the sales of its existing products would have a material adverse effect on the Company's business, financial condition and results of operations.

  From time to time, the Company has had difficulty meeting its payment obligations to lenders and vendors and has failed to comply with certain financial covenants under its bank credit agreement. In 1993, the Company failed to make certain required payments to the former PVI stockholders. As a result of negotiations with the former PVI stockholders, the Company restructured its obligations to them. During 1995 and 1996, the Company failed to comply with certain financial covenants contained in its bank credit agreement. Although all such failures and defaults have been waived or satisfied, there can be no assurance that, in the future, the Company will not breach certain financial covenants, that the Company's lenders will waive any such breach, or that the Company will not have difficulty making payments, or otherwise complying with its obligations. Charles W. Johnson, the Company's largest shareholder and Chairman of the Board, has guaranteed up to $1.5 million under the Company's bank credit agreement, and in August 1996, lent the Company $1.0 million to fund the redemption of shares of Series D Preferred Stock held by former PVI stockholders. There can be no assurance that Mr. Johnson or any other shareholder will provide adequate credit support, guarantees or loans or that the Company's current credit facilities will continue to be available to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

NEW PRODUCT DEVELOPMENT AND MARKETING

  The Company is developing and adapting its computational algorithm libraries and visual data analysis software for use in intranet and Internet computing environments. The Company will need to adapt its existing products and develop new products to operate with developing intranet and Internet protocols and standards and will need to coordinate these development efforts with the companies that establish those protocols and standards. Key parts of the Company's strategy involve focusing its marketing and sales efforts on the users of intranets and the Internet and conducting its marketing and distribution activities over the Internet. The Company has limited experience in these activities. Consequently, the Company will need to reallocate its resources, retrain its sales force and coordinate these efforts throughout its international operations. There can be no assurance that the Company will be successful in managing this shift in the focus of its product and marketing efforts, and failure to implement necessary changes in a timely and cost-effective manner could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Products--Web Products," "--Marketing, Sales and Distribution" and "--Product Development and Engineering."

DEPENDENCE ON JAVA

  It is unclear which of several competing intranet- and Internet-based protocols and languages, if any, will achieve the broadest market acceptance. The Company has identified Java, an object-oriented programming language developed primarily for intranet and Internet applications, as the language most likely to achieve widespread market acceptance, and is developing products for intranets and the Internet based upon that language. Due to Java's recent introduction and early stage of development, there is insufficient experience with the language to determine whether Java will become a significant programming language. To date, there are few commercially significant Java-based products. Several companies, including Microsoft Corporation, have announced alternatives to Java, and there can be no assurance that Java will become the standard programming language for intranets and the Internet. Failure of Java to become widely accepted in the marketplace may result in the delay or abandonment of some or all of the Company's new products and may cause the Company to lose a significant investment it has made and intends to make in new product development. Any delay or failure in development and market acceptance of Java would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry Background."

ADOPTION OF THE JNL LIBRARY

  An important element of the Company's strategy is to establish one of its computational algorithm libraries, referred to as the JNL Library, as the computational application programming interface for Java. The developer of Java standards has indicated, in response to inquiries by Visual Numerics, that it does not intend to make any near-term decisions regarding the incorporation of the JNL Library into the Java standards. There can be no assurance that the Company will be able to establish the JNL Library as the computational foundation for Java. Although the Company intends to make the JNL Library available to companies that are developing integrated development environments for Java, such as Borland International Inc., Microsoft Corporation, Sun Microsystems, Inc. and Symantec, Inc., to date the Company has not entered into any such arrangements. There can be no assurance that the Company will be successful in establishing such arrangements or that the Company's competitors or the developers of these environments will not develop separate computational foundations for Java. Failure of the Company to establish its JNL Library as the computational algorithm standard for integrated development environments for Java could have a material adverse effect on the Company's business, financial condition and results of operations. Even if there is widespread adoption of the JNL Library, the Company does not anticipate deriving substantial revenue from this product because it anticipates making this library available for no or a nominal charge in order to promote market acceptance of the library and its application programming interface. See "--Competition," "Business--Product Development and Engineering" and "Business--Competition."

DEPENDENCE ON INTRANETS AND THE INTERNET

  The Company's success will depend to a substantial degree upon continued development, expansion and adoption of intranets and the Internet by businesses and other organizations. Intranets and the Internet are new and rapidly evolving, and there can be no assurance that they will develop as viable, long-term media for the conduct of sales, marketing and other business or commercial activity. Businesses and other organizations could decide not to adopt intranets if standards or protocols are not developed and adopted, if the network technologies important to intranets are not adequately developed or adopted, or if intranets do not develop adequate reliability and security. In addition, failure of the Internet to develop or expand could result from, among other things, inadequate development of the Internet infrastructure necessary to support increased traffic, or delayed development of complementary products, technologies and standards such as high speed modems and security procedures for financial transactions. There can be no assurance that the infrastructure, complementary products, technologies or protocols necessary to make the Internet a viable medium for business and commercial activity will develop, or that such development will be accomplished in a time frame that would allow the Company to achieve its objectives. Failure of intranets and the Internet to be widely used by businesses and other users would have a material adverse effect on the demand for the Company's products under development and on the Company's business, financial condition and results of operations. See "Business --Industry Background."

UNCERTAINTY OF MARKET ACCEPTANCE; LACK OF MARKETING EXPERIENCE IN NEW PRODUCT SEGMENT

  The Company's success will depend upon its ability to develop, market and sell its intranet and Internet products. The Company has never sold products in the intranet and Internet market and has no experience marketing tools to Java programmers. There currently is no market for the Company's new products, and there can be no assurance that such a market will develop. To promote market acceptance of the JNL Library and its application programming interface, the Company does not plan to realize any significant revenue from the sale of third-party products incorporating this library. The Company recently expanded its marketing efforts onto the Internet and expects to conduct a significant amount of marketing activities, including the creation of leads for sales, dissemination of product information and customer feedback, through the Company's Web site. There can be no assurance that the Company will be successful in marketing and selling products in the intranet and Internet market or through its Web site. Failure of the Company to develop or market its new intranet or Internet products successfully would have a material adverse effect on the Company's business, financial condition and results of operations. See "--New Product Development and Marketing" and "Business--Marketing, Sales and Distribution."

LEGAL PROCEEDINGS

  In April 1994, American Airlines, Inc. asserted a claim against the Company alleging the breach of a March 1992 agreement to provide customized software and seeking damages, including alleged actual damages in the amount of $780,000. The parties are attempting to resolve the matter through mediation. The Company anticipates that it will establish a reserve in the amount of approximately $400,000 for such contingency. Although the Company believes it has meritorious defenses to some or all of the claims asserted, the Company has made a settlement offer in connection with this matter. If the Company does not reach a settlement it intends to defend the proceedings vigorously; however, there can be no assurance that the Company will ultimately prevail or that the Company will not have to make substantial payments in the event of any settlement or a judgment in such matters. An adverse outcome in this proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

  On May 29, 1996, the IRS notified the Company of a deficiency in PVI's tax returns for its fiscal years ended March 31, 1990 and March 31, 1992. The Company had assumed liability for this deficiency upon its acquisition of PVI in December 1992. Specifically, the IRS asserted a deficiency of $1.2 million plus interest of approximately $500,000 by challenging PVI's transfer pricing arrangements with its foreign subsidiaries for such fiscal years on the basis that an alleged low transfer price to foreign subsidiaries understated the Company's United States tax liability. In July 1996, the Company formally protested the IRS's finding and requested a hearing before the regional examiner. The Company's financial statements do not contain a reserve for this contingency. An adverse outcome in this proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

  In connection with its 1994 tax return, the Company agreed to pay the IRS all taxes and penalties in 12 monthly installments. The IRS has indicated that it intends to place a lien on the Company's assets to secure such payment. Such a lien could give rise to a default under the Company's bank credit agreement if such lien were not removed within 30 days, and such default could result in an acceleration of amounts due under such agreement, a termination of such facility or a renegotiation of terms thereof, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  See "--Risk Relating to Holders of Preferred Stock," "--Need for Additional Capital," "--Risks Associated with International Operations," "Business--Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 10 of Notes to Consolidated Financial Statements.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  A substantial portion of the Company's revenues are derived from sales by its international subsidiaries and by distributors outside the United States. The Company derived 42%, 44%, 52% and 45% of its revenue from sales outside of the United States during 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively. The Company expects that international sales will continue to constitute a substantial percentage of its total revenue for the foreseeable future. The Company also is restructuring its European and Asian sales forces. There can be no assurance that these changes will not adversely affect sales in these areas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's operations are subject to risks associated with foreign currency fluctuations. Sales by the Company's foreign subsidiaries are denominated in the local currency, and an increase in the value of the dollar relative to such currencies reduces the Company's revenues in dollar terms and could make the Company's products more expensive and, therefore, potentially less competitive in foreign markets. International operations are subject to other risks including: foreign government regulation; more prevalent software piracy; longer payment cycles; unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions; greater difficulty in accounts receivable collection; potentially adverse tax consequences; the burdens of complying with a variety of foreign laws; staffing and managing foreign operations; political and economic instability; changes in diplomatic and trade relationships; possible recessionary environments in economies outside the United States; and other factors beyond the control of the Company, any of which could have a material adverse effect on the Company's business, financial condition and results or operations.

  The Company relies upon international distributors for sales of its products in certain foreign countries and, accordingly, is dependent upon their ability to promote and support the Company's products and, in some cases, to adapt them to local markets. The Company's international distributors generally offer products of several different companies, including in some cases products that are competitive with the Company's products, and such distributors are not subject to any minimum purchase or resale requirements. There can be no assurance that the Company's international distributors will continue to sell the Company's products or provide end users with adequate levels of support. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Marketing, Sales and Distribution."

  In October 1995, in connection with an audit of the Company's Japanese subsidiary by the Japanese tax authorities, the president and general manager of the subsidiary, who served as a representative director of such subsidiary, revealed to the Company that he had made $951,000 of improper payments over a two-year period to a representative of a vendor and received a portion of such payments back from such vendor representative. The president and general manager was promptly relieved of his active duties with the subsidiary and cooperated in finding a new general manager and representative director. The former employee was removed as representative director of the Japanese subsidiary in September 1996. After a thorough investigation and upon the advice of local counsel, the Company disclosed the improper payments to the Japanese tax authorities which then conducted a comprehensive tax audit. The Company paid all amounts due as a result of such audit. The Company reached settlements with such former employee and such representative of the vendor. The former employee agreed to repay the entire misappropriated amount of $951,000. To date, the vendor representative has repaid $677,000 and the former employee has repaid $98,000 of the misappropriated amount to the Company. The former employee has agreed to repay the remaining total of $176,000 in nine quarterly installments and a final payment of $121,000 due on March 31, 1998. Interest accrues at 4.0% per annum on all outstanding amounts. The former employee is currently in arrears in the amount $17,500 and is obligated to pay the Company a total of $182,000. In connection with this debt, the Company has obtained a lien on certain real estate owned by such former employee. The Company has implemented measures intended to prevent future similar occurrences, including additional management, financial and audit controls. Although the Company believes that is has is no material exposure resulting from this incident, there can be no assurance that adverse consequences, such as criminal penalties or other governmental sanctions, may not result from the above incidents or that similar incidences will not occur in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS

  The Company has experienced significant period-to-period fluctuations in revenues and operating results and anticipates that such fluctuations will continue in the future. These fluctuations may be caused by factors such as volume and timing of orders, the timing and market acceptance of new products and product enhancements by the Company or its competitors, customer deferrals of orders in anticipation of such new products and enhancements, progress of product life cycles, purchasing patterns of customers and distributors, market acceptance of products sold by the Company's customers, timing and cycle of foreign and domestic government-affiliated customer purchases, competitive conditions in the industry, business cycles affecting the markets in which the Company's products are sold, extraordinary events, such as acquisitions or the settlement of disputes or lawsuits and economic conditions generally. A large portion of the Company's revenues come from the sale of multi-user and multi-site licenses, for which the procurement process of the Company's customers tends to be several months or longer from the initial inquiry to order and may involve competing considerations. The Company has at times recognized a substantial portion of its total revenue from sales booked and shipped in the latter part of the quarter; thus, the magnitude of quarterly fluctuations may not become evident until late in a particular quarter. Because the Company's staffing and operating expenses are based upon anticipated total revenue levels and a high percentage of the Company's costs are fixed in the short term, small variations between anticipated orders and actual orders, as well as non-recurring or larger orders, could cause disproportionate variations in the Company's operating results from quarter to quarter. Revenues are generally higher during the fourth quarter, primarily as a result of budget driven purchases, including purchases by organizations that perform work for the U.S. government. These fluctuations are expected to continue. See "Risk Factors--Risk Relating to Holders of Preferred Stock," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Marketing, Sales and Distribution" and "Legal Proceedings."

  Due to the foregoing and other factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. It is possible that, in some future quarters, the Company's operating results will be below the expectations of investors and an investment in the Common Stock could be materially and adversely affected.

COMPETITION

  The market for computational algorithm libraries and visual data analysis software is intensely competitive and is characterized by rapidly advancing technology. The Company believes that the principal competitive factors in the industry are functionality, reliability, service, reputation, pricing and compatibility with hardware platforms, operating systems and programming languages. In order to maintain or improve its position in the industry, the Company must continue to enhance its current products and develop new products and product extensions rapidly. The Company's primary competition arises from customers and potential customers that internally develop computer programs similar to the Company's products. Certain manufacturers, including International Business Machines Corporation, Digital Equipment Corporation and Silicon Graphics, Inc., incorporate computational libraries in their operating systems or offer sets of computational algorithms with certain application developer software. The Company's computational algorithm products also compete with algorithm libraries that are available to users as "shareware." In the following product areas, the Company also competes with the following companies: computational algorithm libraries--Rogue Wave Software, Inc., The Numerical Algorithms Group Ltd., Waterloo Maple Inc. and Wolfram Research, Inc.; visual data analysis software--Advanced Visual Systems Inc., Mathsoft, Inc., The MathWorks, Inc., Research Systems, Inc., SAS Institute Inc. and SPSS, Inc.; Java application development tools--Rogue Wave Software, Inc. Hardware or other software vendors could seek to expand their product offerings by designing and selling products that compete with or otherwise adversely affect sales of the Company's products. In the area of intranet and Internet products, companies such as Microsoft Corporation are developing alternatives to Java and companies such as Borland International Inc. are developing integrated development environments and associated development tools that may compete with the Company's new products under development. Several of these competitors have the ability to offer a single vendor solution which may have certain competitive advantages over the Company's products. Many of the Company's existing and potential competitors have substantially greater financial, technical, marketing and sales resources than does the Company and may have established relationships with current and potential customers of the Company. There can be no assurance that the Company's competitors will not develop technology equivalent or superior to that of the Company.

  In addition, competitive pressures in any market segment could cause the Company to reduce the prices of its products, which would result in reduced profit margins. There can be no assurance that the Company will be able to compete effectively against its current and future competitors. If the Company were unable to compete successfully, its business, financial condition and results of operations would be materially and adversely affected. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends in significant part upon the continued contributions of certain key personnel, and its ability to attract and retain additional highly qualified personnel, many of whom are in great demand. The failure of the Company to attract and retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is currently seeking to fill important positions in its Web Products Division, which require recruitment of individuals who are in high demand. In addition, the Company has opened an office in Northern California and the Company plans to hire additional personnel for that office. The Company may need to relocate certain personnel to that office over the next several years. Competition for highly qualified personnel is intense and there can be no assurance that any such hiring and relocation will be accomplished efficiently or that the Company's objectives in establishing the new office will be realized. Under the PVI Merger Agreement, the Company agreed to limit the number of options or warrants it will issue at or above $3.90 per share to 521,960, which may adversely affect the Company's ability to structure option incentives for key personnel in desirable ways. There can be no assurance that the Company will be able to attract and retain highly qualified personnel to advance its operations. In addition, the Company's President does not work exclusively for the Company. There can be no assurance that the IRS will not determine that Mr. Couch or any other consultants should be treated as employees which could result in adverse tax consequences and penalties to the Company. Any material diversion of his or their efforts to other businesses or pursuits could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees," "--Facilities," "Management" and "Certain Transactions."

RAPID TECHNOLOGICAL CHANGE

  The market for the Company's computational algorithm libraries and visual data analysis software is characterized by rapid technological change and intense competition. The Company's success is dependent upon its ability to develop and introduce in a timely manner new products that take advantage of technological advances, to anticipate, identify and adhere to emerging standards and protocols, to continue to improve the functionality of its products, to offer products across or compatible with a spectrum of computer hardware platforms, and designed to work with the various computer operating systems and software languages, and to respond promptly to customers' requirements. The Company has from time to time experienced delays in the development of new products and the enhancement of existing products. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological changes, changes in customer requirements and emerging industry standards, or that the Company's enhanced or new products will adequately address the changing needs of the marketplace. The inability of the Company to develop and introduce new products or product enhancements in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. From time to time, the Company or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products; such announcements may cause customers to defer the purchasing of Company's existing products.

  There can be no assurance that the Company will be able to keep pace with current intranet and Internet technologies and develop products compatible with standards and protocols utilized on intranets and the Internet. Until recently, the Company's products were primarily used on the Unix operating system. The Company has introduced a Windows NT and Windows 95 version of PV-WAVE and related applications, its visual data analysis software, and is targeting these platforms for a significant portion of its growth in the near future. The market for products designed for these platforms has different characteristics and may eventually include more competitors than does the Unix market. As a result, there can be no assurance that the Company will be successful with these new products, or that significant new competition will not develop. Any failure by the Company to anticipate or respond adequately to changing market conditions, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Industry Background."

RISKS OF PRODUCT AND OTHER LIABILITY OR PRODUCT DEFECTS

  Software products are highly complex and often contain undetected errors or compatibility problems, particularly when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors in new products will not be discovered after commencement of commercial shipments. The occurrence of such errors could result in loss of, or delay in, market acceptance of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's products may be used by customers for critical business and other decision making purposes where the failure of the Company's products could be linked to substantial economic loss. The Company's license and other agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability and other claims. The limitations on liability contained in the Company's agreements are not effective in all circumstances. Although the Company has not experienced any product liability or economic loss claims to date, the sale and support of the Company's products entails the risk of such claims. The Company carries insurance against product liability risks and errors or omissions, although there can be no assurance that such insurance will continue to be available to the Company on commercially reasonable terms or at all. A product liability claim or claim for economic loss brought against the Company in excess of or outside the limits of its insurance coverage, or a product recall involving the Company's software, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products."

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY

  The Company's success depends heavily upon its proprietary technology. To protect its proprietary rights, the Company relies on a combination of copyright, trade secret and trademark laws, nondisclosure and other contractual restrictions on copying, distribution and technical measures, including provisions in its shrink wrap licenses. The Company seeks to protect its software, documentation and other written materials through trade secret and copyright laws, which provide only limited protection. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants, technical advisors and corporate partners and limits access to and distribution of its software, documentation and other proprietary information. End user licenses of the Company's software are frequently in the form of shrink wrap license agreements, which are not signed by licensees, and may ultimately be unenforceable under the laws of certain jurisdictions. In the future, licenses may be obtained over the Internet and the enforceability of such licenses may be subject to similar limitations. Despite the Company's efforts to protect its proprietary rights, unauthorized third parties may be able to copy or reverse engineer the Company's products or obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which software piracy of its products exists, software piracy can be expected to be a persistent problem. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. Because the Company receives a significant portion of revenues from sales of products in foreign markets, unauthorized copying and distribution would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company licenses certain technologies from third parties, such as the core graphics technology related to its Exponent Graphics product. Generally, these licenses are non-exclusive and have fixed terms and fixed royalty rates. If the agreements were to expire or terminate for any reason, the Company would no longer be able to incorporate these technologies into its products. There can be no assurance that the Company will be able to maintain its third-party licenses successfully.

  As the number of patents, copyrights, trademarks and other intellectual property rights in the Company's industry increases, products based upon its technology may increasingly become the subject of infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Other royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims, whether or not such litigation is determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from operating and research and development activities. In the event of an adverse ruling in any such litigation, the Company might be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop noninfringing technology or obtain licenses to infringing technology. See "Business--Proprietary Rights."

PRODUCT CONCENTRATION

  The Company's products are generally limited to computational algorithm libraries and visual data analysis software. The primary users of these products are application developers requiring sophisticated tools for computationally intensive mathematical and statistical analysis of data, and the market for such products is limited. The Company derives substantially all of its revenues from sales and services relating to its computational algorithm libraries and visual data analysis software. Any downturn in the market and demand for these products and services, whether caused by competition, technological change, price pressures or other factors, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products" and "--Competition."

CONTROL BY EXISTING SHAREHOLDERS

  After the offering, officers and directors of the Company, together with entities affiliated with them, will beneficially own, as such term is defined under the rules of the Securities and Exchange Commission, approximately 54.0% of the Common Stock (approximately 52.7% if the Underwriter's over-allotment option is exercised in full). These shareholders, acting as a group, will continue to be able to control the election of all members of the Company's Board of Directors and to determine all corporate actions after the sale of the shares offered hereby. The voting power of these shareholders could also have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  After the offering and based upon the shares outstanding as of December 31, 1996, a total of 8,128,129 shares of Common Stock will be outstanding assuming no exercise of the Underwriter's over-allotment option. Of these shares, the 1,650,000 shares offered hereby (assuming no exercise of the Underwriter's over-allotment option) will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless held by "affiliates" of the Company (as that term is defined in Rule 144 of the Securities Act). The remaining 6,478,129 shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

  Of the 6,478,129 Restricted Shares, 2,691,085 are eligible for immediate sale pursuant to Rule 144(k) under the Securities Act and 3,787,044 shares are eligible for public sale if sold in accordance with Rule 144 or Rule 701 thereunder (subject in the case of 3,749,040 of these shares to volume restrictions under Rule 144 thereunder). Of the 6,478,129 Restricted Shares, 4,952,589 are subject to contractual restrictions preventing the holders from selling Common Stock owned by them for a period of 180 days from the effective date of this Prospectus.

  An aggregate of 921,819 shares issuable upon exercise of vested stock options will be eligible for public sale if sold in accordance with Rule 144 and Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Of the 921,819 shares issuable upon exercise of vested stock options, 535,080 shares issuable upon exercise of options are subject to contractual restrictions preventing the holders from selling Common Stock owned by them for a period of 180 days from the effective date of this Prospectus, unless earlier released, in whole or in part, by the Underwriter.

  Although it is anticipated that the Common Stock will not be listed on a securities exchange or any other trading market and there will be no public market for the shares, the shares offered hereby will be freely tradable. Shares held by shareholders that are not Restricted Shares will also be tradable (typically these are shares that have been held by shareholders for longer than three years). Restricted Shares will become tradable upon the shareholder's satisfying the applicable holding period under the Securities Act or obtaining reliance upon another applicable exemption from registration under the Securities Act. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Articles of Incorporation to be effective upon the consummation of this offering, including the ability of the Company's directors to issue and determine the rights, preferences, privileges and restrictions of up to 5,000,000 shares of preferred stock without shareholder approval, and its agreements with key employees that provide for certain severance arrangements and the acceleration of vesting of options upon a change in control of the Company, could prevent or make more difficult a sale of the Company or its assets. See "Management--Employment and Consulting Agreements," "Certain Transactions" and "Description of Capital Stock--Anti-Takeover Provisions."

ABSENCE OF DIVIDENDS

  The Company has not declared or paid dividends on its Common Stock and does not anticipate declaring or paying cash dividends in the foreseeable future. See "Dividend Policy."

DILUTION

  Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of Common Stock of $2.44 from the assumed initial offering price set forth on the cover of this Prospectus. In addition, substantial dilution will occur upon exercise of outstanding options to purchase the Common Stock. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds from the sale of the 1,650,000 shares of Common Stock offered hereby are estimated to be approximately $3,461,000 ($4,037,000 if the Underwriter's over-allotment option is exercised in full) based upon an assumed initial public offering price of $2.50 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

  The Company currently intends to use the net proceeds from this offering primarily to fund new product development and marketing. The balance of the net proceeds will be added to working capital and used for general corporate purposes. The Company intends to spend significant financial resources to develop new products rapidly and may need to hire additional technical personnel. The amount of net proceeds used for any specific purpose will depend upon such factors as the rate and success of new product development, changes in technology and competition and the market acceptance of any new products. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, government securities and other investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will depend upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. The Company is restricted from paying any dividends on its capital stock under its bank credit agreement.

                                CAPITALIZATION

  The following table sets forth as of September 30, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company reflecting the automatic conversion of all outstanding shares of the Preferred Stock into Common Stock and the issuance of 60,000 shares of Common Stock to Gordian Group, L.P. pursuant to an agreement dated October 10, 1996 at an assumed initial public offering price of $2.50 per share, and (iii) the as adjusted capitalization giving effect to the sale of the 1,650,000 shares of Common Stock in the offering contemplated hereby at an assumed initial public offering price of $2.50 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                     SEPTEMBER 30, 1996
                                               ---------------------------------
                                                             PRO         AS
                                                ACTUAL      FORMA     ADJUSTED
                                               ---------  ---------  -----------
                                               (IN THOUSANDS, EXCEPT SHARES)
Current maturities and obligations............ $   2,316  $   2,316  $   2,316
Notes payable and long-term debt..............     2,576      2,576      2,576
Capital lease obligations, net of current
 portion......................................       407        407        407
Series D Preferred Stock, redeemable, no par
 value; authorized (1): issued and
 outstanding: 925,000 shares actual, no shares
 pro forma and as adjusted....................     3,608        --         --
Shareholders' equity (deficit):
  Common Stock, $0.02 par value; authorized:
   17,000,000 shares actual, pro forma and as
   adjusted; issued: 2,195,750 shares actual,
   6,486,769 shares pro forma and 8,136,769
   shares as adjusted; outstanding: 2,190,950
   shares actual; 6,478,129 shares pro forma
   and 8,128,129 shares as adjusted (2).......        44        130        163
  Preferred Stock, no par value; authorized:
   10,000,000 shares actual and pro forma,
   5,000,000 shares as adjusted:
    Series A Preferred Stock; authorized:
     3,193,500 shares actual, no shares pro
     forma and as adjusted; issued and
     outstanding: 2,888,500 shares actual, no
     shares pro forma and as adjusted.........       578        --         --
    Series B Preferred Stock; authorized:
     163,390 shares actual, no shares pro
     forma and as adjusted; issued and
     outstanding: 147,390 shares actual, no
     shares pro forma and as adjusted.........       177        --         --
    Series D Preferred Stock, nonredeemable;
     authorized (1): issued 270,129 shares;
     outstanding: 266,289 shares actual, no
     shares pro forma and as adjusted.........     1,054        --         --
  Treasury stock, at cost; 4,800 shares of
   Common Stock actual, 8,640 shares pro forma
   and as adjusted; 3,840 shares of Series D
   Preferred Stock actual, no shares pro forma
   and as adjusted............................       (16)       (16)       (16)
  Additional paid-in capital..................       249      5,729      9,157
  Accumulated deficit.........................    (1,827)    (1,978)    (1,978)
  Cumulative translation adjustment...........      (265)      (265)      (265)
                                               ---------  ---------  ---------
    Total shareholders' equity................        (7)     3,600      7,061
                                               ---------  ---------  ---------
    Total capitalization...................... $   8,899  $   8,899  $  12,360
                                               =========  =========  =========

--------
(1) As of September 30, 1996 there were 1,583,555 shares of Series D Preferred Stock authorized, 1,195,129 shares of Series D Preferred Stock issued and 1,191,289 shares of Series D Preferred Stock outstanding. Of these 1,191,289 shares outstanding, 925,000 shares are redeemable pursuant to an agreement between the former PVI stockholders and the Company, which obligates the Company to repurchase such shares under certain circumstances which obligation terminates upon the closing of a firm commitment public offering, such as the offering contemplated by this Prospectus. See "Risk Factors--Risk Relating to Holders of Preferred Stock," "Certain Transactions" and Note 8 of Notes to the Financial Statements.
(2) Excludes (i) 2,077,750 shares of Common Stock issuable upon exercise of employee stock options outstanding as of September 30, 1996 with a weighted average exercise price of $0.40 per share, (ii) 123,331 shares of Common Stock issuable upon exercise of warrants outstanding at September 30, 1996 with a weighted average exercise price of $3.90 per share, and
    (iii) an aggregate of 2,292,250 reserved for future issuance under the Company's 1993 stock plan. See "Management--Stock Plans" and "Description of Capital Stock" and Note 6 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Common Stock as of September 30, 1996, would have been approximately $(3.0) million or approximately $(0.46) per share. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets reduced by the amount of its total liabilities, divided by the total number of issued and outstanding shares of Common Stock (assuming the conversion of all outstanding shares of Preferred Stock into Common Stock upon closing of the offering contemplated by this Prospectus).

  Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale of the 1,650,000 shares of Common Stock in this offering at an assumed initial public offering price of $2.50 per share, and after deducting underwriting discounts and commission and estimated offering expenses payable by the Company, the Company's as adjusted net tangible book value at September 30, 1996, would have been approximately $496,000, or approximately $0.06 per share. This represents an immediate increase in net tangible book value of $0.52 per share to existing shareholders and an immediate dilution in net tangible book value of $2.44 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.................         $ 2.50
  Pro forma net tangible book value per share at September 30,
   1996......................................................... $(0.46)
  Increase per share attributable to new investors..............   0.52
                                                                 ------
As adjusted net tangible book value per share after the
 offering.......................................................           0.06
                                                                         ------
Dilution per share to new investors.............................         $ 2.44
                                                                         ======

  The following table sets forth, on a pro forma basis as of September 30, 1996, the number of shares purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and by new investors:

                              SHARES PURCHASED  TOTAL CONSIDERATION    AVERAGE
                              ----------------- -----------------------  PRICE
                               NUMBER   PERCENT   AMOUNT     PERCENT   PER SHARE
                              --------- ------- ------------ -------------------
Existing shareholders........ 6,478,129   79.7% $  5,843,000     58.6%   $0.90
New investors................ 1,650,000   20.3     4,125,000     41.4     2.50
                              ---------  -----  ------------  -------
  Total...................... 8,128,129  100.0% $  9,968,000    100.0%
                              =========  =====  ============  =======

  The foregoing discussion and table assumes (i) conversion of outstanding Preferred Stock into Common Stock upon the closing of the offering contemplated by this Prospectus; (ii) no exercise of outstanding warrants or options after September 30, 1996; and (iii) no exercise of the Underwriter's over-allotment option. At September 30, 1996, there were stock options outstanding to purchase 2,077,750 shares of Common Stock under the Company's stock plans at a weighted average exercise price of $0.40 per share, and warrants outstanding to purchase 123,331 shares of Common Stock at a weighted average exercise price of $3.90 per share. To the extent these stock options and warrants or additional options or warrants issued after September 30, 1996 are exercised, there will be further dilution to the new investors in the offering contemplated hereby. See "Management--Executive Compensation," "Certain Transactions," "Description of Capital Stock" and Note 6 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The consolidated balance sheet data at December 31, 1994 and 1995 and the consolidated statement of operations data set forth below for each of the years in the three-year period ended December 31, 1995 are derived from, and are qualified by reference to, the Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, included elsewhere in this Prospectus and should be read in conjunction with those Consolidated Financial Statements and the Notes thereto. The consolidated statement of operations data for the year ended December 31, 1992 and the consolidated balance sheet data as of December 31, 1992 and 1993 are derived from the financial statements of the Company audited by KPMG Peat Marwick LLP that are not included herein. The consolidated statement of operations data for the year ended December 31, 1991 and the consolidated balance sheet data as of December 31, 1991 are derived from the financial statements of the Company audited by Deloitte & Touche LLP that are not included herein. The consolidated statements of operations data for the nine months ended September 30, 1995 and 1996 and the balance sheet data at September 30, 1996 have been derived from the Company's unaudited consolidated financial statements included elsewhere in the Prospectus, which have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the full year or for any subsequent period.

                                                                                    NINE MONTHS
                                                                                       ENDED
                                       YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                          ----------------------------------------------------  --------------------
                            1991      1992       1993       1994       1995       1995       1996
                          --------- ---------  ---------  ---------  ---------  ---------  ---------
                                    (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
Revenue.................  $  19,476 $  22,494  $  30,322  $  32,713  $  30,001  $  21,963  $  19,102
Costs and expenses:
 Operating..............      7,726    10,259     16,405     16,052     15,296     11,373      9,156
 General and
  administrative........      8,845     6,637     13,656     11,610     10,290      7,925      6,909
 Research and
  development...........      2,564     2,934      3,822      2,918      4,215      3,100      3,537
 Charge for acquired
  research and
  development...........        --      4,225        --         --         --         --         --
 Write-down of
  investment in
  subsidiary............        --        --       1,664        --         --         --         --
 Special charge for
  asset impairment......        --        --         723        --         --         --         --
                          --------- ---------  ---------  ---------  ---------  ---------  ---------
   Total costs and
    expenses............     19,135    24,055     36,270     30,580     29,801     22,398     19,602
                          --------- ---------  ---------  ---------  ---------  ---------  ---------
Operating income
 (loss).................        341    (1,561)    (5,948)     2,133        200       (435)      (500)
Other income (loss).....         40      (156)      (185)      (329)      (272)      (121)      (209)
                          --------- ---------  ---------  ---------  ---------  ---------  ---------
 Income (loss) before
  extraordinary item
  and income taxes......        381    (1,717)    (6,133)     1,804        (72)      (556)      (709)
Income taxes expense
 (benefit)..............        144       973     (1,087)       719         10       (189)       --
                          --------- ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before
 extraordinary item.....        237    (2,690)    (5,046)     1,085        (82)      (367)      (709)
                          --------- ---------  ---------  ---------  ---------  ---------  ---------
Extraordinary gain on
 debt restructuring.....        --        --         --         520        --         --         --
                          --------- ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......  $     237 $  (2,690) $  (5,046) $   1,605  $     (82) $    (367) $    (709)
                          ========= =========  =========  =========  =========  =========  =========
Net income (loss) per
 share(1)...............  $    0.23 $   (2.53) $   (2.56) $    0.38  $   (0.04) $   (0.17) $   (0.32)
Pro forma net income
 (loss) per share(1)....  $    0.05 $   (0.47) $   (0.81) $    0.19  $   (0.01) $   (0.06) $   (0.11)
Shares used in computing
 pro forma net loss per
 share(1)...............  5,210,425 5,681,950  6,220,553  8,470,099  6,478,129  6,478,129  6,478,129

                                      DECEMBER 31,
                         ---------------------------------------- SEPTEMBER 30,
                          1991    1992    1993     1994    1995       1996
                         ------- ------- -------  ------- ------- -------------
                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $ 1,632 $ 2,110 $ 1,593  $ 1,704 $ 1,506    $ 1,071
Total current assets....   7,043  11,590  10,073   11,797  11,959      9,319
Working capital(2)......   3,531   3,256     472    3,097   5,349      2,187
Long-term debt..........     803   1,482   1,611      103   2,535      2,576
Capital lease
 obligations, net of
 current portion........     --      438     128      193     267        407
Redeemable preferred
 stock(3)...............     --      --    4,607    4,607   4,607      3,608
Total shareholders'
 equity (deficit)(3)....   6,153   6,847    (906)     920     923         (7)

--------
(1) Net income (loss) per share reflects the occurrence of a five-for-one stock split in April 1993 and is computed based upon the weighted average number of common shares and common share equivalents outstanding during the period. The weighted average shares used in the net income (loss) per share calculations were 1,033,082, 1,063,453, 1,971,178, 4,182,920 and
    2,190,950 for 1991, 1992, 1993, 1994 and 1995, respectively, and were
    2,190,950 and 2,190,950 for September 30, 1995 and September 30, 1996,
    respectively. Pro forma net income (loss) per share reflects the conversion of all outstanding shares of Preferred Stock into Common Stock and is computed based upon the weighted average number of common shares and common share equivalents outstanding during the period.
(2) Working capital consists of current assets less current liabilities plus unearned support and maintenance revenues.
(3) Reflects reclassification of certain redeemable shares of Series D Preferred Stock, which automatically convert into shares of Common Stock upon the completion of the offering. See "Risk Factors--Risk Relating to Holders of Preferred Stock."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus, including Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements relating to future events and the future financial performance of the Company. Such statements are only projections and the actual events or results may differ materially from the results discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" or elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not necessarily indicative of trends with respect to any actual or projected future financial performance of the Company. This discussion and analysis should be read in conjunction with the consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

SUMMARY

  The Company was founded as International Mathematical and Statistical Libraries, Inc. in 1970 and changed its name to IMSL, Inc. in 1981. In December 1992, the Company acquired Precision Visuals, Inc. ("PVI"), a developer of visual data analysis software, and changed its name to Visual Numerics, Inc. following the merger. The Company is engaged in the development, marketing and sale of computational algorithm libraries and visual data analysis software products that provide solutions to computationally intensive computing problems in the areas of science, engineering, research, education and finance.

  The Company derives revenue from software license fees and related customer support, training, consulting and other services, and from certain other sources. The Company licenses its software to customers either through perpetual licenses or renewable annual licenses. Revenue from non-cancellable perpetual licenses is recognized upon execution of a license agreement and shipment of the product if no significant contractual obligation remains and collection of the resulting receivable is probable. Revenue from renewals of annual licenses is recognized upon receipt of a written commitment to renew. The largest portion of service revenue is derived from customer support fees, which the Company recognizes ratably over the term of the support agreement (usually one year). For all periods presented, the Company has recognized revenue in accordance with Statement of Position 91-1 relating to Software Revenue Recognition. For the year ended December 31, 1995, the Company derived 62.9% of its revenue from software license sales and renewals, 31.5% from support and 5.6% from training, consulting, OEM arrangements and other sources.

  The Company conducts significant international business through its subsidiaries in Europe and Japan. Over the past 12 months, the Company has experienced significant disruptions in the operations of two of its international subsidiaries. In October 1996, the Company relieved the president and general manager of its Japanese subsidiary of his active duties with the subsidiary after certain misappropriations of funds were revealed. In addition, the Company terminated certain employees in its United Kingdom subsidiary based upon performance. The Company believes that the decrease in revenue for the nine months ended September 30, 1996 was primarily the result of declines in sales in its European and Japanese subsidiaries a portion of which was attributable to changes in management and anticipates that sales for the next 12 months may continue to be adversely affected by those changes. See "Risk Factors--Risks Associated with International Operations."

  International revenue accounted for 44.8% of the Company's revenue in the nine months ended September 30, 1996. Although the Company's international subsidiaries distribute the Company's products, all products are licensed directly from the Company. Sales by the Company's foreign subsidiaries are denominated in the local currency, and an increase in the relative value of the dollar against such currencies would reduce the Company's revenues in dollar terms and could make the Company's products more expensive and, therefore, potentially less competitive in foreign markets. The foreign subsidiaries make periodic royalty payments to the Company in accordance with distribution agreements with the Company. The Company translates its financial statements for its foreign subsidiaries into U.S. dollars in accordance with generally accepted accounting principles. The adjustments resulting from currency translations are reflected as cumulative translation adjustments and included in shareholders' equity. The Company does not hedge its foreign currency royalty payments or enter into foreign exchange contracts. Exposure to currency fluctuations may contribute to fluctuations in, and could have a material adverse effect on, the Company's business, financial condition and results of operations. See "Risk Factors--Risk of International Operations."

RESULTS OF OPERATIONS

  The following table sets forth the percentage of revenue represented by certain data for the periods indicated:

                                     YEAR ENDED          NINE MONTHS ENDED
                                    DECEMBER 31,           SEPTEMBER 30,
                                  --------------------   -------------------
                                  1993    1994   1995      1995       1996
                                  -----   -----  -----   --------   --------
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Revenue:
  Computational libraries........  30.9%   32.4%  32.6%      32.5%      25.6%
  Visual data analysis software..  29.6    35.9   31.1       30.5       32.8
  Service and support revenue....  39.5    31.7   36.3       37.0       41.6
                                  -----   -----  -----   --------   --------
    Total revenue................ 100.0%  100.0% 100.0%     100.0%     100.0%
Costs and expenses:
  Operating......................  54.1%   49.1%  51.0%      51.8%      47.9%
  General and administrative.....  45.0    35.5   34.3       36.1       36.2
  Research and development.......  12.6     8.9   14.0       14.1       18.5
  Write-down of investment in
   subsidiary....................   5.5     --     --         --         --
  Special change for asset
   impairment....................   2.4     --     --         --         --
                                  -----   -----  -----   --------   --------
    Total costs and expenses..... 119.6    93.5   99.3      102.0      102.6
Operating income (loss).......... (19.6)    6.5    0.7       (2.0)      (2.6)
Other income (expense)...........  (0.6)   (1.0)  (0.9)      (0.5)      (1.1)
                                  -----   -----  -----   --------   --------
Income (loss) before income tax
 and extraordinary item.......... (20.2)    5.5   (0.2)      (2.5)      (3.7)
Income taxes expense (benefit)...  (3.6)    2.2    0.1        0.8        --
Extraordinary item, net of tax...   --      1.6    --         --         --
                                  -----   -----  -----   --------   --------
Net income (loss)................ (16.6)%   4.9%  (0.3)%     (1.7)%     (3.7)%
                                  =====   =====  =====   ========   ========

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

  Revenue. Revenue includes sales of computational algorithm libraries, sales of PV-Wave products and revenue from sales and support.

  Revenue decreased 13.0% to $19.1 million in the nine months ended September 30, 1996 from $22.0 million in the corresponding period of the prior year, primarily as a result of lower sales of IMSL library products but also as a result of reduced revenues from sales of PV-WAVE products and maintenance and support services. The Company expects revenue from its IMSL Fortran library products to continue to decrease as the number of Fortran programmers decreases. International sales decreased 19.5% to $8.5 million, or 44.8% of revenue, in the nine months ended September 30, 1996 from $10.6 million, or 48.4% of revenue, in the corresponding period of the prior year primarily as a result of lower sales in Japan. The decline in revenue in Japan resulted from management changes in early 1996 and the disproportionate reliance on the declining IMSL Fortran algorithm library products in Japan. European sales decreased largely due to management changes and sales force turnover in the United Kingdom and softened demand due to economic conditions in Germany and France. North American sales declined due to a realignment of sales territories and the resultant disruption of sales activities.

  Operating Expenses. Operating expenses consist of all costs related to marketing, sales lead generation and selling. This includes employee costs, advertising, commissions, travel, trade shows and allocated facilities costs.

  Operating expenses decreased 19.5% to $9.2 million, or 47.9% of revenue, in the nine months ended September 30, 1996 from $11.4 million, or 51.8% of revenue, in the nine months ended September 30, 1995. Reduced sales commissions based upon the lower sales level directly contributed to the lower level of operating expenses; however, the decrease in operating expenses as a percentage of sales was attributable to the implementation of cost reduction measures, particularly related to marketing expense, and to a reduction in overhead resulting from the realignment of the Company's North American sales territories.

  General and Administrative Expenses. General and administrative expenses include all costs related to executive management, finance, human resources, information services, legal, printing and product fulfillment. General and administrative expenses also include fixed-asset depreciation and amortization, goodwill amortization and the net effect of software capitalization and amortization.

  General and administrative expenses decreased 12.8% to $6.9 million, or 36.2% of revenue, in the nine months ended September 30, 1996 from $7.9 million, or 36.1% of revenue, in the comparable period of the prior year due in part to lower product fulfillment costs as a result of a lower revenue, and a reduction in costs related to executive management and reduced fixed asset amortization and depreciation charges.

  Research and Development Expenses. Research and development expenses consist primarily of personnel costs, contractor costs and allocated facilities costs required to conduct the Company's product development, customer support, testing and quality assurance and control activities.

  Research and development expenses increased 14.1% to $3.5 million, or 18.5% of revenue, in the nine months ended September 30, 1996 from $3.1 million, or 14.1% of revenue, in the corresponding period of the prior year. The increase was primarily attributable to development of new products designed for operation with intranets and the Internet, PV-WAVE 6.0 for Windows 95 and Windows NT, and computational algorithm libraries for C++. The Company has suspended research and development relating to its C++ products due to a desire to focus on intranet and Internet technologies and insufficient market demand for C++ products. The Company expects research and development costs to increase as the Company expands its development of new products for intranets and the Internet.

  Other Income (Expense). Other income and expense includes interest expense, interest income and other miscellaneous sources of income that are not recorded as revenue. Other expenses increased to $209,000 in the nine months ended September 30, 1996 from $121,000 in the nine months ended September 30, 1995. The increase was principally due to higher interest expense resulting from an overall increase the Company's debt over the period and a slight increase in the interest rate applicable to such debt.

1995 COMPARED TO 1994

  Revenue. Revenue decreased 8.3% to $30.0 million in 1995 from $32.7 million in 1994, due primarily to lower product revenue, partially offset by higher maintenance and support revenue. The decline in product revenue was primarily the result of a delay in the release of a new version of PV-WAVE and secondarily to declines in IMSL library product revenue. In addition, revenue from sales of Stanford Graphics, a plotting and charting application tool product, decreased by $500,000 due to competitive pressures from office suite presentation graphics programs. The Company has decided to discontinue this product. The foregoing decrease in revenue was partially offset by higher sales of IMSL C Products, Exponent Graphics, university licensing revenue and porting revenue. International revenue increased 7.3% to $15.5 million, or 51.5% of revenue, in 1995 from $14.4 million, or 44.0% of revenue, in 1994. This increase was attributable to increases in Japanese and European revenues of 24.5% and 8.4%, respectively, due to increased revenue from porting activities in

Japan and overall increased demand for PV-WAVE products and the increase in international revenue as a percentage of revenue also reflects the decrease in U.S. revenue.

  Operating Expenses. Operating expenses decreased 4.7% to $15.3 million, or 51.0% of revenue, in 1995 from $16.1 million, or 49.1% of revenue, in 1994, due primarily to a transfer of consulting and pre-sales support personnel to product development. A decrease in sales administration and management costs were offset by higher direct sales costs resulting from an increase in direct sales force headcount.

  General and Administrative Expenses. General and administrative expenses decreased 11.4% to $10.3 million, or 34.3% of revenue, in 1995 from $11.6 million, or 35.5% of revenue, in 1994, as a result of a one-time $1.5 million charge in 1994 for settlement of a legal action. The foregoing decrease was offset slightly by an increase in European expenses due to the addition of a vice president of European operations in late 1994.

  Research and Development Expenses. Research and development expenses increased 44.4% to $4.2 million, or 14.0% of revenue, in 1995 from $2.9 million, or 8.9% of revenue in 1994, primarily due to additional personnel costs associated with the development of a new version of PV-WAVE, Wave 6.0 for Windows 95 and Windows NT and development of computational algorithm libraries for C++.

  Other Income (Expense). Other expenses decreased to $272,000 in 1995 from $329,000 in 1994. The increase was largely attributable to a decrease in interest expense resulting from an overall decrease the Company's debt over the period.

1994 COMPARED TO 1993

  Revenue. Revenue increased 7.9% to $32.7 million in 1994 from $30.3 million in 1993, primarily as a result of new product releases and upgrades, increased performance of the Company's sales force and improved economic conditions in Europe. International revenues increased 13.4% to $14.4 million, or 44.0% of revenue, in 1994 from $12.7 million, or 42.0% of revenue, in 1993, primarily due to increases in revenues in Japan and Europe of 29.7% and 24.2%, respectively. The increase in Japanese and European revenues both were the result of improved integration of PV-WAVE into the product line and, with respect to Europe, stabilization of the sales force. North American revenues increased 4% due to increased demand for the Company's products.

  Operating Expenses. Operating expenses decreased 2.2% to $16.1 million, or 49.1% of revenue, in 1994 from $16.4 million, or 54.1% of revenue, in 1993, due primarily to increased efficiencies resulting from improved integration of PVI following its acquisition.

  General and Administrative Expenses. General and administrative expenses decreased 15.0% to $11.6 million, or 35.5% of revenue, in 1994 from $13.7 million, or 45.0% of revenue, in 1993, primarily as a result of efficiencies gained from improved integration of PVI following its acquisition including the elimination of redundant executive management and product fulfillment activities.

  Research and Development Expenses. Research and development expenses decreased 23.7% to $2.9 million, or 8.9% of revenue, in 1994 from $3.8 million, or 12.6% of revenue, in 1993. The decrease was attributable to the reduction of research and development expenditures, including a reduction in force, implemented to enable the Company to meet its debt requirements resulting from the acquisition of PVI.

  Special Charge for Asset Impairment. The Company recorded a one-time charge of $723,000 in 1993 in anticipation of a sale of certain real estate assets below their original purchase price. The sale was completed in 1994 with no additional gain or loss.

  Write-Down of Investment in Subsidiary. Based upon the prospect of continued operating losses, the operation of 3-D Visions was discontinued. A write-down of $1.7 million was recorded at December 31, 1993 related to the recorded assets net of 3-D Visions.

  Other Income (Expense). Other expenses increased to $329,000 in 1994 from $185,000 in 1993, due primarily to an increase in interest expense resulting from an overall increase in the Company's debt.

  Extraordinary Gain on Debt Restructuring. In 1994 the Company had an extraordinary gain on debt restructuring attributable to an agreement with 3-D Visions and its unsecured creditors to settle amounts due to such creditors.

INCOME TAXES

  The Company's income tax expense differs from amounts computed by applying the U.S. federal income tax rate of 34% to income, or loss, before income tax and extraordinary item. The differences result from amortization of goodwill, foreign taxes of foreign subsidiaries and other factors.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth the quarterly financial data for the seven quarters ended September 30, 1996, including such amounts expressed as a percentage of revenue. This quarterly information is unaudited, but in the opinion of management reflects all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period.

                                               QUARTER ENDED
                          ----------------------------------------------------------------
                          MAR 31,  JUN 30,  SEP 30,   DEC 31,  MAR 31,   JUN 30,   SEP 30,
                            1995     1995     1995      1995     1996      1996      1996
                          -------  -------  -------   -------  -------   --------  -------
                                               (IN THOUSANDS)
STATEMENTS OF OPERATIONS
 DATA:
Revenue.................  $7,492   $7,897   $6,574    $8,038   $6,284     $6,609   $6,209
Costs and expenses:
  Operating.............   3,502    4,111    3,760     3,923    2,688      3,371    3,097
  General and
   administrative.......   2,883    2,702    2,340     2,365    2,325      2,368    2,216
  Research and
   development..........     976    1,000    1,124     1,115    1,146      1,190    1,201
                          ------   ------   ------    ------   ------     ------   ------
    Total costs and
     expenses...........   7,361    7,813    7,224     7,403    6,159      6,929    6,514
Operating income
 (loss).................     131       84     (650)      635      125       (320)    (305)
Other income (expense)..      12      (33)    (100)     (151)    (153)       (16)     (40)
                          ------   ------   ------    ------   ------     ------   ------
Income (loss) before
 income tax.............  $  143   $   51   $ (750)   $  484   $  (28)    $ (336)  $ (345)
                          ------   ------   ------    ------   ------     ------   ------
PERCENT OF REVENUE DATA:
Costs and expenses:
  Operating.............    46.7%    52.1%    57.2%     48.8%    42.8%      51.0%    49.9%
  General and
   administrative.......    38.5     34.2     35.6      29.4     37.0       35.8     35.7
  Research and
   development..........    13.0     12.7     17.1      13.9     18.2       18.0     19.3
                          ------   ------   ------    ------   ------     ------   ------
    Total costs and
     expenses...........    98.2     98.9    109.9      92.1     98.0      104.8    104.9
Operating income
 (loss).................     1.8      1.1     (9.9)      7.9      2.0       (4.8)    (4.9)
Other income (expense)..     0.2     (0.4)    (1.5)     (1.9)    (2.4)      (0.2)    (0.6)
                          ------   ------   ------    ------   ------     ------   ------
Income (loss) before
 income tax.............     2.0%     0.7%   (11.4)%     6.0%    (0.4)%     (5.0)%   (5.5)%
                          ======   ======   ======    ======   ======     ======   ======

LIQUIDITY AND CAPITAL RESOURCES

  As of September 30, 1996, the Company's principal sources of liquidity included cash generated from ongoing operations, cash and cash equivalents and amounts available under its bank credit agreement. For the nine months ended September 30, 1996, the Company's operating activities provided cash in the amount of $1.1 million primarily as a result of decreases in accounts receivable offset by decreases in accounts payable and accrued liabilities. For the same period during 1995, the Company's operating activities provided cash in the amount of $1.2 million primarily from net income offset by decreases in accounts payable and accrued liabilities. The Company currently uses its working capital to finance ongoing operations and to fund the development and introduction of new products. From 1993 through 1995, the Company retired approximately $3.6 million in debt related to its acquisition of PVI.

  In July 1996, the Company re-negotiated its bank credit agreement to provide for an increased credit facility, a split of that facility into a term note and a revolving line of credit, covenants and restrictions that were less restrictive, and an extended maturity date. The $1.5 million aggregate principal amount of the term note is due and payable in twelve quarterly installments of $125,000 commencing April 30, 1997 and accrues interest at the bank's prime rate plus 1.5%. Aggregate borrowings under the revolving line of credit are limited to 80% of eligible accounts receivable up to a maximum of $1.5 million. As of September 30, 1996, $1.2 million was outstanding under the revolving line of credit and $250,000 remained available. The revolving line of credit accrues interest at the bank's prime rate plus 1%. Borrowings under the bank credit agreement are secured by substantially all of the Company's assets, and Mr. and Mrs. Johnson, the largest shareholders of the Company, have personally guaranteed the bank credit agreement in an amount up to $1.5 million. See "Risk Factors--History of Losses" and "Certain Transactions."

  In August 1996, Mr. Johnson loaned $1.0 million to the Company. The loan matures and is payable in full on August 16, 2000 and bears interest at The First National Bank of Chicago base rate plus 1.0%. If the Company does not prepay the loan in full prior to March 1, 1997, the Company is required to issue a warrant to Mr. Johnson to purchase 425,000 shares of Common Stock at an exercise price of $2.96 per share. The Company used the proceeds of the loan to repurchase 256,410 shares of Series D Preferred Stock held by the former stockholders of PVI for an aggregate purchase price of $1.0 million as required pursuant to the merger agreement under which the Company acquired PVI. The PVI Merger Agreement provides that during the six-month period commencing December 22, 1997, holders of more than 15% of the shares issued to the former PVI stockholders in the PVI merger may require the Company to repurchase an additional 925,000 shares of Series D Preferred Stock issued to such stockholders at a price per share equal to the fair market value as of the last day of the year preceding the date of repurchase. Upon completion of the offering contemplated by this Prospectus, all shares of Preferred Stock, including the Series D Preferred Stock, will automatically convert into shares of Common Stock and the Company's repurchase obligations to the former PVI stockholders will terminate. See "Certain Transactions," "Risk Factors--Risk Relating to Holders of Preferred Stock" and Notes 10 and 11 of Notes to Consolidated Financial Statements.

  Certain pending proceedings may affect the Company's liquidity and capital resources. In May 1996, the IRS notified the Company of a deficiency in PVI's tax returns for the years ended March 31, 1990 and March 31, 1992, which the Company assumed upon its acquisition of PVI in 1992. The IRS has challenged PVI's transfer pricing arrangements with its foreign subsidiaries and asserted a deficiency of $1.2 million plus interest of approximately $500,000. In July 1996, the Company formally protested the IRS's findings and requested a hearing before the regional examiner. In connection with its 1994 tax return, the Company agreed to pay the IRS all taxes and penalties due in 12 monthly installments. The IRS has indicated that it intends to place a lien on the Company's assets to secure such payment. Such a lien could give rise to a default under the Company's bank credit agreement if such lien were not removed within 30 days, and such default could result in an acceleration of amounts due under such agreement, a termination of such facility or a renegotiation of terms thereof. The Company is also involved in a commercial dispute with a customer, in which the customer has asserted actual damages in the amount of $780,000. If this dispute is not settled in a manner favorable to the Company, it may be forced to pay all or a portion of the asserted damages. The Company anticipates that it will establish a reserve in the amount of approximately $400,000 for such contingency. Any of the foregoing could have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors--Need for Additional Capital," "--Legal Proceedings," "Business--Legal Proceedings," "Certain Transactions" and Note 10 of Notes to Consolidated Financial Statements.

  The Company believes that the net proceeds from the sale of Common Stock offered hereby, together with anticipated cash flows from operations, current cash balances and cash available under its bank credit agreement, will be sufficient to meet its working capital requirements for at least the next 12 months although the Company may be required to or may elect to raise additional capital during such period to fund additional product development and marketing activities. Thereafter, the Company may require additional funds to support its working capital or other purposes and may seek to raise such additional funds through debt or equity financings. There can be no assurance that such additional financing will be available on terms favorable to the Company, if at all, and not be dilutive to the Company's then current shareholders. The failure by the Company to raise capital when needed could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Need for Additional Capital."

EFFECTS OF INFLATION

  The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant impact on the Company's results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation" in October 1995, which establishes financial accounting and reporting standards for stock based upon employee compensation plans including stock purchase plans, stock options, restricted stock and stock appreciation rights. The Company has elected to continue accounting for stock based upon compensation under Accounting Principles Board Opinion No.
25. The disclosure requirements of SFAS No. 123 will be effective for the Company's financial statements beginning in 1996. Management does not believe that the implementation of SFAS 123 will have a material effect on its financial statements.

  In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The Company believes that the adoption of SFAS 121 will not have a material impact on its consolidated financial statements.

                                   BUSINESS

OVERVIEW

  Visual Numerics is a leading supplier of computational algorithm libraries and visual data analysis software. Its IMSL libraries are proprietary sets of algorithms used by scientists, researchers, engineers and information technology professionals to perform complex numerical and computational functions and to develop computer applications. The Company has been developing, enhancing and supplementing the IMSL libraries for 26 years. The Company's PV-WAVE visual data analysis products facilitate analysis of complex, multi-variable data sets in a wide variety of industries and applications. Visual Numerics is enhancing its existing products to enable their use in intranet and Internet computing environments and is developing new products based upon its existing technologies that are specifically designed for use in Java-based applications in those environments. The Company's products help customers create high-quality applications across multiple platforms. The Company's customers include approximately 240 of the Fortune 1000 companies and are widely dispersed among telecommunications, financial, life sciences, transportation, defense, earth sciences, research and educational markets.

INDUSTRY BACKGROUND

 Computational Algorithm Libraries

  Scientists, researchers, engineers and information technology ("IT") professionals frequently need to develop computer software applications to manipulate and analyze complex or extremely large data sets. These computer applications utilize sophisticated mathematical and statistical algorithms which are time-consuming and expensive to program. Many application developers prefer to use pre-developed algorithm programs that are accurate, efficient and reliable, rather than develop algorithms on their own. Certain companies, such as Visual Numerics, have developed libraries of frequently-used algorithms for application developers to utilize. The libraries contain algorithms to perform functions ranging from simple numerical computations to differential equations and highly complex statistical and financial calculations. Commercially available libraries are differentiated by the number and variety of algorithms, their reliability and functionality, their availability on diverse platforms, and the availability of additional features such as error checking, error handling, exception checking, periodic updating, overall efficiency, documentation, technical support and training.

 Visual Data Analysis Software

  As the amount of data amassed by scientists, researchers, engineers and other technical personnel grows, it becomes increasingly difficult to analyze that data. Visual data analysis software provides users with powerful tools to visualize, manipulate and analyze complex or large data sets to detect and display patterns, trends, anomalies and other information. Graphical representation of data facilitates its comprehension and communication and can reveal important information that might otherwise remain hidden. This visual display process becomes increasingly complex as the number of variables increases. Manipulation and analysis of data allow the user to specify and extract data based upon a variety of parameters and to perform selected functions on that data. For example, filters and other tools can be used to segregate certain types of information within the data, eliminate spikes and interpolate gaps in the data, and project the data into the future. Typically, users rely upon an interactive process, iterating between visualization, manipulation and analysis.

 Evolution of Computing Environments

  Over the last two decades, the computing environments of businesses and other organizations have evolved dramatically. Initially, corporate computing environments consisted of mainframe--or host--computers accessed through remote terminals. The advent of the minicomputer made this centralized environment available at a departmental level. As personal computers and workstations proliferated, many computing functions were distributed to the individual level. Local area networks and wide area networks were developed to link personal computers together, creating an environment with a main computer, or "server," as well as remote computers, or "clients," for networked users. The typical networked personal computer and workstation system requires relatively expensive clients with fast microprocessors, large amounts of memory and frequent software upgrades. As a result of this evolution, many computing environments have data and programs located on different platforms, individual workstations that are unable to communicate effectively with older hardware, personnel that program in different computer languages, and an inability to create applications for use by all members of the organization. Recently, computing environments have begun to migrate toward a shared system of networked computers that utilizes tools developed in conjunction with the Internet.

[GRAPHIC.  BOXES WITH ARROWS ARRANGED AS A CHART WITH FOLLOWING TEXT INSIDE THE
BOXES:  "MAINFRAMES MINICOMPUTERS, PERSONAL COMPUTERS WORKSTATIONS, DISTRIBUTED
                         NETWORKS INTRANETS INTERNET"]

  The Internet has recently emerged as a popular computing environment. Its popularity has been fueled by the development of the World Wide Web (the "Web"), which takes advantage of graphical user interfaces and multimedia interactivity. Businesses and other organizations are connecting their employees and business partners through enterprise-wide networks known as intranets which utilize Internet protocols and applications, such as browsers, to share information and services both within an enterprise and across the Internet. Intranets allow an enterprise to distribute data and applications across geographically dispersed facilities, and enable customers, suppliers and other business partners to access data and applications rapidly and inexpensively. Through intranets, enterprises can allow individuals operating on different platforms to perform applications and access data located on different platforms throughout the enterprise.

  Intranets and the Internet are currently used primarily for the dissemination of information. In the future, network users may use intranets and the Internet both to receive information and to analyze and manipulate data in a heterogeneous computing environment.

 Evolution in Computing Languages

  As computing environments have evolved from mainframe computers to personal computers to local and wide area networks to today's distributed networks, computer programming has evolved from traditional computing languages, such as Fortran and C, to object-oriented languages, such as C++ and Java. Object-oriented programming languages are based upon the concept of objects, which are reusable software components that contain both the data and the related procedures. Objects are modular in nature and can be arranged or reused in different combinations to form new applications. This modular characteristic makes objects ideal for distributed computing environments because it permits applications to be created by linking a series of objects that may be located on different systems. The Company believes that the object-oriented language known as Java will become the preferred object-oriented language for distributed systems such as intranets and the Internet because of its ability to operate across platforms and operating systems, its architectural design which provides enhanced security, its built-in "multi-threading" which facilitates graphical applications, and other distributed network features.

  Applications written in Java, known as Java "applets," can allow individual computers to manipulate data located throughout the enterprise from any platform using any operating system or programming language. The Company believes business applications increasingly will be composed of objects, Java applets and databases that are distributed on networks and dynamically assembled into highly customized solutions. Currently, there are many developers creating Java applets, and the Company believes that Java will attract an increasing number of application developers who will require sophisticated mathematical and statistical functionality not currently available in Java.

THE VISUAL NUMERICS SOLUTION

  Visual Numerics is a leading provider of computational algorithm libraries and visual data analysis software. The Company believes that its IMSL numerical libraries and PV-WAVE products are the most reliable and efficient products of their kind. The Company's IMSL Fortran, Fortran 90 and C Numerical Libraries allow users to deploy the same algorithms across an array of computing platforms and programming languages. The Company's powerful visual data analysis software allows scientists, researchers, engineers and other technical professionals to visualize, manipulate and analyze complex or extremely large data sets. The Company has also developed "toolkits" incorporating its visual data analysis software for specific applications such as signal processing and image processing, and it intends to develop toolkits for other specific applications. In response to the rapid development of intranet and Internet environments, the Company is enhancing its existing products to enable their use in these computing environments and is developing new products based upon its existing technologies that are specifically designed to take advantage of Java's platform independence, network capabilities and security features.

THE VISUAL NUMERICS STRATEGY

  The Company's strategy is to enhance its position as a premier provider of complex computational algorithms and visual data analysis software to scientists, researchers, engineers and IT professionals. The key components of the Company's strategy are:

    MAINTAIN TECHNOLOGY LEADERSHIP. The Company is committed to maintaining its technology leadership by continuing to enhance and improve its computational algorithms and visual data analysis software. Visual Numerics will continue to invest in applied technology so that it can continue to anticipate, react and adapt to changing trends and market needs. The Company may also pursue the acquisition of technologies, products and companies that address specific requirements of computationally intensive applications.

    FOCUS ON DEVELOPMENT OF PLATFORM-INDEPENDENT APPLICATIONS. The Company believes that future generations of computing will rely upon technologies, including Internet-based computer languages such as Java, that are independent of platform or operating system thereby reducing the need for "porting" current technologies and products to multiple computing platforms and new releases of operating systems and computer programming languages. The Company also believes that as enterprises expand their use of intranet and Internet technologies, these enterprises will need to integrate older, or legacy, computing applications and hardware systems into new enterprise-wide systems. Consequently, the Company has begun to develop and market "Web-enabled" products that are designed to permit the Company's existing products to be used with the Internet, and new platform-independent products based upon its computational algorithm libraries and visual data analysis software that are "Web-architected," or specifically designed with Internet standards and protocols for use in intranets or the Internet. In addition, the Company is actively participating in setting industry standards in intranet and Internet technologies because it believes that maintaining open industry standards will be important to the development of these technologies.

    LEVERAGE MARKET POSITION. The Company believes that the emergence of intranets and the Internet will increase the market for distributed software applications generally, and data analysis and computationally intensive applications specifically. The Company intends to leverage its market position, installed customer base and IMSL Libraries and PV-WAVE brand names to exploit intranet and Internet market opportunities. Visual Numerics will seek to expand customer awareness of the benefits of distributed applications, including collaborative computing and efficient resource utilization.

    ESTABLISH JNL LIBRARY AS THE STANDARD FOR INTRANET AND INTERNET NUMERICAL COMPUTING. The Company believes that users of Java or other computer languages developed for intranets and Internet will require sophisticated numerical and computational functionality at a level that Java does not currently provide. Consequently, the Company is seeking to establish its JNL Library as the computational application programming interface for future versions of Java. Although the developer of Java has indicated that it does not intend to make any near-term decisions regarding the incorporation of the JNL Library into Java, the

  Company is endeavoring to promote acceptance of the JNL Library as a market leader and, ultimately, market standard for numerical computing in intranet and Internet environments.

    DEVELOP TOOLKITS FOR SPECIFIC INDUSTRIES. The Company has developed versions of its visual data analysis products, called toolkits, to provide tailored applications for specific customer bases, and intends to develop and market other toolkits for targeted customers.

PRODUCTS

  The Company offers three basic categories of products: (i) comprehensive collections of computational algorithms, known as the IMSL Libraries; (ii) visual data analysis software products, consisting of the PV-WAVE family of advanced data analysis and visualization software; and (iii) platform-independent products under development, including Web-enabled versions of existing products and Web-architected new products.


                                                              MOST RECENT    SUPPORTED   U.S. SUGGESTED
          PRODUCT                     DESCRIPTION             RELEASE DATE    SYSTEMS      LIST PRICE
  -----------------------  ---------------------------------- ------------ ------------- --------------
  COMPUTATIONAL TECHNOLOGIES
   IMSL Fortran Numerical  Computational algorithm library      Sept/94    PC               $   495
    Libraries              used by developers working in                   workstation        4,400
                           Fortran                                         mainframe         16,300
                                                                           supercomputer     33,900
   IMSL Fortran 90 MP      Advanced algorithm library used       Oct/96    workstation        5,200
    Libraries              by developers working in Fortran                mainframe         19,900
                                                                           supercomputer     40,400
   IMSL C Numerical        Computational algorithm library       May/95    PC                   695
    Libraries              used by developers working in C                 workstation        4,400
                                                                           mainframe         16,300
                                                                           supercomputer     33,900
   Exponent Graphics       Library of charting and plotting      Dec/96    PC                   895
                           functions                                       work station       2,895
                                                                           mainframe         10,000
                                                                           supercomputer     20,000
  VISUAL DATA ANALYSIS TECHNOLOGIES
   PV-WAVE Foundation      Visual data analysis product          Oct/96    PC                 1,795
                                                                           workstation        4,000
   PV-WAVE Companion
    Technologies
    Mathematics            Numerical analysis enhancements       Oct/96    PC                   695
                           to PV-WAVE Foundation                           workstation        1,495
    Statistics             Statistical analysis enhancements     Oct/96    PC                   695
                           to PV-WAVE Foundation                           workstation        1,495
    Visual Exploration     Graphical user interface and tools    Oct/96    PC                   695
                           for PV-WAVE Foundation                          workstation        1,495
    PV-WAVE Advantage      PV-WAVE Foundation and all                      PC                 2,995
                           three Companion Technologies                    workstation        7,000
  PV-WAVE TOOLKITS
   Signal Processing       Special purpose analysis and          Oct/96
                           visualization tools for signal                  PC                   495
                           processing applications                         workstation          995
   Image Processing        Special purpose analysis and          Dec/96
                           visualization tools for image                   PC                   495
                           processing applications                         workstation          995
   Database Connection     SQL database interface                Nov/95    workstation          995
   GTGrid                  Gridding functions for noisy data     Mar/96    workstation          995
   ODBC Toolkit            Object data base connections for      Nov/96    PC                   495
                           Windows 95/NT compliant
                           databases

  The foregoing prices represent the suggested list price in the United States based upon the platform indicated and assuming a single installation and single site usage of the product. Prices vary with the number of users, number of sites using the product and class of computer. Visual Numerics also resells complementary products manufactured by other software companies where such products expand the functionality or utility of the Company's products.

  The following table identifies the Company's products under development:


                                                                                                   SUPPORTED
         PRODUCT                                DESCRIPTION                        STATUS/RELEASE   SYSTEMS
  ----------------------  -------------------------------------------------------- -------------- ------------
  WEB PRODUCTS
   Web-Enabled
    Wave-on-Web           Toolkit that enables PV-WAVE to be used on an                    Beta/            PC
                          intranet or the Internet. PV-WAVE Foundation is a        December 1996   workstation
                          prerequisite for this product
   PV WAVE                Toolkit that enables PV-WAVE to be used in for            Development/            PC
    Visualization Server  client/server environments using intranets or the                 1Q97  workstation/
                          Internet                                                                     servers
   Web-Architected
    JNL Library           Extension of basic numerical algorithm libraries to Java     Beta/1Q97     platform-
                          language                                                                 independent
   SmartTable Standard    Converts spreadsheets into a Java applet using JNL           Beta/1Q97     platform-
                          Library                                                                  independent
   SmartTable Analyst     Enhances SmartTable Standard by providing full JNL           Beta/1Q97     platform-
                          Library support, user defined functions, basic charting                  independent
                          and other capabilities
   VDA Standard           Java implementation of basic charting and plotting        Development/     platform-
                          functionality for SmartTable                                      3Q97   independent
   VDA Analyst            Full PV-WAVE visualization functionality implemented      Development/     platform-
                          in Java, including advanced charting and graphing,                4Q97   independent
                          image processing, animation, 3-D surface rendering
                          and multiple plot capabilities

  Prices of the Company's new Web products are being developed and future release dates of these products included in the table above represent the release dates anticipated by the Company. The Company's Web products are being designed to permit sale and distribution over the Internet.

COMPUTATIONAL TECHNOLOGIES

  The Company's IMSL Fortran, IMSL Fortran 90 MP and IMSL C Numerical Libraries are collections of mathematical and statistical algorithms that represent fully-tested, supported and maintained functions for use by scientists, researchers, engineers and IT professionals in developing software applications. The individual libraries include functions designed to take advantage of specific programming languages. All libraries have been developed to include extensive error checking and handling, exception checking and on-line documentation. Algorithms contained in the libraries have been programmed for efficiency and performance and are updated regularly. The Company also provides training and technical support for its products. Because application developers use different programming languages and operate computers on different platforms and different operating systems, the Company provides tools designed for an array of computing platforms, operating systems and programming languages. The IMSL Libraries run on VAX/OpenVMS, DEC/Alpha, DEC/Unix, IBM RS6000/AIX, Sun4/SunOS, Sun/MS-Solaris, Hewlett-Packard HP9000/HPUX, Silicon Graphics/IRIX, Cray/Unicos and personal computers running MS-DOS, Microsoft Windows and MacOS.

 IMSL Fortran Numerical Libraries

  The IMSL Fortran Numerical Libraries are written in Fortran 77 to support the needs of Fortran application developers. The IMSL Fortran Numerical Libraries comprise over 900 mathematical and statistical functions including linear matrix algebra, eigenvalue analysis, interpolation and approximation algorithms, integration and differentiation, differential equations, optimization, transforms and statistics.

 IMSL Fortran 90 MP Libraries

  The IMSL Fortran 90 MP Libraries include the complete Fortran Numerical Libraries plus over 60 of such functions specifically written to take advantage of the Fortran 90 language capabilities. The IMSL Fortran 90 MP Libraries provide easier implementation and higher performance for developers building applications for hardware such as parallel processors and supercomputers. Fortran 90 application developers use the Fortran Numerical Libraries for algorithms not included in the Fortran 90 MP Libraries. The Fortran 90 MP Libraries include linear equation solvers, eigenvalue computations, Fourier transforms and other utility functions.

 IMSL C Numerical Libraries

  The IMSL C Numerical Libraries comprise over 300 algorithms contained in the IMSL Fortran Numerical Libraries specifically designed and written to take full advantage of the C programming language. The Company believes that these functions are the most widely used by scientists, researchers, and engineers programming in C. These libraries eliminate the need to create and utilize C-to-Fortran bindings, a time-consuming and expensive method of accessing Fortran computer code from the C programming language. The IMSL C Numerical Libraries include linear equation solvers, eigenvalue analysis, interpolation functions, quadrature, transforms, differential equation solvers, optimization and statistical analyses.

 Exponent Graphics

  Exponent Graphics is an application development tool that provides developers with engineering and business plotting and charting functions. Because of this product's ease of use, the level of expertise required to program graphics applications is reduced. Exponent Graphics is available for a variety of windowing and computer platform environments.

VISUAL DATA ANALYSIS TECHNOLOGIES

  The Company develops, markets and sells the PV-WAVE family of advanced data analysis and visualization software that allows developers to create applications required to visualize, manipulate and analyze large or complex data sets easily. PV-WAVE is designed to permit developers to create customized applications for deployment to multiple users. The product family consists of three groups: PV-WAVE Foundation, PV-WAVE Companion Technologies, and PV-WAVE Toolkits. PV-WAVE is available for personal computers running Windows 95 and Windows NT, as well as the operating systems for Unix platforms manufactured by Digital Equipment Corporation, Hewlett-Packard Company, International Business Machines Corporation, Silicon Graphics, Inc. and Sun Microsystems, Inc.

 PV-WAVE Foundation

  PV-WAVE Foundation is an advanced, open system for data analysis and visualization, featuring industry standard data input/output processing, a symbolic graphical user interface debugger, and a wide variety of flexible data management functions driven by an array-oriented, fourth-generation programming language. Its graphical capabilities include two-, three- and higher dimensional plots, contours and surface renderings, geographical data mapping functions, volume visualization, multi-plot capabilities and image processing capabilities. The software is easy to use, customizable and extendible and supports cross-platform compatibility, thereby permitting both application development and the delivery of end-user applications. Developers can use PV-WAVE as a rapid prototype development environment to "plug in" and test algorithms or functions for use in other applications. Alternatively, developers can customize PV-WAVE and deploy it as a visual data analysis application to multiple users. PV-WAVE Foundation is a prerequisite for the PV-WAVE Companion Technologies and Toolkits.

 PV-WAVE Companion Technologies

  PV-WAVE Foundation has three Companion Technologies which expand the general functionality and utility of the PV-WAVE Foundation. The Mathematics Companion Technology integrates the more popular mathematical algorithms and numerical methods available in the IMSL Numerical Libraries into PV-WAVE allowing users to perform sophisticated data analysis. The Statistics Companion Technology integrates the more popular statistical algorithms available in the IMSL Numerical Libraries into PV-WAVE to enable users to perform advanced statistical data analysis. The Company's Visual Exploration Companion Technology provides high-level graphical interface components and a pre-developed graphical user interface to help facilitate application development. It includes pre-fabricated components in source code format and can serve as a framework for creating customized applications. The Companion Technologies can be added to PV-WAVE Foundation individually or collectively. The Company bundles and sells PV-WAVE Foundation with the Companion Technologies as a set called PV-WAVE Advantage.

 PV-WAVE Toolkits

  The toolkits supplement PV-WAVE Foundation and the Companion Technologies with specialized sets of pre-defined application tools. Toolkits are special-purpose packages focused on a specific market or application. The Company believes that businesses and organizations prefer visual data analysis software focused on specific applications to the more general applications available in PV-WAVE Foundation and the Companion Technologies.

  Signal Processing Toolkit. The Signal Processing Toolkit is a broad
  -------------------------
selection of pre-defined and customizable digital signal processing functions designed to improve data analysis and simulations in a PV-WAVE system, including transfer function-based filters as well as the ability to include custom-designed filters, and Fourier and wavelet analysis. It is designed to make the PV-WAVE system more functional and marketable to users in industries engaged in signal analysis, such as certain segments of the telecommunications industry.

  Image Processing Toolkit. The Image Processing Toolkit provides an extensive
  ------------------------
set of image processing and filtering algorithms for a wide variety of image processing data formats. It provides users that have sophisticated, as well as basic, image processing and manipulation needs with the tools essential for creating their applications such as medical image processing of CAT scan or MRI images, earth resource image processing and photographic digital image processing. The Imaging Processing Toolkit is designed to make the PV-WAVE system more functional and marketable to users in industries requiring image processing capabilities.

  Database Connection Toolkit. The Database Connection Toolkit provides direct
  ---------------------------
connection, query, extract and visual analysis of SQL databases. The package supports the execution of standard SQL commands from PV-WAVE for data extraction and direct input into PV-WAVE. It provides the ability to integrate popular databases such as Oracle and Sybase with PV-WAVE.

  GTGrid Toolkit. The GTGrid Toolkit is a powerful gridding environment that
  --------------
simplifies data analysis and interpretation. The tool is designed to work with data that contains extraneous noise or nulls. GTGrid provides powerful numerical interpolation and extrapolation methods that can help filter this type of data. GTGrid is useful in geophysical, electrical and mechanical engineering applications, for which real-time data acquisition systems are used to monitor and evaluate tests or performance.

WEB PRODUCTS

  The Company is developing its Web products to extend its computational and visual data analysis technologies to intranet and Internet computing environments. The Company is developing products designed to provide advanced mathematical and statistical computational functionality for Java-based applications.

 Web-Enabled Products

  Web-enabled products are enhancements to existing products that are designed to allow them to be used or accessed in intranet and Internet environments. These enhancements permit customers to leverage their investments in existing software, data storage and computing systems by deploying applications that take advantage of Internet technology in their current business operations. The Company has enhanced PV-WAVE to enable its use in intranet and Internet computing environments and is developing similar enhancements to the IMSL Fortran 90 Libraries. Wave-on-Web, the Company's initial product release for the Internet, is a toolkit that allows developers to create Java-enabled PV-WAVE applications. These tools provide extensions for support of the GIF, JPEG, HTML and VRML Internet standards as well as the reading of files from a URL. Java users can call, and be called by, PV-WAVE to distribute visual data analysis applications over intranets or the Internet. In addition, PV-WAVE sessions can be conducted over intranets or the Internet using Java-enabled browsers such as Netscape Navigator and Internet Explorer. Client-side solutions are also available for running PV-WAVE as a browser helper application.

 Web-Architected Products

  JNL Library. The JNL Library is a subset of the Company's IMSL Libraries
  ------------
that includes basic numerical functions implemented in Java. The JNL Library is designed as an application programming interface that is intended to be directly incorporated into Java and accessible by any Java-based application. The JNL Library forms the foundation required for developing Java-based applications with advanced computational functionality. Its fundamental algorithms and functions include basic linear algebra, complex numbers, statistics, and finance. Although the developer of Java has indicated that it does not intend to make any near-term decisions regarding the computational foundation for Java or the incorporation of the JNL Library into Java, the Company is endeavoring to promote acceptance of the JNL Library as a market leader and, ultimately, market standard for numerical computing in intranet and Internet environments.

  SmartTable Standard. SmartTable Standard is an application development tool
  --------------------
that converts an existing spreadsheet into a Java applet while preserving all the formulae and calculations defined in the spreadsheet. This Java applet is designed to be deployed to any computer with a Java-enabled browser. Initially configured to convert Microsoft Excel spreadsheets, the Company intends to enhance SmartTable to support all major commercially available spreadsheet software. This product provides the ability to deploy spreadsheet applications across intranets and the Internet without regard to computer platform.

  SmartTable Analyst. SmartTable Analyst is an application development
  -------------------
environment for the professional developer with sophisticated spreadsheet requirements. This product builds on SmartTable Standard and includes more sophisticated capabilities such as user-defined functions, charting and plotting, and more complex spreadsheet relationships. A developer can use SmartTable Analyst to create Java applets that can be deployed to any computer with a Java-enabled browser. The Company anticipates that the initial product release will be able to support Microsoft Excel and that later versions will support other popular spreadsheets programs.

  VDA Standard. The Company is developing VDA Standard as a Java language
  -------------
implementation of basic charting and graphing functionality, including area, bar, column, pie, doughnut, line, XY scatter, high-low-close and three-dimensional surface plots.

  VDA Analyst. The Company is developing VDA Analyst as an extension of VDA
  ------------
Standard, to provide a Java product with the equivalent functionality of PV-WAVE. In addition to the basic charting of VDA Standard, VDA Analyst will offer advanced charting and graphing, image processing, sophisticated three-dimensional surface rendering, animation, volume rendering and multi-plot capabilities.

TECHNICAL SUPPORT AND TRAINING

  The Company's technical support staff responds to customer inquiries relating to the installation and use of the Company's products. Technical support is provided by Visual Numerics' staff of support engineers in North

America, by the Company's subsidiaries in the United Kingdom, France, Germany, Japan and Taiwan, and by staff support engineers and local distributors in the rest of the world. Technical support is bundled with maintenance and is offered on an annual fee basis. Support is provided by phone, fax, e-mail and Internet services, as well as a Frequently Asked Questions service and an electronic newsgroup on the Internet for interested customers.

  Visual Numerics also offers training courses and workshops relating to the use of its products. The courses are provided several times each month and are taught by the Company's trainers at its facilities in Houston, Texas and Boulder, Colorado. Outside of North America, the courses are given by the Company's subsidiaries, distributors and training contractors. Training courses can also be provided at a customer site under special arrangements.

ENGINEERING CONSULTING SERVICES

  The Company provides application-level consulting, customization and porting to strategic computer architectures in North America and Europe on a fee-for-service basis. These services provide custom application development, primarily for PV-WAVE customers, but are being expanded in the Web Products Division for Java development and implementation.

INDUSTRY RELATIONSHIPS

  The Company believes that its relationships with key organizations are significant to its development and marketing strategy, including the Company's strategy to develop products for intranets and the Internet. The Company has entered into technical cooperation, information sharing and developer support agreements with Sun Microsystems, Inc., Digital Equipment Corporation, Hewlett-Packard Company, Silicon Graphics, Inc., Informix Corporation and Oracle Corporation. The Company believes it is better able to access and help define industry standards and to exchange important technical data through such arrangements. The Company has a Developers Edge Gold relationship with Netscape Communication Corporation that provides the Company with early beta releases of Netscape's Internet software, as well as a forum for direct communications with Netscape's developers. The Company also shares technical information through informal relationships with certain developers of products for intranets and the Internet, including Netscape, JavaSoft, Inc., Intel Corporation, Silicon Graphics, Inc. and Borland International, Inc. As a part of the Company's marketing strategy it has developed cooperative marketing relationships with certain computer manufacturers, including Digital Equipment, Sun Microsystems, Hewlett-Packard, Silicon Graphics and Informix.

CUSTOMERS

  The Company's products have been deployed by organizations operating in a broad range of industries, including aerospace, research and defense, automotive, computers and electronics, education, financial services, and telecommunications. No single customer accounted for more than 4% of the Company's total revenues in 1996, and the top 20 customers accounted for an aggregate of slightly more than 10% of total revenues. The following is a list of representative customers:

   AEROSPACE, RESEARCH AND DEFENSE   AUTOMOTIVE             COMPUTERS/ELECTRONICS
   -------------------------------   ----------             ---------------------
    Boeing                            Caterpillar             EDS
    Hughes Aircraft                   Cummins Engine          Hewlett-Packard
    Lockheed Martin                   Ford                    Sun Microsystems
    McDonnell Douglas                 General Motors          Texas Instruments
    Northrop Grumman                  Nissan                  TRW
   EDUCATION                         FINANCIAL SERVICES     TELECOMMUNICATIONS
   ---------                         ------------------     ------------------
    Johns Hopkins University          Deutsche Bank           AirTouch Cellular
    Massachusetts Institute of
     Technology                       Goldman Sachs           GTE
    Max Planck Institute              Lehman Brothers         Motorola
    Tokyo University                  Nomura Securities       Siemens
    University of California,
     Berkeley                         Prudential Securities

MARKETING, SALES AND DISTRIBUTION

 Marketing

  Visual Numerics utilizes traditional marketing tools for the creation of product awareness and lead generation, including direct mail, advertising, brochures, telemarketing and public relations. Visual Numerics also invests heavily in the generation of future demand for its products by licensing its software products at a substantial discount to universities that agree to use such products in teaching and research. Approximately 1000 colleges and universities throughout the world have licensed one or more of the Company's products for use in both graduate and undergraduate instruction. In response to the development of the Internet as a major source of information for application developers, the Company has modified its marketing programs to utilize the Internet. While the Company's marketing programs continue to utilize traditional marketing communications devices, potential customers are typically directed to the Company's Web site for most marketing information and communications. The Company still accepts phone, fax or reply card information requests, but even these responses are designed to direct the inquirer to the Web site. This approach continues to create market awareness for Visual Numerics and shorten the response time and sales cycle because prospects can immediately obtain information directly via the Internet.

 Sales

  Visual Numerics markets and sells its products primarily through its own direct sales organization, consisting of sales personnel and technical sales engineers. The Company has 30 sales and technical sales support personnel located in Houston and Boulder and 60 additional representatives throughout its operations in Europe and Asia. The North American sales organization is segmented into a group organized by geographic territory and a group which focuses on major accounts. The Company also has licensed more than 30 international distributors, principally to serve customers in regions not serviced by the Company's direct sales organizations. The Company has established strategic relationships with computer hardware and software vendors that enable Visual Numerics to broaden the geographic and market scope for its products through joint promotional and selling activities.

  Visual Numerics also has several OEM/reseller relationships for specific products and platforms. For example, Microsoft bundles the IMSL Fortran Numerical Library with its MS Fortran Professional Package,

Absoft includes the IMSL Fortran Numerical Library in the version of its Fortran compiler products for the Macintosh platform, Hewlett-Packard includes PV-WAVE as an optional package with its HP-VEE testing software and General Electric Medical Systems includes a special version of PV-WAVE as an option with its medical scanner systems. In aggregate, the total revenue from these relationships represents less than 5% of the Company's total revenues. Visual Numerics plans to continue to develop similar relationships, particularly with respect to its Web products.

 Distribution

  Product distribution for commercially released software has been through traditional media (magnetic tapes and CD-ROMs) shipped directly to the customer or the Company's international subsidiary or distributor as required. The Company has utilized electronic distribution for beta evaluations and versions incorporating minor corrections for the last two years, and the Company intends to expand its electronic distribution activities during the next 12 months in an effort to make it the dominant form of product distribution. As a result of the expanded utilization of electronic product distribution, the Company expects to realize savings in distribution costs and increased customer satisfaction.

PRODUCT DEVELOPMENT AND ENGINEERING

  The Company's success will largely depend upon its ability to maintain and enhance its traditional product lines and develop new products. Over the past two years, the Company made substantial investments in the development of computational algorithm libraries based upon object-oriented technologies, including approximately $824,000 on the development of C++ language versions of these libraries. Based upon the Company's belief that Java will be the leading object-oriented language, the Company decided to focus its resources on the development of Java-based products and has suspended development of its C++ products. The Company expects that the knowledge and experience gained in developing C++ products will accelerate its development efforts for Java-based products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The market for intranet and Internet products is dynamic and rapidly changing, characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. Consequently, the Company's success depends upon its ability to develop and introduce in a timely manner new products that take advantage of technological advances, adhere to emerging standards and provide necessary functionality to customers. The Company utilizes a rigorous product planning and development process, but has from time to time experienced delays commonplace in the software industry. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards, or that the Company's enhanced or new products will adequately address the changing needs of the marketplace. See "Risk Factors--Uncertainty of Market Acceptance; Lack of Marketing Experience in New Product Segment," "--Rapid Technological Change" and "--Risk of Product and Other Liability or Product Defects."

COMPETITION

  The markets for the Company's products are intensely competitive, subject to rapid changes, new product introductions and other activities by participants in the industry. The Company's products are targeted at software applications developers who utilize computational algorithms and visual data analysis software. Several companies currently offer products in these markets. The Company believes that the principal competitive factors are product quality, functionality, performance, reliability, support, reputation, price and compatibility with hardware platforms, operating systems and programming languages.

  The Company believes that its primary competition for computational algorithms comes from internal development efforts of customers and potential customers. A potential customer may have significant resources to devote to the internal development of computational algorithms, and some application developers may prefer to develop and use their own algorithms instead of commercially available ones. Certain manufacturers, including IBM, Digital Equipment and Silicon Graphics, include computational libraries in their operating systems or offer sets of computational algorithms with certain application developer software. The Company's computational algorithm products also compete with algorithm libraries that are in the public domain or are available to users as shareware. In the following product areas, the Company also competes with the following companies: computational algorithm libraries--Rogue Wave Software, Inc., The Numerical Algorithms Group Ltd., Waterloo Maple Inc. and Wolfram Research, Inc.; visual data analysis software--Advanced Visual Systems Inc., Mathsoft, Inc., The MathWorks, Inc., Research Systems, Inc., SAS Institute Inc. and SPSS, Inc.; Java application development tools--Rogue Wave Software, Inc. The market segments addressed by the Company sometimes differ from the segments addressed by its competitors. There can be no assurance that these competitors will not seek to broaden their product offerings.

  In the area of intranet and Internet products, companies such as Microsoft, are developing alternatives to Java and companies such as Borland are developing integrated development environments and associated development tools that may compete with the Company's new products under development. Several of these competitors have the ability to offer a single vendor solution which may have certain competitive advantages over the Company's products. Many of these existing and potential competitors have substantially greater financial, technical, marketing and sales resources than the Company, and there can be no assurance that a competitor will not develop equivalent or superior technology to that of the Company. The Company expects competition to increase as a result of software industry consolidation. In view of the breadth of the Company's products, the Company believes that competition is likely to come from several competitors, rather than one competitor, each of which will compete with selected Company product offerings. Increased competitive pressures are likely to erode product prices, revenues and gross margins and could result in a loss of market share by the Company. Failure of the Company to counter competitive pressure would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Competition."

PROPRIETARY RIGHTS

  The Company relies on a combination of trademark, copyright and trade secret laws as well as employee and third-party non-disclosure agreements, confidentiality procedures and contractual provisions to protect its proprietary technology. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which offer limited protection. The Company currently holds no United States or international patents relating to its proprietary technology. There can be no assurance that the measures taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of the technology or independent development of similar technology by others. In addition, there can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

  Generally, multi-site and multi-user license sales are accompanied by specifically negotiated agreements signed by the licensee. In the case of single user sales and for other sales that are not negotiated, the Company relies upon its "shrink wrap" licenses which are not negotiated with or signed by licensees. Certain provisions of the Company's shrink wrap licenses, including provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of various countries in which the Company's products may be sold may not protect the Company's products and intellectual property rights to the same degree as the laws of the United States.

  The Company is not aware of any patent infringement charge or any violation of other proprietary rights claimed by any third-party relating to the Company or to the Company's products. The computer software market, however, is characterized by frequent and substantial intellectual property litigation. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. There can be no assurance that third parties will not assert intellectual property infringement claims against the Company or that any such claims will not require the Company to enter into royalty or other arrangements or result in costly litigation. If infringement were alleged, the Company could be required to discontinue the use of certain software or to cease the use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that the Company, in the event it were required to discontinue use or sale of such products, would be able to develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially acceptable to the Company. See "Risk Factors--Limited Protection of Proprietary Technology."

  The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used to perform key functions such as license management, help-file viewing, and graphics device driver interfaces. Included in these third-party arrangements are the paid-up license for the PV-WAVE kernel from Research Systems, Inc., a royalty license arrangement for the HOOPS graphics device drivers from Aldus Corporation, an annual maintenance license fee to Globetrotter for its FlexLM license manager software, an annual license fee for the Frameviewer Software from Frame Technologies, and an similar license arrangement with Bristol for its HyperHelp software for on-line help. As of the date of this Prospectus, all minimum royalties due to these licensors have been paid by the Company. There can be no assurance, however, that these third-party software licenses will continue to be available to the Company on commercially reasonable terms, if at all. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated and could materially adversely affect the Company's business, financial condition or results of operations.

EMPLOYEES

  As of December 31, 1996, the Company had 182 employees and full time consultants, including 37 in product development, 94 in sales and marketing, 18 in customer support and engineering services, 27 in finance and operations and 6 in executive administration. The Company also employs additional part time employees and contractors who in the aggregate equal approximately 8 full time employees. None of the Company's employees is represented by a labor union and the Company considers its employee relations to be good. In addition to the employees, the Company utilizes the services of contractors to perform various functions or projects. These services include all areas of the Company's operations. The utilization of contract services allows the Company to adjust its work force economically as its needs require without incurring the penalties or expenses associated with obligations to regular employees.

FACILITIES

  The Company's corporate headquarters are located in Houston, Texas and consist of approximately 56,000 square feet of office space. The lease relating to the Houston facility expires in June 2003. The Company also maintains a sales, marketing and product development facility in Boulder, Colorado consisting of 25,000 square feet of office space under a lease expiring in June 1997. The Company intends to relocate its office in Boulder and is negotiating for new office space in the Boulder area. Diablo Management Group ("Diablo"), an affiliate of the Company's President, has leased approximately 1,300 square feet of office space in the San Francisco Bay Area in Danville, California, under a one-year lease expiring December 31, 1997 to be used for the development and marketing activities of the Web Products Division. Diablo has agreed to sublease such facility to the Company on the same terms as the lease from the lessor subject to receipt of the landlord's consent. The Company, through its subsidiaries, also leases space for sales and support offices in five additional international locations, including England, France, German, Japan and Taiwan. The Company intends to lease additional office space in Korea and possibly Mexico City for sales and support. See Note 5 of Notes to Consolidated Financial Statements.

LEGAL PROCEEDINGS

  Counsel retained by Mr. Warner for the former PVI stockholders has asserted that the offering contemplated by this Prospectus would not meet certain standards set forth in the Company's Articles of Incorporation and the PVI Merger Agreement and, therefore, the Preferred Stock would not automatically convert into Common Stock and the former PVI stockholders' repurchase right would not automatically terminate. They also asserted that the offering would breach a fiduciary duty owed to the Company's shareholders and demanded that the Company terminate the offering and that failure to terminate the offering will lead to litigation. Although the Company believes the allegations are without foundation and that it will prevail in any such action relating to the offering, there can be no assurance that an action challenging this offering will not be brought or what the outcome of any such action would be. Failure by the Company to prevail against this challenge to the offering would have a material adverse effect on this offering and the Company's business, financial condition and results of operations.

  In April 1994, American Airlines, Inc. asserted a claim against the Company alleging the breach of a March 1992 agreement to provide customized software and seeking damages, including alleged actual damages totaling approximately $780,000. The parties are attempting to resolve the matter through mediation. The Company anticipates that it will establish a reserve in the amount of approximately $400,000 in its financial statements for such contingency. Although the Company believes it has meritorious defenses to some or all of the claims asserted, it has made a settlement proposal. If not accepted, the Company intends to defend the proceedings vigorously; however, there can be no assurance that the Company will ultimately prevail. An adverse outcome in this proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

  On May 29, 1996, the IRS notified the Company of a deficiency in PVI's tax returns for the years ended March 31, 1990 and March 31, 1992, liability for which the Company assumed upon its acquisition of PVI in December 1992. The IRS asserted a deficiency of $1.2 million plus interest of approximately $500,000 by challenging PVI's transfer pricing arrangements with its foreign subsidiaries for such fiscal years on the basis that an alleged low transfer price to foreign subsidiaries understated the Company's United States tax liability. In July 1996, the Company formally protested the IRS's finding and requested a hearing before the regional examiner. The Company's financial statements do not contain a reserve for such contingency. The Company intends to defend the proceeding vigorously, however, an adverse outcome would have a material adverse effect on the Company's business, financial condition and results of operations.

  In connection with the payment of taxes due under its 1994 tax return, the Company has reached agreement on a 12-month payment plan; however, as a part of such proceeding the IRS has indicated that it has placed a lien on the Company's assets. Such a lien could give rise to a default under the Company's bank credit agreement, which, in turn, could result in an acceleration of amounts due under such agreement, a termination of such facility or a renegotiation of terms thereof.

  See "Risk Factors--Risk Relating to Holders of Preferred Stock," "--Legal Proceedings," "--Risks Associated with International Operations," "--Need for Additional Capital," "Business--Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Note 10 of Notes to Consolidated Financial Statements.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of December 31, 1996 are as follows:

            NAME            AGE                     POSITION
            ----            ---                     --------
 Charles W. Johnson(1)(2)..  67 Chairman of the Board
 Richard G. Couch(1).......  50 President, Chief Executive Officer and Director
 Robert F. Strosser(1).....  55 Executive Vice President, Chief Financial
                                Officer, General Manager, Asian Business
                                Operations, and Director
                                Executive Vice President, Marketing and
 Ted R. Charter(1)(3)......  59 Development, and Director
                                Vice President, General Manager, Web Products
 Donald G. Kainer..........  45 Division
 William P. Hayes III......  48 Vice President, North American Sales
                                Vice President and General Manager of Visual
 David Lloyd...............  49 Numerics, Europe
 Byron E. Fetters..........  47 Vice President, Administration, and Controller
 Thomas E. Congdon(2)(3)...  70 Director

--------
(1) Member of the Executive Committee
(2) Member of the Audit Committee
(3) Member of the Compensation Committee

  Charles W. Johnson co-founded the Company in October 1970 and has served as its Chairman of the Board of Directors since inception. Mr. Johnson, who continues to devote substantial time to the Company, is involved in marketing, development and sales. His activities in these areas include strategic product planning, product definition and review, technical conference planning and participation, university liaison, major account selling, and strategic partnering programs. From July 1993 to present, Mr. Johnson has also served as an advisor to Heritage Bank & Trust. From December 1991 to December 1996, Mr. Johnson served as a Director of Congdon Orchards, Inc., an agricultural company, and as Vice Chairman from September 1992 to December 1996. Before forming the Company, Mr. Johnson worked for International Business Machines Corporation as a Systems Engineering Manager from January 1959 to May 1970. Mr. Johnson received a B.S. in Civil Engineering from University of Wisconsin, Madison and an Advanced Engineering degree from Massachusetts Institute of Technology.

  Richard G. Couch has served as President, Chief Executive Officer and a Director of the Company since August 1990. Since September 1986, Mr. Couch has also been Chairman of the Board, Chief Executive Officer and Managing Principal of Diablo Management Group ("Diablo"), a management consulting company that provides services primarily to companies involved in turnarounds, work-outs, reorganizations and liquidations. Through Diablo he has often been retained as an interim or part-time executive officer or director to turn around, restructure or sell the assets of underperforming companies, some of which are taken through formal bankruptcy reorganization. Since January 1992, Mr. Couch has been retained as President and Chief Executive Officer of Allez, Inc. ("Allez"), a retailing company, to oversee and implement its liquidation and the sale of its assets through a bankruptcy pursuant to a petition filed under Chapter 11 of the U.S. Bankruptcy Code in April 1992. Since January 1991, Mr. Couch has served as Vice President of MedChoice Warehouse Club, Inc., a medical supply retailing company, to discontinue its operations and liquidate its assets pursuant to a Chapter 11 bankruptcy petition filed in March 1991. Since January 1990, Mr. Couch has served as Vice President of Craftmart, Inc., a retailing company, to liquidate and distribute the company's assets under a Chapter 11 bankruptcy petition filed in April 1990. Mr Couch also serves as a Chapter 11 bankruptcy trustee for Xebec under a petition filed in March 1990. Through Diablo, he has also served in executive capacities in restructuring companies not in bankruptcy, including I.M.S. Inc., Optilink and the snack-foods businesses of General Foods Industries. Before founding Diablo, Mr. Couch served in various executive capacities for Inco Venture Capital Management, Victor Technologies Inc., Infoscribe, Inc. and Xerox Corporation. Mr. Couch received a B.A. in Social Science from the University of Buffalo, and an M.S. in Industrial Psychology and an M.B.A. in Finance and Economics from the Simon School of Business at the University of Rochester.

  Robert F. Strosser has been the Company's Executive Vice President, Operations Support, and Chief Financial Officer of the Company since September 1991, General Manager, Asian Business Operations since November 1995 and a Director since January 1994. Prior to joining the Company, Mr. Strosser held positions as Vice President of Worldwide Materials Logistic Operations and Vice President of Finance and Operations Support at Unisys Corporation from March 1985 to August 1990. Prior to joining Unisys, Mr. Strosser was Controller at Xerox Corporation. Mr. Strosser has been a principal of Diablo since 1991. Mr. Strosser received a B.E. in Mechanical Engineering from Youngstown State University in 1964, an M.S. in Mechanical Engineering from Carnegie Mellon University and an M.B.A. in Finance from The Wharton School, University of Pennsylvania.

  Ted R. Charter joined the Company in January 1991 and has been its Executive Vice President, Marketing and Development since August 1996 and a Director since April 1994. Mr. Charter has held various positions at the Company including Executive Vice President, Strategic Marketing and Business Development from July 1995 to August 1996, Executive Vice President, European Operations from January 1994 to July 1995, Executive Vice President and Chief Operating Officer from January 1992 to January 1994 and Vice President, Business Development from January 1991 to January 1992. Prior to joining the Company, Mr. Charter had over 15 years of management experience with companies such as Xerox Corporation, CalComp, Inc. and Eclat Incorporated. Mr. Charter has been a principal of Diablo since 1988. Mr. Charter received his B.S. in Electrical Engineering from University of Southern California.

  Donald G. Kainer has been the Vice President, General Manager, Web Products Division of the Company since August 1996. Mr. Kainer has held numerous management and executive management positions since joining the Company in June 1974 including Vice President, Product Development from August 1994 to July 1996, Vice President, Visual Data Analysis from October 1993 to July 1995, and Program Business Manager from August 1990 to September 1993. Mr. Kainer received his B.S. in Mathematics and Computer Science and his M.B.A. from the University of Houston.

  William P. Hayes, III has served as Vice President, North American Sales of the Company since October 1996. He has held numerous management and executive management positions at the Company including Vice President, European Operations from July 1995 to September 1996, Vice President and General Manager, Application Development Technologies Division from November 1993 to June 1995, Vice President, Marketing from March 1992 to October 1993, and Director of Marketing from January 1991 to March 1992. Mr. Hayes received his B.S. in Marketing and Economics and his M.B.A. in Finance from Northeastern University.

  David Lloyd has been Vice President, European Channel Development of the Company since August 1996. He has held management positions with the Company including Vice President, North American Sales from November 1995 to August 1996 and Vice President, General Manager of the Company's Application Development Technologies Division from July 1995 when he joined the Company until November 1995. From October 1991 to April 1995, Mr. Lloyd was involved in the management of various international operations for Legent, Inc., a software company, including as General Manager, Spanish Operations from December 1993 to April 1995, as President of Japanese Operations from April 1993 to November 1993 and as Managing Director of Italian Operations from October 1991 to March 1993. From August 1986 to September 1991, Mr. Lloyd held several positions with On-Line Software Inc., a software company, including Senior Vice President of International Operations, Vice President of European Operations and Managing Director of United Kingdom Operations. Mr. Lloyd read History at St. Cassian's College in the United Kingdom.

  Byron E. Fetters has been the Vice President, Administration and Controller of the Company since January 1995. Mr. Fetters has served with the Company since September 1993, including as Vice President and Controller from March 1994 to January 1995, and as a consultant from September 1993 to March 1994. From March 1990 to present, Mr. Fetters has been an associate with Diablo. From January 1992 to present, through his consulting activities with Diablo, he has served as Vice President and Chief Financial Officer of Allez, which filed a petition under Chapter 11 of the Bankruptcy Code in April 1992. Mr. Fetters received his B.S. in Accounting from Southwestern Oklahoma State University.

  Thomas E. Congdon has served as a Director of the Company since April 1988. From May 1992 to present, Mr. Congdon has been the Chairman of the Board and Chief Executive Officer of Saint Mary Land & Exploration Company, an oil, gas and real estate company. From 1980 to 1991, he was the founder and Chairman of CoCa Mines, Inc., a precious metals mining company. Mr. Congdon received a B.A. from Yale University and an M.B.A. from the Harvard Business School.

  The Company's Bylaws authorize up to nine directors and provide that the Board shall determine the exact number of directors. At present, the Company's Board has fixed the number of directors at six and currently the Board has one vacancy. Directors hold office until the next annual meeting of shareholders, or until their successors have been elected and qualified. The Board of Directors elects the Company's officers, and such officers serve at the discretion of the Board of Directors of the Company. The Company has granted certain rights to the former PVI stockholders to entitle their representative, James R. Warner, to observe meetings of the Board of Directors that do not involve matters relating directly to the former PVI stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

  There are three standing committees of the Board of Directors, the Executive Committee, the Audit Committee and the Compensation Committee. The Executive Committee, consisting of Messrs. Couch, Charter, Johnson and Strosser, meets to decide issues relating to the management and operation of the Company in the ordinary course of business. The Audit Committee, consisting of Messrs. Congdon and Johnson reviews the Company's annual audit and meets with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, consisting of Messrs. Charter and Congdon, makes recommendations to the Board regarding compensation for certain of the Company's personnel and administers the Company's stock plans.

DIRECTORS' COMPENSATION

  Outside directors are not compensated for attendance at meetings of the Board of Directors or any committees thereof but are reimbursed for reasonable expenses incurred in attending Board meetings. In addition, in May 1994, Mr. Congdon received an option to purchase 5,000 shares of Common Stock at an exercise price of $0.39 per share pursuant to the Company's 1993 Stock Plan. Additionally, nonemployee directors of the Company are eligible to participate in the Company's 1993 Stock Plan. See "--Stock Plans."

  The Board of Directors elects the Company's officers, who serve at the discretion of the Board. Mr. Congdon is the first cousin of Mr. Johnson's wife, Jennifer C. Johnson. Mrs. Johnson is a principal shareholder of the Company. Other than the relationship between Mr. Congdon and Mr. Johnson there are no family relationships among the directors or officers of the Company.

TECHNICAL ADVISORY BOARD

  The Company has established a technical advisory board (the "Technical Advisory Board") consisting of engineers, mathematicians and computer scientists. The membership of the board is periodically changed in order to reflect the strategies and directions of the Company. The Technical Advisory Board meets twice a year and is consulted throughout the year as needed. The members of the Technical Advisory Board do not receive compensation for their service on the board, however, the Company pays for expenses associated with travel to and from the meetings. Most members of the Technical Advisory Board are employed by institutions other than the Company and may have commitments to, or consulting or advisory agreements with, other entities that may limit their availability to the Company. The members of the Technical Advisory Board are:

    Dr. E. Andrew Boyd, Associate Professor, Department of Industrial Engineering at Texas A&M University

    Dr. Katherine B. Ensor, Associate Professor of Statistics at Rice
  University

    Dr. James E. Gentle, Professor of Computational Statistics at George Mason University and Program Director of Statistics for the National Science Foundation

    Dr. Ronald D. Kriz, Associate Professor in the Department of Material Science and Engineering at Virginia Polytechnic Institute and State University

    Dr. Ewing L. Lusk, Senior Computer Scientist in the Mathematics and Computer Science Division of Argonne National Laboratory and Scientific Director of its High-Performance Computing Research Facility

    Dr. Fred T. Krogh, Senior Mathematician at the Jet Propulsion Laboratory

    Dr. Martin R. Satter, Chief PET Physicist, Department of Nuclear Medicine/PET at Kettering Medical Center

EMPLOYMENT AND CONSULTING AGREEMENTS

  In January 1995, the Company entered into a consulting agreement with Mr. Couch that provides for him to receive monthly payments of $25,000 and an annual target bonus of $150,000 based upon achieving performance objectives. This agreement may be terminated by Mr. Couch or the Company upon 30-days' written notice. If the Company terminates Mr. Couch other than for cause, he will receive a payment equal to 12-months' consulting fee, health benefits and life insurance for two years and accelerated vesting of outstanding stock options or shares subject to a repurchase option. On January 1, 1995, Mr. Couch accepted a $100,000 principal amount unsecured 12-month promissory note in satisfaction of the 1994 bonus payment. This promissory note is payable in monthly installments and bears an interest rate of 8.5% per annum. Approximately $26,000 remains payable under the note. See "Certain Transactions" and "--Stock Plans."

  In January 1995, the Company also entered into employment agreements with Messrs. Charter, Strosser, Kainer, Hayes and Johnson which provide for an annual salary of $194,295, $177,216, $133,582, $129,018 and $127,458
respectively. These employment agreements generally provide for periodic incentive cash bonuses pursuant to any incentive bonus programs, severance pay equal to six months' salary upon involuntary termination other than for cause, and acceleration of vesting of all unvested options upon a change of control of the Company, as defined in such agreement, and that such accelerated options are to remain exercisable until the earlier to occur of the second anniversary from the date of the change of control or the original expiration date of such option. Mr. Johnson's employment agreement provides for him to be retained as a consultant for a period of three years if terminated other than for cause at a per annum consulting fee equal to his salary as of the date of termination. These employment agreements may be terminated by the Company or the employee upon 30 days' notice. On January 31, 1995, Mr. Charter accepted a $74,000 unsecured eight-month promissory note in satisfaction of the 1994 bonus payment. This promissory note is payable in monthly installments and bears interest at a rate of 8.5% per annum. Approximately $19,000 remains payable under the note to Mr. Charter.

  In January 1995, the Company entered into a consulting agreement with Mr. Fetters providing for compensation of $2,400 per week plus periodic incentive cash bonuses pursuant to an incentive bonus programs. The agreement may be terminated by Mr. Fetters or the Company upon 90 days' notice. In May 1995, the Company entered into a consulting agreement with Mr. Lloyd providing for an annual salary of $125,000, certain bonus payments and severance payments equal to three months' salary upon involuntary termination other than for cause.

  In March 1996, the Company entered into a three-year consulting agreement with James R. Warner to serve as a technology consultant. The agreement provides for a monthly consulting fee of $1,000 and entitlement to benefits under the Company health insurance plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Charter and Congdon constitute the Compensation Committee of the Board of Directors. Mr. Charter is Executive Vice President, Marketing and Development of the Company. During 1996, no executive officer of the Company served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executives officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning compensation received during 1996 by the Company's Chief Executive Officer and the other four most highly compensated executive officers whose aggregate annual compensation for such year exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                                  -----------------------------
                                                                   OTHER ANNUAL
NAME AND PRINCIPAL POSITION                        SALARY  BONUS   COMPENSATION
---------------------------                       -------- -----   ------------
Richard G. Couch
 President and Chief Executive Officer........... $315,080  -- (1)  $15,007(2)
Ted R. Charter
 Executive Vice President, Marketing and
 Development.....................................  194,295  -- (1)     --
Robert F. Strosser
 Executive Vice President, Chief Financial
 Officer and
 General Manager, Asian Business Operations......  177,216  --         --
William P. Hayes III
 Vice President, North American Sales............  135,469  --       46,367(3)
Donald G. Kainer
 Vice President, General Manager, Web Products
 Division........................................  133,582  --         --

--------
(1) During 1996, Mr. Couch received $17,443 in payments under a promissory note granted in 1995 by the Company in lieu of payment of 1994 bonuses. During 1996, Mr. Charter received no payments under a comparable note. See "--Employment and Consulting Agreements."
(2) Reflects payment of life insurance and long-term disability premiums. No other Named Executive Officer is entitled to this benefit.
(3) Reflects payments under the Company's expatriate package made to individuals working overseas to compensate for taxes paid in foreign jurisdictions and benefits including automobile and housing allowances.

                             OPTION GRANTS IN 1996

  The Company issued no options to the Named Executive Officers in 1996. In December 1996, the Company informed Messrs. Couch, Charter, Strosser, Hayes and Kainer and that at the first meeting following the closing of the offering contemplated hereby, it would be recommended to the Board of Directors that such individuals receive grants of options to purchase 50,000, 40,000, 40,000, 20,000 and 75,000 shares, respectively, at the fair market value of the Common Stock at the time of grant. The Company anticipates granting options to purchase an additional 325,000 shares of Common Stock to certain other employees.

  The following table sets forth certain information for the Named Executive Officers with respect to options exercised during 1996. No options were exercised in 1996. The Company has never issued stock appreciation rights.

                       AGGREGATE YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                               OPTIONS AT YEAR END          AT YEAR END(1)
                            -------------------------- -------------------------
NAME                        EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                        -----------  ------------- ----------- -------------
Richard G. Couch...........   501,875(2)    23,125      $977,956      $48,794
Ted R. Charter.............   409,375        3,125       866,156        6,594
Robert F. Strosser.........   396,875        3,125       846,906       13,781
William P. Hayes III.......    66,875       13,125       144,906       27,694
Donald G. Kainer...........    76,875       13,125       167,906       27,694

--------
(1) There was no public trading market for the Common Stock at any time during 1996. Solely for purposes of this table, the values have been calculated on the basis of the assumed initial public offering price of $2.50 per share, less the aggregate exercise price of the options.
(2) Includes a non-qualified option to purchase 100,000 shares of Common Stock at an exercise price of $1.20 per share issued in 1990.

STOCK PLANS

 1993 Stock Plan

  The Company's 1993 Stock Plan was adopted by the Board of Directors in April 1993 and approved by the Company's shareholders in May 1993. The plan was amended and restated by the Board of Directors and approved by the Company's shareholders in May 1994. An aggregate of 4,000,000 shares of Common Stock are authorized for issuance under the 1993 Stock Plan. As of December 31, 1996, the Company had granted options or restricted stock purchase rights to purchase an aggregate of 2,460,500 shares of Common Stock at a weighted average exercise price of $0.38. There are currently outstanding options to purchase 1,711,500 shares of Common Stock at a weighted average exercise price of $0.38 per share and 2,288,500 shares remain available for future grants under the plan. The 1993 Stock Plan provides for the grant to employees (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant to employees, non-employee directors and consultants of nonstatutory stock options. The 1993 Stock Plan also provided for the grant of restricted stock purchase rights which permitted the purchase of restricted stock by employees at prices not less than 75% of fair market value. The restricted stock once purchased was subject to repurchase by the Company upon termination, with such repurchase option lapsing over a period of time as determined by the administrator of the plan.

  The 1993 Stock Plan may be administered by the Board of Directors or the Compensation Committee of the Board (the "Administrator"). The Administrator determines the terms of options granted under the 1993 Stock Plan, including the number of shares subject to the option, exercise price, term and exercisability. The exercise price of all incentive stock options granted under the 1993 Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory options must be at least 75% of fair market value on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, check, stock, promissory notes or other consideration determined by the Administrator. The Administrator determines the term of options. With respect to any participant who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock, the maximum term of the option must not exceed five years. Options terminate 180 days after an employee's termination, except in the cases of disability and death, in which case the option terminates 12 months after termination of employment or death. Options granted under the 1993 Stock Plan are not permitted to be transferred, sold or assigned, except in the case of death. The term of all other options may not exceed ten years.

  Upon a change in the Company's capitalization resulting from a stock split, reverse stock split, stock dividend, combination or reclassification, or any other increase or decrease in the number of shares of the

Common Stock without receipt of consideration, the number of shares underlying the options as well as the exercise price shall be adjusted accordingly. If the Company sells substantially all of its assets to or merges with another corporation, then each option will accelerate so that each option will be fully exercisable for all of the shares subject to such option immediately prior to the transaction if such option is not assumed or substituted by the successor corporation. If not terminated earlier, the 1993 Stock Plan will terminate in April 2003. The Administrator has the authority to amend or terminate the 1993 Stock Plan as long as such action does not adversely affect any outstanding option. The Company has agreed to limit to 521,960 the number of options or warrants it will issue at or above $3.90 per share, which may limit the Company's ability to attract and retain qualified employees.

 1991 Stock Plan

  The Company's 1991 Stock Plan was adopted by the Board of Directors and approved by its shareholders in 1991. Upon adoption of the 1993 Stock Plan in April 1993, the Company terminated the 1991 Stock Plan. Options granted under the 1991 Stock Plan continue to be administered under its terms. As of December 31, 1996, the Company had granted options to purchase an aggregate of 1,972,750 shares at a weighted average exercise price of $0.20 per share. There are currently outstanding options to purchase 266,250 shares of Common Stock at a weighted average exercise price of $0.20 per share. The 1991 Stock Plan provided for the grant to employees, including officers and directors employed by the Company on substantially the same terms as the 1993 Stock Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Bylaws provide that the Company will indemnify its directors and officers against any damages arising from their actions as an agent of the Company to the fullest extent permitted by Texas law. The Bylaws further provide that the Company may similarly indemnify its other employees and agents. In addition, each director has entered into an indemnification agreement with the Company that may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and maintains directors' and officers' insurance.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in respect of that indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

  In December 1992, the Company acquired Precision Visuals, Inc. ("PVI"), a Delaware corporation engaged in the development and sale of visual data analysis software, pursuant to a Plan and Agreement of Reorganization (the "PVI Merger Agreement"). Under the PVI Merger Agreement, the stockholders of PVI received: (i) 925,000 shares of Common Stock; (ii) approximately $2.1 million in cash; (iii) promissory notes in the aggregate principal amount of approximately $1.4 million; (iv) the right to receive up to $2.5 million in contingent cash payments; and (v) the right to receive 256,410 additional shares of Common Stock if certain targets were met. The promissory notes were payable in seven quarterly installments with interest at a rate of 1.5% per quarter and the contingent cash payments were payable quarterly at a rate based upon the Company's consolidated revenues. Under the terms of the PVI Merger Agreement, the Company was required to repurchase the 256,410 additional shares of Common Stock at a price of $3.90 per share upon the election of the former PVI stockholders two years following the merger closing date. Additionally, the PVI Merger Agreement provides that at the election made by stockholders holding more than 15% of the shares held by the former PVI stockholders during the six-month period starting December 22, 1997, the Company must repurchase the 925,000 shares held by the former PVI stockholders at the fair market value as of the end of the fiscal year preceding the date of repurchase. Such repurchase right terminates upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act such as the offering contemplated by this Prospectus.

  In connection with the merger, the former PVI stockholders also entered into a shareholder rights agreement under which they received certain "piggyback" registration rights subject to determination by the underwriter of such offering that the inclusion of such shares would not be detrimental to such offering, and James R. Warner agreed not to compete with the Company for a period of three years and entered into a consulting agreement with the Company providing for payments of approximately $168,000 per year during 1993, 1994 and 1995. In March 1996, the Company and Mr. Warner entered into a new consulting agreement under which Mr. Warner receives monthly payments of $1,000. Under the PVI Merger Agreement, Mr. Warner, as representative of the former PVI stockholders, has certain rights to observe meetings of the Board of Directors.

  In April 1993, the shareholders of the Company approved an exchange agreement to restructure the Company's capital stock into Series A, B and C Preferred Stock and Common Stock. Of the 6,632,985 shares of Class A Common Stock, 106,000 shares purchased for less than $0.20 per share (and 1,750,000 shares of Class A Common Stock purchased by Mr. and Mrs. Johnson at $0.20 per share) remained Class A Common Stock and the remaining 4,776,985 shares of Class A Common Stock were eligible to be exchanged into Preferred Stock. 3,193,500 shares of Class A Common Stock purchased at $0.20 per share were eligible to be exchanged for Series A Preferred Stock, of which 2,888,500 shares were exchanged. 163,390 shares of Class A Common Stock purchased at $1.20 per share were eligible to be exchanged for Series B Preferred Stock, of which 147,390 shares were exchanged. The 1,420,095 shares of Class A Common shares held by the former PVI stockholders and by the former stockholders of 3-D Visions were eligible to be exchanged for Series C Preferred Stock, of which 1,410,455 shares were exchanged. In addition, all remaining shares of Class A Common Stock and Class B Common Stock were converted into Common Stock, and options and a warrant to purchase Class A Common Stock were converted into options and a warrant to purchase Common Stock, eliminating the Company's classes of common stock. All shares, options and warrants were exchanged on a share-for-share basis.

  The Company made contingent cash payments to the former PVI stockholders during 1993 in the aggregate amount of $316,276, which was less than the payments required under the PVI Merger Agreement. In November 1993, the Company received notification from the former PVI stockholders that it was in default under the terms of the PVI Merger Agreement. The Company entered into a letter agreement (the "Letter Agreement") with the former PVI stockholders dated December 20, 1993 pursuant to which the terms of the debt restructuring were defined and the remaining $2.2 million in aggregate contingent cash payments owed to former PVI stockholders and $700,000 in promissory notes issued to former PVI stockholders were consolidated into new promissory notes (the "Restructure Notes") in the aggregate principal amount of $2.9 million. The Letter Agreement provided for a $100,000 principal payment to the former PVI stockholders prior to March 31, 1994 and a $400,000 principal payment quarterly thereafter until the balance was paid, together with periodic payments of accrued interest.

  Under the Letter Agreement each share of Series C Preferred Stock was exchanged for a share of the newly created Series D Preferred Stock of the Company. The Series D Preferred Stock has a $3.7 million liquidation preference senior to other shareholders of the Company and retains substantially the same dividend preferences and redemption rights as the Series C Preferred Stock. Under the Letter Agreement, no other shares of Series D Preferred Stock may be issued by the Company and no sale of control of the Company or any substantial portion of its assets may be effected without the consent of the holders of the former PVI stockholders, which consent shall not be unreasonably withheld. In addition, the holders of Series D Preferred Stock retained their rights to require the Company to repurchase the stock under certain circumstances. The Restructure Notes were repaid in full in 1994. Upon completion of this offering, the Series D Preferred Stock will automatically convert into Common Stock, and the repurchase rights of the former PVI stockholders contained in the Letter Agreement and the PVI Merger Agreement will terminate.

  In December 1992, in connection with the Company's entering into the second amended and restated loan agreement with its bank, the Company entered into a guaranty and warrant agreement with Mr. Johnson, the largest shareholder and Chairman of the Board of the Company. Mr. Johnson guaranteed the loan in exchange for a warrant to purchase 38,460 shares of Common Stock at an exercise price of $3.90 per share. In May 1995, in connection with an amendment to the bank credit agreement and his guarantee in connection therewith, the Company issued an additional warrant to purchase 44,871 shares of Common Stock at an exercise price of $3.90 to Mr. Johnson. In June 1996, the Company entered into the fourth and fifth amendments to the loan agreement with its bank and the Company entered into a new guarantee and warrant agreement with Mr. Johnson under which Mr. Johnson guaranteed the loan in exchange for warrants to purchase 15,000 shares and 25,000 shares of Common Stock at an exercise price of $3.90 per share. All of the warrants issued to Mr. Johnson are immediately exercisable and terminate upon the earlier of (i) an initial public offering of the Common Stock at an aggregate offering price of not less than $7.5 million,
(ii) the sale of substantially all of the assets of the Company or an acquisition of the Company, or (iii) five years from the date of issuance.

  In August 1996, certain former PVI stockholders exercised certain contingent repurchase rights under the PVI Merger Agreement which required the Company to repurchase 256,410 shares of its Series D Preferred Stock for approximately $1.0 million. Shortly before such payment, the Company borrowed $1.0 million from Mr. Johnson pursuant to a Loan and Security Agreement with at an interest rate equal to 1% above the corporate base rate of First National Bank of Chicago. The loan becomes due and payable on August 16, 2000. Under the Loan and Security Agreement if the Company does not prepay the full amount of the loan prior to March 1, 1997, Mr. Johnson will receive a seven-year warrant to purchase 425,000 shares of Common Stock at an exercise price of $2.96 per share. The promissory note is secured by certain assets, including certain intellectual property rights of the Company. The Company is currently prohibited from prepaying the note issued to Mr. Johnson under the Company's loan agreement with Wells Fargo Bank (Texas), N.A. Messrs. Charter, Couch and Strosser and Mr. Gary Hromadko, a former director and consultant of the Company, have agreed in principle to enter into guarantee agreements with the Company's bank to partially guarantee up to an aggregate of $200,000 the Company's loan under its bank credit agreement. It is anticipated that upon such event, Mr. Johnson's guarantee of the Company's bank credit agreement will be reduced by the amount of the guarantees by such other individuals and that such individuals would be entitled to receive a proportionate amount of the warrants that the Company is obligated to grant to Mr. Johnson in connection with his guarantee.

  In December 1992, the Company, Mr. and Mrs. Johnson and Messrs. Aird, Charter, Couch and Strosser, entered into a shareholders' agreement providing such members of the Company's management with a right to sell a portion of their shares of Common Stock together with Mr. and Mrs. Johnson if they decide to sell any of their shares. In addition, this shareholders' agreement provides that Mr. and Mrs. Johnson and such members of the Company's management have the right to include their shares in a registration statement filed by the

Company subject to the underwriter's determination that such participation would not be detrimental to the offering.

  From November 1990 to September 1992, Mr. Couch provided services to the Company under a consulting agreement. In September 1992, the Company entered into a new consulting arrangement with Mr. Couch that provided for a monthly retainer of $20,000 and a deferred payouts and bonuses of up to $120,000 with the exact amount based upon the achievement by the Company of certain revenue goals. Mr. Couch received options to purchase 50,000 shares of Common Stock at an exercise price of $0.36 per share in connection with the closing of the PVI merger. Upon termination of the consulting arrangement, Mr. Couch is required to resign as a director. In connection with his ongoing consulting services, Mr. Couch received in 1993 options to purchase 225,000 shares of Common Stock at an exercise price of $0.39 per share and in 1994 an option to purchase 100,000 shares of Common Stock at an exercise price of $0.39 per share. See "-- Employment and Consulting Agreements."

  In January 1995, the Company entered into employment or consulting agreements with Messrs. Couch, Charter, Strosser, Kainer, Hayes, Johnson and Fetters. See "--Employment and Consulting Agreements." Mr. Couch is the Managing Principal and sole owner of Diablo. Messrs. Couch, Strosser and Charter are principals of Diablo and Mr. Fetters is an associate of Diablo. See "Management--Executive Officers and Directors" and "--Employment and Consulting Agreements."

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Common Stock as of December 31, 1996, and as adjusted to reflect the sale of shares offered by this Prospectus (i) by each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) by each of the Company's directors and Named Executive Officers and (iii) by all executive officers and directors as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. The information set forth below gives effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon completion of the offering on contemplated hereby.

                                                        PERCENT BENEFICIALLY
                                                                OWNED
                                              SHARES    -----------------------
                                           BENEFICIALLY   BEFORE       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER         OWNED(1)    OFFERING     OFFERING
------------------------------------       ------------ ----------   ----------
  Charles W. Johnson (2)..................  3,638,381        55.1%        44.1%
    3801 Lighthouse Drive
    Racine, Wisconsin 53402
  Jennifer C. Johnson (3).................  3,638,381           55.1         44.1
    3801 Lighthouse Drive
    Racine, Wisconsin 53402
  Richard G. Couch (4)....................    625,000            8.9          7.2
    Visual Numerics, Inc.
    9990 Richmond Avenue, Suite 400
    Houston, Texas 77042
  James R. Warner (5).....................    546,480            8.4          6.7
    2160 Meadow Avenue
    Boulder, Colorado 80304
  Ted R. Charter (6)......................    412,550            6.0          4.8
    Visual Numerics, Inc.
    9990 Richmond Avenue, Suite 400
    Houston, Texas 77042
  Robert F. Strosser (7)..................    400,050            5.8          4.7
    Visual Numerics, Inc.
    9990 Richmond Avenue, Suite 400
    Houston, Texas 77042
  Donald G. Kainer (8)....................    105,475            1.6          1.3
  William P. Hayes III (9)................     70,675            1.1            *
  Thomas E. Congdon (10)..................     11,000              *            *
  All executive officers and directors as
   a group (7 persons) (11)...............  5,263,131           65.0         54.0

--------
*   Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In determining the number of shares beneficially owned by a person, options or warrants to purchase Common Stock held by that person that are currently exercisable, or become exercisable within 60 days following December 31, 1996 are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) Includes 1,500,000 shares of Common Stock held by Jennifer C. Johnson, spouse of Charles W. Johnson, and 123,331 shares issuable pursuant to outstanding warrants exercisable within 60 days. Excludes 425,000 shares exercisable upon exercise of a warrant issuable to Mr. Johnson in the event the $1.0 million loan outstanding to Mr. Johnson is not repaid before March 1, 1997.

(3) Includes 2,015,050 shares of Common Stock held by Charles W. Johnson, spouse of Jennifer C. Johnson and 123,331 shares issuable to Mr. Johnson pursuant to outstanding warrants exercisable within 60 days. Excludes 425,000 shares exercisable upon exercise of a warrant issuable to Mr. Johnson in the event the $1.0 million loan outstanding to Mr. Johnson is not repaid before March 1, 1997.

(4) Includes 525,000 shares issuable upon exercise of outstanding options exercisable within 60 days.

(5) Includes 106,025 shares of Common Stock held by Judith Wells Warner, spouse of James R. Warner and 116,650 shares of Common Stock held jointly by Mr. Warner and Judith Wells Warner.

(6) Includes 412,500 shares issuable upon exercise of outstanding options exercisable within 60 days.

(7) Includes 400,000 shares issuable upon exercise of outstanding options exercisable within 60 days.

(8) Includes 80,625 shares issuable upon exercise of outstanding options exercisable within 60 days.

(9) Includes 70,625 shares issuable upon exercise of outstanding options exercisable within 60 days.

(10) Includes 5,000 shares issuable upon exercise of outstanding options exercisable within 60 days.

(11) Includes 1,617,081 shares subject to stock options and warrants held by such directors and executive officers exerciseable within 60 days. Includes shares included in footnote (2) that are held by the spouse of Mr. Johnson.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering and based upon the shares outstanding as of December 31, 1996, there will be 8,128,129 shares of Common Stock outstanding. Of these shares, the 1,650,000 shares sold in this offering (assuming no exercise of the Underwriter's over-allotment option) will be freely tradable without restriction or further registration unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 6,478,129 shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

  Of the 6,478,129 Restricted Shares, 2,691,085 are eligible for immediate sale pursuant to Rule 144(k) under the Securities Act and the remaining 3,787,044 shares are eligible for public sale if sold in accordance with Rule 144 or Rule 701 thereunder (subject in the case of 3,749,040 of these shares to volume restrictions under Rule 144 thereunder). Of the 6,478,129 Restricted Shares, 4,952,589 are subject to contractual restrictions preventing the holders from selling Common Stock owned by them for a period of 180 days from the effective date of this Prospectus.

  An aggregate of 921,819 shares issuable upon exercise of vested stock options will be eligible for public sale if sold in accordance with Rule 144 and Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Of the 921,819 shares issuable upon exercise of vested stock options, 535,080 shares issuable upon exercise of options are subject to contractual restrictions preventing the holders from selling Common Stock owned by them for a period of 180 days from the effective date of this Prospectus, unless earlier released, in whole or in part, by the Underwriter.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding. Sales under Rule 144 are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. The Securities and Exchange Commission has recently proposed to reduce the Rule 144 holding periods. If enacted, such modification will have a material effect on the timing of when shares of the Common Stock become eligible for resale.

  Prior to this offering, there has been no public market for the Common Stock, and upon completion of this offering, the Common Stock will not be traded on an established market. Shareholders may be forced to hold their shares for a substantial period of time as a consequence of the Common Stock not being registered for trading on an established market. See "Risk Factors--No Market for Common Stock; Illiquidity of Investment."

  In addition, after this offering, the holders of 2,413,333 shares of Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act upon the registration of any Company shares. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock-- Registration Rights." If the Company were to include any of these registrable securities pursuant to the exercise of piggyback registration rights in a Company-initiated registration, such sales may have an adverse effect on the Company's ability to raise needed capital.

                          DESCRIPTION OF CAPITAL STOCK

  Upon completion of this offering, after giving effect to the amendment of the Company's Articles of Incorporation to delete references to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and increase the authorized number of shares of Common Stock, the authorized capital stock of the Company will consist of 17,000,000 shares of Common Stock, without par value, and 5,000,000 shares of preferred stock, without par value. Each outstanding share of Preferred Stock will be automatically converted into one share of Common Stock upon the closing of the offering being made hereby. Upon such conversion, such Preferred Stock will be canceled, retired and eliminated from the shares that the Company is authorized to issue. The following summary of certain provisions of the Common Stock and the preferred stock of the Company does not purport to be complete and is subject to, and is qualified in its entirety by, the Articles of Incorporation and Bylaws of the Company, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of the applicable laws.

COMMON STOCK

  As of December 31, 1996, there were 6,448,129 shares of Common Stock outstanding (as adjusted to reflect the conversion of all outstanding shares of preferred stock into an aggregate of 4,227,179 shares of Common Stock) held of record by approximately 215 shareholders. After giving effect to this offering, there will be 8,128,129 shares of Common Stock outstanding (assuming no exercise of the Underwriter's over-allotment option). The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, voting with the holders of preferred stock as a single class except where class voting is required by the Texas Business Corporation Act. Subject to preferential rights with respect to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or conversion rights available to the Common Stock. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Upon completion of this offering, the Board of Directors will be authorized without further shareholder action to issue 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any such series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. No series of preferred stock will be issued and outstanding upon completion of the offering. At present, the Company has no plans to designate or issue any shares of preferred stock.

WARRANTS AND OTHER RIGHTS

  As of December 31, 1996, there were outstanding warrants to purchase 123,331 shares of Common Stock at an exercise price of $3.90 per share. Warrants to purchase 425,000 at an exercise price of $2.96 per share will be issued in the event the Company does not repay a $1.0 million loan prior to March 1, 1997.

REGISTRATION RIGHTS

  The holders of 1,191,289 shares of Common Stock originally issued in connection with the Company's acquisitions of PVI and 3-D Visions and the holders of 3,736,450 shares of Common Stock held by certain existing and former executive officers, directors and consultants of the Company (the "Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act, under the terms of certain agreements between the Company and the holders of Registrable Securities (the "Rights Agreements"). If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to certain conditions and limitations, including lock-up agreements restricting the sale of such shares for 180 days after the effective date of the registration statement filed in connection with any such offering and the right of the underwriters to limit the number of shares included in such registration. In the case of the registration rights of the holders of shares, issued in connection with the acquisition of the PVI and 3-D Visions, these registration rights are transferable to any transferee of the shares and in the case of shares held by Mr. and Mrs. Johnson and certain employees and consultants, the registration rights terminate upon the cessation of the shareholder's employment, consultancy or directorship. Pursuant to the Rights Agreements, all fees, costs and expenses of registrations must be borne by the Company and all selling expenses (including underwriting discounts and selling commissions) relating to Registrable Securities must be borne by the holders of the securities being registered.

  The Company has granted certain registration rights to Gordian Group, L.P. ("Gordian") in connection with the issuance to Gordian of 30,000 shares of Common Stock as partial payment for services rendered pursuant to an agreement dated October 10, 1996. Gordian is entitled to include such shares in a registration initiated by the Company, subject to terms and restrictions similar to those contained in the Rights Agreements. In addition, Gordian is entitled to receive 30,000 shares upon the successful restructuring of the Company's capital structure and the Company has agreed to grant certain registration rights to Gordian covering such shares. See "Underwriting."

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Articles of Incorporation and Bylaws, as they will be amended effective upon the completion of this offering, and the Company's 1993 Stock Plan, employment agreements, consulting agreements and agreements with certain shareholders could make more difficult the acquisition of the Company by means of a tender offer, proxy contest or otherwise. These provisions include the authority of the Board of Directors to designate and issue up to 5,000,000 shares of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with potential future financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such preferred stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance of such preferred stock could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue shares of preferred stock. The Company's 1993 Stock Plan provides that, upon a proposed sale of all or substantially all of the Company's assets or the merger of the Company with or into another corporation that the vesting of the options under the 1993 Stock Plan accelerate and become exerciseable. In addition, the Company has employment and consulting agreements with certain of its officers and key employees that provide for substantial severance payments and an acceleration of option vesting upon a change in control of the Company. Furthermore, the consent of the former PVI stockholders is required for the Company to complete a merger or sale of substantially all assets. See "Risk Factors Restrictions on Sale of Company or Sale of Company's Assets" and "Management Employment and Consulting Agreements."

TRANSFER AGENT AND REGISTRAR

  The Company acts as the Transfer Agent and Registrar for its Common Stock. The Company intends to hire a commercial Transfer Agent and Registrar if there are any significant increases in the transfers and/or sales of the Company's securities.

                                  UNDERWRITING

  Gordian Group, L.P. (the "Underwriter") has agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the 1,650,000 shares of Common Stock offered hereby at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter is committed to purchase all of such shares, if any are purchased.

  The Underwriter has advised the Company that it initially proposes to offer the Common Stock to the public on the terms set forth on the cover page of this
Prospectus. The Underwriter may allow a concession of not more than $0.   per
share to selected dealers. After the initial public offering, the offering price and other selling terms may be changed by the Underwriter. The Common Stock is offered subject to receipt and acceptance by the Underwriter and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted an option to the Underwriter, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 247,500 additional shares of Common Stock, to cover over-allotments, if any, at the same price per share as the initial 1,650,000 shares to be purchased by the Underwriter. To the extent the Underwriter exercises this option, it will be committed, subject to certain conditions, to purchase such additional shares. The Underwriter may purchase such shares only to cover over-allotments made in connection with this offering.

  Holders of 2,139,950 shares of Common Stock prior to this offering have agreed, subject to certain limited exceptions, not to sell or offer to sell or otherwise dispose of the shares of Common Stock currently held by them, any options to purchase any shares of Common Stock or any securities convertible or exchangeable for any shares of Common Stock for a period of 180 days after the date of the final Prospectus in connection with this offering without the prior written consent of the Underwriter. Holders of an additional 2,812,639 shares of Common Stock have agreed pursuant to registration rights agreements not to sell, make a short sale, grant any purchase option or otherwise dispose of any shares without the prior written consent of the Company or the Underwriter for a period of 180 days from the effective date of the registration statement. Gordian may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus it will not, without the consent of Gordian, issue, offer, sell, grant options to purchase, or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities.

  The Underwriting Agreement provides that the Company will indemnify the Underwriter and its controlling persons against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriter may be required to make in respect thereof. It also contains a covenant by the Company that the Company will provide to shareholders certain annual and quarterly reports.

  The Underwriter has advised the Company that it will not confirm sales of shares offered hereby to any accounts over which it exercises discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price has been determined through negotiations between the Company and the Underwriter. Among the factors considered in such negotiations were the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations and financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of and demand for publicly traded common stocks of comparable companies in recent periods, and other factors it deemed relevant.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering are being passed upon for the Company by Venture Law Group, A Professional Corporation, Menlo Park, California. The validity of the Common Stock offered hereby will be passed upon for the Company by Lloyd M. Corpening, Esq., corporate counsel to the Company. Certain legal matters in connection with this offering will be passed upon for the Underwriter by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained herein as to the contents of any documents are not necessarily complete. In each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. Copies of the Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the Commissions' principal office in Washington, D.C. or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. The Company has filed the Registration Statement, including the exhibits and scheduled thereto, electronically with the Commission via the Commission's Electronic Data Gathering, Analysis, and Retrieval "EDGAR" system. The Company will distribute to its shareholders annual reports containing audited financial statements examined by an independent public accountant as well as certain other information and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                     VISUAL NUMERICS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report of KPMG Peat Marwick LLP...................... F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and September
 30, 1996 (unaudited)...................................................... F-4
Consolidated Statements of Operations for the three-year period ended
 December 31, 1995 and the nine months ended September 30, 1995 and 1996
 (unaudited)............................................................... F-6
Consolidated Statements of Shareholders' Equity (Deficit) for the three-
 year period ended December 31, 1995 and the nine months ended September
 30, 1996 (unaudited)...................................................... F-7
Consolidated Statements of Cash Flows for the three-year period ended
 December 31, 1995 and the nine months ended September 30, 1995 and 1996
 (unaudited)............................................................... F-8
Notes to Consolidated Financial Statements................................. F-9

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Visual Numerics, Inc.:

  We have audited the accompanying consolidated balance sheets of Visual Numerics, Inc. and its subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Visual Numerics, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
May 1, 1996, except for the first
 paragraph of Note 11, which is as
 of July 31, 1996, and the second
 paragraph Note 11, which is as of
 August 16, 1996

                     VISUAL NUMERICS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                   DECEMBER 31,
                                                  --------------- SEPTEMBER 30,
                                                   1994    1995       1996
                                                  ------- ------- -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.....................  $ 1,704 $ 1,506    $ 1,071
  Accounts receivable, net of allowances of $213
   as of December 31, 1994, $296 as of December
   31, 1995 and $200 as of September 30, 1996...    8,127   8,775      6,147
  Inventories...................................      476     462        474
  Deferred tax assets (Note 4)..................      737     481        481
  Other current assets..........................      753     735      1,146
                                                  ------- -------    -------
    Total current assets........................   11,797  11,959      9,319
                                                  ------- -------    -------
Property and equipment (Note 5):
  Furniture and equipment.......................    7,851   8,038      8,611
  Leasehold improvements........................       99     100        100
                                                  ------- -------    -------
                                                    7,950   8,138      8,711
  Less: Accumulated depreciation and
   amortization.................................    6,430   6,751      7,288
                                                  ------- -------    -------
  Property and equipment, net...................    1,520   1,387      1,423
Software development costs, net of accumulated
 amortization of $3,815 as of December 31, 1994,
 $5,236 as of December 31, 1995 and $6,369 as of
 September 30, 1996.............................    4,332   4,755      5,028
Other assets....................................      672     665        595
Excess of costs over net assets acquired, net...    2,364   1,891      1,537
                                                  ------- -------    -------
    Total assets................................  $20,685 $20,657    $17,902
                                                  ======= =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

                     VISUAL NUMERICS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                               DECEMBER 31,
                                              ----------------  SEPTEMBER 30,
                                               1994     1995        1996
                                              -------  -------  -------------
                                                                 (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of notes payable and
   long-term debt (Note 3)................... $ 2,686  $   536     $ 2,008
  Current obligations under capital leases
   (Note 5)..................................     185      225         308
  Accounts payable...........................   1,706    2,485       1,901
  Income taxes payable (Note 4)..............     524      419         377
  Accrued liabilities........................   3,599    2,945       2,538
  Unearned support and maintenance revenue...   3,891    4,293       3,044
                                              -------  -------     -------
    Total current liabilities................  12,591   10,903      10,176
Noncurrent liabilities:
  Deferred tax liabilities (Note 4)..........   1,418    1,080       1,080
  Notes payable and long-term debt, excluding
   current maturities (Note 3)...............     103    2,535       2,576
  Obligations under capital leases, excluding
   current maturities (Note 5)...............     193      267         407
  Other long-term liabilities................     853      342          62
  Series D Preferred Stock, redeemable, no
   par value, $3.90 stated value; authorized
   1,583,555 shares; issued and outstanding
   1,181,410 shares at 1995 and 1994 and
   925,000 shares at September 30, 1996......   4,607    4,607       3,608
                                              -------  -------     -------
    Total liabilities and redeemable
     preferred stock.........................  19,765   19,734      17,909
Commitments and contingencies (Note 10)
Shareholders' equity (Note 8):
  Common Stock, $.02 par value; authorized
   17,000,000; issued 2,195,750 shares;
   outstanding 2,190,950 shares..............      44       44          44
  Series A Preferred Stock, no par value,
   $.20 stated value; authorized 3,193,500
   shares; issued and outstanding 2,888,500
   shares....................................     578      578         578
  Series B Preferred Stock, no par value,
   $1.20 stated value; authorized 163,390
   shares; issued and outstanding 147,390
   shares....................................     177      177         177
  Series D Preferred Stock, nonredeemable, no
   par value, $3.90 stated value; authorized
   1,583,555 shares; issued 270,129 shares;
   outstanding 266,289 shares................   1,053    1,053       1,053
  Treasury stock, at cost; 4,800 shares of
   Common Stock, 3,840 shares of Series D
   Preferred Stock...........................     (16)     (16)        (16)
  Additional paid-in capital.................     249      249         249
  Accumulated deficit........................  (1,036)  (1,118)     (1,827)
  Cumulative translation adjustment..........    (129)     (44)       (265)
                                              -------  -------     -------
    Total shareholders' equity...............     920      923          (7)
                                              -------  -------     -------
    Total liabilities and shareholders'
     equity.................................. $20,685  $20,657     $17,902
                                              =======  =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     VISUAL NUMERICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                -------------------------  ------------------
                                 1993     1994     1995      1995      1996
                                -------  -------  -------  --------  --------
                                                              (UNAUDITED)
Revenue........................ $30,322  $32,713  $30,001  $ 21,963  $ 19,102
Cost and expenses:
  Operating....................  16,405   16,052   15,296    11,373     9,156
  General and administrative...  13,656   11,610   10,290     7,925     6,909
  Research and development.....   3,822    2,918    4,215     3,100     3,537
  Write-down of investment in
   subsidiary (Note 2).........   1,664      --       --        --        --
  Special charge for asset
   impairment..................     723      --       --        --        --
                                -------  -------  -------  --------  --------
    Total costs and expenses...  36,270   30,580   29,801    22,398    19,602
                                -------  -------  -------  --------  --------
Operating income (loss)........  (5,948)   2,133      200      (435)     (500)
Other income (loss)............    (185)    (329)    (272)     (121)     (209)
                                -------  -------  -------  --------  --------
Income (loss) before
 extraordinary item and income
 taxes.........................  (6,133)   1,804      (72)     (556)     (709)
Income taxes expense (benefit)
 (Note 4)......................  (1,087)     719       10      (189)      --
                                -------  -------  -------  --------  --------
Net income (loss) before
 extraordinary item............  (5,046)   1,085      (82)     (367)     (709)
Extraordinary item:
  Extraordinary gain on debt
   restructuring,
   net of taxes................     --       520      --        --        --
                                -------  -------  -------  --------  --------
    Net income (loss).......... $(5,046) $ 1,605  $   (82) $   (367) $   (709)
                                =======  =======  =======  ========  ========
Income (loss) per common and
 common equivalent share:
  Income (loss) before
   extraordinary item.......... $ (2.56) $  0.26  $ (0.04) $  (0.17) $  (0.32)
  Extraordinary item...........     --      0.12      --        --        --
                                -------  -------  -------  --------  --------
    Net income (loss) per
     common share.............. $ (2.56) $  0.38  $ (0.04) $  (0.17) $  (0.32)
                                =======  =======  =======  ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                     VISUAL NUMERICS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                          NONREDEEMABLE
                                         PREFERRED STOCK                      ADDITIONAL              CUMULATIVE       TOTAL
                     COMMON    ------------------------------------  TREASURY  PAID-IN   (ACCUMULATED TRANSLATION  SHAREHOLDERS'
                     STOCK     SERIES A  SERIES B SERIES C SERIES D   STOCK    CAPITAL     DEFICIT)   ADJUSTMENT  EQUITY (DEFICIT)
                   ----------  --------- -------- -------- --------  -------- ---------- ------------ ----------- ----------------
Balance, December
 31, 1992........  $      123  $     --  $   --   $   --   $   --     $ --      $4,492     $ 2,405       $(173)        $6,847
 Issuance of
  stock..........          10        --      --       --       --       --       1,921         --          --           1,931
 Termination of
  stock..........        (133)       --      --       --       --       --         --          --          --            (133)
 Issuance of new
  stock..........          44        578     177      --       891      --         --          --          --           1,690
 Repurchase of
  stock..........         --         --      --       --       --        (1)       --          --          --              (1)
 Recapitalization
  adjustment.....         --         --      --       --       --       --      (6,164)        --          --          (6,164)
 Translation
  adjustment.....         --         --      --       --       --       --         --          --          (30)           (30)
 Net loss........         --         --      --       --       --       --         --       (5,046)        --          (5,046)
                   ----------  --------- -------  -------  -------    -----     ------     -------       -----         ------
Balance, December
 31, 1993........          44        578     177      --       891       (1)       249      (2,641)       (203)          (906)
 Issuance of
  stock..........         --         --      --       --       162      --         --          --          --             162
 Repurchase of
  stock..........         --         --      --       --       --       (15)       --          --          --             (15)
 Translation
  adjustment.....         --         --      --       --       --       --         --          --           74             74
 Net income......         --         --      --       --       --       --         --        1,605         --           1,605
                   ----------  --------- -------  -------  -------    -----     ------     -------       -----         ------
Balance, December
 31, 1994........          44        578     177      --     1,053      (16)       249      (1,036)       (129)           920
 Translation
  adjustment.....         --         --      --       --       --       --         --          --           85             85
 Net loss........         --         --      --       --       --       --         --          (82)        --             (82)
                   ----------  --------- -------  -------  -------    -----     ------     -------       -----         ------
Balance, December
 31, 1995........          44        578     177      --     1,053      (16)       249      (1,118)        (44)           923
 Translation
  adjustment.....         --         --      --       --       --       --         --          --         (221)          (221)
 Net loss........         --         --      --       --       --       --         --         (709)        --            (709)
                   ----------  --------- -------  -------  -------    -----     ------     -------       -----         ------
Balance,
 September 30,
 1996
 (unaudited).....  $       44  $     578 $   177  $   --   $ 1,053    $ (16)    $  249     $(1,827)      $(265)        $   (7)
                   ==========  ========= =======  =======  =======    =====     ======     =======       =====         ======

Equity Share Activity

                                   NONREDEEMABLE PREFERRED STOCK
                     COMMON    ------------------------------------  TREASURY
                     STOCK     SERIES A  SERIES B SERIES C SERIES D   STOCK
                   ----------  --------- -------- -------- --------  --------
Balance, December
 31, 1992........   6,144,490                --                --     1,950
 Issuance of
  stock..........     239,145                --       --   228,485      --
 Exchange of
  common for
  preferred......  (4,189,835) 2,888,500 147,390      --       --       --
 Repurchase of
  stock..........      (2,850)       --      --       --       --     2,850
                   ----------  --------- -------  -------  -------    -----
Balance, December
 31, 1993........   2,190,950  2,888,500 147,390      --   228,485    4,800
 Issuance of
  stock..........         --         --      --       --    41,644      --
 Repurchase of
  stock..........         --         --      --             (3,840)   3,840
                   ----------  --------- -------  -------  -------    -----
Balance, December
 31, 1994........   2,190,950  2,888,500 147,390      --   266,289    8,640
 Issuance of
  stock..........         --         --      --       --       --       --
 Repurchase of
  stock..........         --         --      --       --       --       --
                   ----------  --------- -------  -------  -------    -----
Balance, December
 31, 1995........   2,190,950  2,888,500 147,390      --   266,289    8,640
 Issuance of
  stock..........         --         --      --       --       --       --
 Repurchase of
  stock..........         --         --      --       --       --       --
                   ----------  --------- -------  -------  -------    -----
Balance,
 September 30,
 1996
 (unaudited).....   2,190,950  2,888,500 147,390      --   266,289    8,640
                   ==========  ========= =======  =======  =======    =====

    The accompanying notes are integral part of these financial statements.

                     VISUAL NUMERICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                 --------------------------  ------------------
                                  1993      1994     1995      1995      1996
                                 -------  --------  -------  --------  --------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).............  $(5,046) $  1,605  $   (82) $   (367) $   (709)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Depreciation and
   amortization................    3,174     3,060    2,621     2,127     2,085
  Special charge for asset
   impairment..................      723       --       --        --        --
  Extraordinary gain on debt
   restructuring...............      --       (520)     --        --        --
  Loss (gain) on sale of
   property....................       31       (11)     (56)       22       (72)
  Unearned support and
   maintenance revenue.........    1,037      (116)     402      (252)   (1,249)
  Deferred income tax provision
   (benefit)...................     (883)      194      (81)      --        --
  Write-down of investment in
   subsidiary..................    1,664       --       --        --        --
  Changes in assets and
   liabilities, net of effects
   of acquisitions:
   Accounts receivable, net....    1,577    (1,272)    (647)      552     2,628
   Inventories.................      151      (277)      14         4       (12)
   Income taxes receivable.....     (466)      466      --        --        --
   Noncurrent trade
    receivables................      228       (30)     --        --        --
   Other current assets........      464      (189)      18       (21)     (411)
   Tax refund related to
    acquired entity............      514       --       --        --        --
   Accounts payable............      815      (133)     779       129      (584)
   Accrued liabilities.........     (385)    1,126     (655)   (1,323)     (342)
   Income taxes payable........     (775)      344     (105)       13       (42)
   Other.......................      (14)      797     (435)      294      (178)
                                 -------  --------  -------  --------  --------
  Net cash provided by
   operating activities........    2,809     5,044    1,773     1,178     1,114
                                 -------  --------  -------  --------  --------
Cash flows investing activities:
 Payment of contingent purchase
  consideration................     (316)      --       --        --        --
 Proceeds from the sale of
  investment in land...........      --        317      --        --        --
 Proceeds from the sale of
  property.....................        9         2        6         5       --
 Property and equipment
  additions....................     (634)     (300)    (303)     (410)     (316)
 Additions to software
  development costs............   (1,172)   (1,423)  (1,844)   (1,381)   (1,406)
                                 -------  --------  -------  --------  --------
  Net cash used in investing
   activities..................   (2,113)   (1,404)  (2,141)   (1,786)   (1,722)
                                 -------  --------  -------  --------  --------
Cash flows from financing ac-
 tivities:
 Repayment of debt.............   (1,704)  (20,143)  (1,294)   (4,128)     (384)
 Principal payments on capital
  lease obligations............     (376)     (421)    (199)     (157)     (152)
 Repurchase of Series D
  Preferred Stock..............      --        --       --        --     (1,000)
 Acquisition of treasury
  stock........................       (1)      (15)     --        --        --
 Proceeds from debt............      898    16,988    1,576     3,830     1,950
                                 -------  --------  -------  --------  --------
  Net cash provided by (used
   in) financing activities....   (1,183)   (3,591)      83      (455)      414
                                 -------  --------  -------  --------  --------
Effect of exchange rate changes
 on cash and cash equivalents..      (30)       62       87       122      (241)
                                 -------  --------  -------  --------  --------
Net increase (decrease) in cash
 and cash equivalents..........     (517)      111     (198)     (941)     (435)
Cash and cash equivalents, be-
 ginning of period.............    2,110     1,593    1,704     1,704     1,506
                                 -------  --------  -------  --------  --------
Cash and cash equivalents, end
 of period.....................  $ 1,593  $  1,704  $ 1,506  $    763  $  1,071
                                 =======  ========  =======  ========  ========

    The accompanying notes are integral part of these consolidated financial statements.

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                  UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Visual Numerics, Inc. (the "Company") was founded in 1970. The Company's principal business activities are the development and marketing of software systems to support the solution of problems in the areas of engineering, finance, research and education. The Company's products include advanced numerical and graphical subroutine libraries, as well as visual data analysis software. All of the Company's products are used to analyze, interpret and present data. The Company has subsidiaries located in Europe and Asia to facilitate foreign sales.

  The consolidated financial statements include the accounts of Visual Numerics, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the prior period consolidated financial statements have been reclassified to conform with current classifications.

 Unaudited Interim Financial Statements (Unaudited)

  In the opinion of management, the unaudited interim financial statements for the nine months ended September 30, 1995 and 1996, presented herein, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position, results of operations, shareholders' equity and cash flows for the interim periods. The consolidated results of operations and cash flows for the nine months ended September 30, 1996 and 1995 are not necessarily indicative of the results which would be expected for a full year.

 Revenue Recognition

  The Company recognizes revenue from product license fees upon delivery and acceptance of the products. Revenues related to license renewals are recognized once a written commitment for a renewal is received. Revenue under non-refundable fixed fee contracts for software products is recognized after the software has been delivered, all significant obligations of the Company have been fulfilled, and all significant uncertainties regarding customer acceptance have expired. The portion of the fixed fee revenue related to customer support is unbundled, deferred, and recognized ratably over the contract period. The Company also contracts with customers for maintenance. Revenue pursuant to maintenance contracts is deferred and recognized ratably over the contract period.

 Software Development Costs

  Software development costs are accounted for in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as product development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing, and documentation writing, are capitalized.

  Amortization of developed software is provided on a product-by-product basis over the estimated economic life of the software, generally five years, using the straight-line method. This method results in greater amortization than the method based on the ratio of current year gross product revenue to current and anticipated future gross product revenue. Amortization commences when a product is available for general release to customers. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

  During the years ended December 31, 1993, 1994 and 1995, $1,171,669, $1,423,291 and $1,843,761, respectively, of software development costs were capitalized. Amortization for the years ended December 31, 1993, 1994 and 1995 was $1,112,747, $1,260,165 and $1,420,531, respectively. For the nine months ended September 30, 1995 and 1996, $1,068,892 and $1,133,132, respectively, of software development costs were capitalized. Amortization for the same periods was $1,381,306 and $1,406,190, respectively. Research and development costs are charged to operations as incurred.

 Liquidity

  The Company incurred losses of $82,000 and $709,000 for the year ended December 31, 1995 and the nine month period ended September 30, 1996, respectively. From time to time, the Company has had difficulty meeting its payment obligations to lenders and vendors and has failed to comply with certain financial covenants under its outstanding loan agreements. Although all such failures and defaults have been waived or satisfied, there can be no assurance that, in the future, the Company will not breach certain financial covenants, that the Company's lenders will waive any such noncompliance or that the Company will not have difficulty making payments under or otherwise complying with its obligations under its agreements. The Company's Chairman has guaranteed up to $1.5 million under the Company's bank credit agreement and, in August 1996, lent the Company $1.0 million to fund the redemption of shares of Series D Preferred Stock held by former stockholders of Precision Visuals, Inc. ("PVI"). If the Company does not prepay the loan in full prior to March 31, 1997, the Company is required to issue a warrant to Mr. Johnson to purchase 425,000 shares of Common Stock.

  In order to provide funding for obligations as well as the development of future products, the Company plans to raise funds through the offering of common stock.

 Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Statements of Cash Flows

  For cash flow presentation purposes, the Company considers all demand accounts and highly-liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash payments for interest in 1993, 1994 and 1995 were $414,873, $372,112 and $400,415, respectively. Cash payments for income taxes in 1993 were $770,000. There were no cash payments for income taxes in 1994 and 1995. The Company's cash and cash equivalents balance includes $1,369,537 in 1995 and $746,432 in 1994 of cash and cash equivalents held in the Company's foreign subsidiaries.

  Included in noncash transactions for 1993 were $2,183,724 of debt and $1,000,000 representing the fair value of 256,410 shares of Class A Common Stock issued to the former PVI stockholders as a result of the renegotiation of the consideration given in the acquisition of PVI.

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

 Acquisition Activities

  On March 18, 1993, the Company purchased a controlling interest in 3-D Visions ("3-D Visions") in exchange for consideration consisting of 239,145 shares of the Company's Class A Common Stock valued at $932,665 and issuance of $76,718 of debt. Expenses associated with the closing were $89,901.

  The acquisition was accounted for as a purchase. The purchase price was allocated to the assets and liabilities of 3-D Visions based upon their estimated fair values. The purchase price and related expenses associated with the acquisition exceeded the fair value of 3-D Visions' net assets by approximately $1,650,000, which was assigned to goodwill.

  Based upon the prospect of continued operating losses, management subsequently discontinued the operations of 3-D Visions and recorded a write-down of $1,664,341, related to the recorded assets of 3-D Visions at December 31, 1993.

  During 1994, 3-D Visions entered into an agreement with its unsecured creditors to settle the amounts due to such creditors for an amount equal to approximately 25% of the debt to be paid over a two-year period. Pursuant to this agreement, the Company reduced accounts payable and other liabilities for 3-D Visions which resulted in a nontaxable gain of $519,807. This amount is reflected in the 1994 Statement of Operations as an extraordinary item.

 Foreign Currency Transaction

  For the Company's international subsidiaries, the functional currency is the local currency of the country in which the subsidiary is domiciled. Accordingly, assets and liabilities of the international subsidiaries are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. The adjustments resulting from translating the financial statements of international subsidiaries are reflected as cumulative translation adjustments and included in shareholders' equity.

 Net Income (Loss) Per Share

  Net income (loss) per share is computed based on the weighted average number of common shares and common share equivalents outstanding during the period. The weighted average shares used in the net income (loss) per share calculations were 1,971,178, 4,182,920 and 2,190,950 in 1993, 1994 and 1995,
respectively. The weighted average shares utilized for the nine-month period ended September 30, 1995 and 1996 were 2,190,950 and 2,190,950, respectively.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization of property is computed using the straight-line method based on estimated useful lives ranging from three to ten years. Expenditures for maintenance and repairs are charged to operations as incurred. Improvements and betterments are capitalized.

 Excess of Cost Over Net Assets Acquired

  In the past, the Company made an acquisition which it accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Excess of cost over net assets acquired is amortized on the straight-line method over five years. The Company reviews the carrying amount whenever events or changes indicate that the carrying amount of the asset cannot be recoverable from expected future undiscounted net cash flows. Accumulated amortization as of December 31, 1994 and 1995 and September 30, 1996 was $1,621,398, $2,094,250 and
$2,448,889, respectively

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

 Use of Estimates

  In preparing the consolidated financial statements management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  The carrying value of cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value because of the short maturity of these financial instruments. The carrying value of notes payable and long-term debt approximates fair value because the current rates approximate market rates available on similar instruments.

2. EXTRAORDINARY ITEM

  During 1994, 3-D Visions entered into an agreement with its unsecured creditors to settle the amounts due to such creditors for an amount equal to approximately 25% of the obligations to be paid over a two-year period. Pursuant to this agreement, the Company reduced accounts payable and other liabilities for 3-D Visions which resulted in a nontaxable gain of $519,807. This amount is reflected in the 1994 Consolidated Statement of Operations as an extraordinary item. The reduced obligations were retired in April 1996.

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

3. NOTES PAYABLE AND LONG-TERM DEBT

  A summary of notes payable and long-term debt is presented below:

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1994   1995      1996
                                                     ------ ------ -------------
                                                           (IN THOUSANDS)
Notes payable to a bank under a revolving credit
 arrangement, interest due monthly at prime plus
 1.0% (8.25% at December 31, 1995); principal due
 April 30 1997. Secured by 80% of domestic
 commercial receivables and a guarantee of a
 principal shareholder.............................  $1,261 $1,910    $1,212
Term note, interest at prime plus 1.5%; principal
 due in January 1997. Secured by a guarantee of a
 shareholder.......................................     --     500       --
Term note, interest at prime plus 1.5%; principal
 due in 12 quarterly installments commencing April
 30, 1997. Secured by a guarantee of a principal
 shareholder.......................................     --     --      1,500
Promissory notes to former PVI stockholders,
 interest at 6%; principal due in quarterly
 payments through December 1995. Secured by the
 intellectual property of PVI......................   1,288    --        --
Term note to a major shareholder, interest at base
 rate plus 1.0%; principal due in August 2000.
 Secured by the intellectual property of the
 Company...........................................     --     --      1,000
Promissory note to a former 3-D Visions
 shareholder, interest at 12.5%; principal and
 interest due in monthly installments through March
 1995..............................................       7              --
Notes payable to Takushoju Bank (TAKUGIN), interest
 ranging from 2.0% to 4.9%; with maturities from
 January 1996 through April 1999...................     233    526       796
Note payable to Daiichi Kangyo Bank, interest at
 1.9% due in February 1996.........................     --     135        76
                                                     ------ ------    ------
                                                      2,789  3,071     4,584
Less: current maturities...........................   2,686    536     2,008
                                                     ------ ------    ------
Notes payable and long-term debt, excluding current
 maturities........................................  $  103 $2,535    $2,576
                                                     ====== ======    ======

  The revolving line of credit is in an amount of $1.5 million subject to the level of eligible accounts receivable. As of September 30, 1996 (unaudited), $1.2 million was outstanding and $250,000 remained available under the revolving line of credit. The revolving line of credit accrues interest at the bank's prime rate plus 1.0%. The $1.5 million aggregate principal amount of the term note is due and payable in twelve quarterly installments of $125,000 each commencing April 30, 1997, with interest accruing at the bank's prime rate plus 1 1/4%. Borrowings under the bank credit agreement are secured by substantially all of the Company's assets. In addition, the largest shareholders of the Company have personally guaranteed the bank credit agreement in an amount up to $1.5 million.

  Subsequent to year end, the Company refinanced its revolving credit agreement and term note. See Note 11.

  Based on the amounts outstanding at December 31, 1995 the aggregate maturities of debt are as follows: 1996--$535,628; 1997--$2,409,406; 1998--
$55,593; and 1999--$70,096.

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

4. INCOME TAXES

  Income (loss) before income taxes and details of the income tax provision for U.S. and foreign operations for the years ended December 31, 1993, 1994 and 1995 are as follows:

                                                       1993     1994   1995
                                                      -------  ------  -----
                                                         (IN THOUSANDS)
   Income (loss) after extraordinary item and before
    taxes on income:
     United States................................... $(5,587) $1,987  $ 633
     Foreign.........................................    (546)    336   (705)
                                                      -------  ------  -----
                                                      $(6,133) $2,323  $ (72)
                                                      =======  ======  =====
   Income tax provision (benefit):
   Current:
     United States................................... $  (380) $  383  $(103)
     Foreign.........................................      80     128    180
     State...........................................      36      14     14
                                                      -------  ------  -----
                                                         (264)    525     91
   Deferred:
     United States...................................    (708)    268    348
     Foreign.........................................     (70)    (80)  (436)
     State...........................................     (45)      6      7
                                                      -------  ------  -----
                                                         (823)    194    (81)
                                                      -------  ------  -----
                                                      $(1,087) $  719  $  10
                                                      =======  ======  =====

  Income tax expense for the years ended December 31, 1993, 1994 and 1995 differed from the amounts computed by applying the United States federal income tax rate of 34% to income, or loss, before income tax and extraordinary item as a result of the following:

                                                          1993    1994   1995
                                                         -------  -----  -----
                                                           (IN THOUSANDS)
   Computed "expected" tax expense (benefit)...........  $(2,085) $ 790  $ (24)
   Increase (decrease) in income taxes resulting from:
     Utilization of net operating loss carry forward...      --     (55)   --
     Amortization of goodwill..........................      131    120    161
     Write-down of investment in subsidiary............      566           --
     Extraordinary gain on debt restructuring..........      --    (176)   --
     Foreign taxes of foreign subsidiaries in excess of
      U.S. credit......................................      186     66   (187)
     State and local income taxes, net of federal
      income tax benefit...............................       (6)    13     14
     Other, net........................................      121    (39)    46
                                                         -------  -----  -----
                                                         $(1,087) $ 719  $  10
                                                         =======  =====  =====

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995 are presented below:

                                                           DECEMBER 31,
                                                          ----------------
                                                           1994     1995
                                                          -------  -------
                                                            (IN THOUSANDS)
   Deferred tax assets:
   Accounts receivable, principally due to allowance for
    doubtful accounts.................................... $   140  $    90
   Accrued liabilities...................................     597      391
   Property and equipment including purchased software,
    principally due to differences in depreciation and
    amortization.........................................     164      --
   Foreign tax credit carry forward......................     --       257
   Net operating loss carry forward, not available for
    carry back due to
    IRC 382 limitations..................................      52       53
   Foreign net operating loss carry forward..............     --       403
   Other.................................................     --       230
                                                          -------  -------
       Total gross deferred tax assets...................     953    1,424
   Less: valuation allowance.............................     (52)    (336)
                                                          -------  -------
   Net deferred tax assets...............................     901    1,088
                                                          -------  -------
   Deferred tax liabilities:
   Software development, principally due to amortization
    differences..........................................  (1,505)  (1,553)
   Property and equipment including purchased software,
    principally due to differences in depreciation and
    amortization.........................................     --       (61)
   Other.................................................     (77)     (73)
                                                          -------  -------
       Total gross deferred liabilities..................  (1,582)  (1,687)
                                                          -------  -------
   Net deferred tax liabilities..........................    (681)    (599)
   Less: current deferred tax assets.....................     737      481
                                                          -------  -------
   Net noncurrent deferred tax liabilities............... $ 1,418  $ 1,080
                                                          =======  =======

  Certain of the Company's foreign net operating loss carry forwards have an indefinite carry forward period.

  During the year ended December 31, 1995 the Company increased its valuation allowance by approximately $283,000 due to increased foreign net operating loss carry forwards.

5. LEASES

  The Company is obligated under capital leases for certain computer hardware and other capital items utilized in its operations. The leases mature through 2000. The lease agreements require payment of interest at rates of 3.91% to 25.5%. The gross amount of capital items recorded under capital leases and accumulated amortization thereon was $1,065,334, $1,329,784 and $1,701,389 at December 31, 1994, 1995 and September 30, 1996, respectively.

  Rent expense for 1993, 1994 and 1995 was $1,691,943, $1,480,841 and
$1,537,080, respectively. Rent expense for the nine months ended September 30, 1995 and 1996 was $1,070,563 and $1,165,066, respectively.

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

  Future minimum lease payments under noncancelable operating leases, (with initial or remaining lease terms in excess of one year), and the present value of the future minimum capital lease payments based on the interest rate applicable as of December 31, 1995 were:

                                                           CAPITAL  OPERATING
                                                            LEASES    LEASES
                                                           -------- ----------
      Year ending December 31:
        1996.............................................. $281,190 $1,274,684
        1997..............................................  211,561  1,034,962
        1998..............................................   89,966    679,806
        1999..............................................    5,652    561,937
        2000..............................................    2,355    568,611
      Thereafter..........................................      --   1,414,513
                                                           -------- ----------
        Total minimum lease payments......................  590,724 $5,534,513
                                                                    ==========
      Less: amount representing interest..................   86,682
      Less: amount representing sales tax.................   12,428
                                                           --------
      Present value of net minimum capital lease
       payments...........................................  491,614
      Less: current installments of obligations under
       capital leases.....................................  224,792
                                                           --------
      Obligations under capital leases excluding current
       installments....................................... $266,822
                                                           ========

6. STOCK OPTION PLANS

  Options granted by the Company prior to May 1993 were granted pursuant to the 1991 Stock Plan. The 1991 Stock Plan was terminated in May 1993 and no shares will be granted under this plan in the future. Options granted under the 1991 Stock Plan continue to be administered in accordance with the terms of such plan. All options granted under the 1991 Stock plan are exerciseable or have been rescinded or cancelled. The Company's 1993 Stock Plan provides for the granting of options to purchase up to an aggregate of 4,000,000 shares of Common Stock to key employees and consultants at prices not less than the fair market value of the underlying stock on the date of grant. Such options become exercisable over the four years following the date of grant and expire in May 2001. Proceeds received upon the exercise of stock options are credited to the common stock accounts.

  Under the merger agreement with the former PVI stockholders the Company has agreed to limit the number of options or warrants to purchase Common Stock it will issue at or above $3.90 per share to 521,960, which could result in a compensation expense for any options granted at a price less than fair market value for the Common Stock.

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

  The number of shares related to outstanding stock options is summarized as follows:

                                                         NUMBER OF  OPTION PRICE
                                                          SHARES       RANGE
                                                         ---------  ------------
   Balance at December 31, 1992......................... 1,502,950   $0.20-1.20
   Granted.............................................. 1,525,000    0.36-0.39
   Rescinded............................................  (775,000)   0.36-0.36
   Expired or cancelled.................................  (327,961)   0.20-0.39
                                                         ---------
   Balance at December 31, 1993......................... 1,924,989    0.20-1.20
   Granted..............................................   566,750    0.20-0.39
   Rescinded............................................  (269,239)   0.20-0.39
                                                         ---------
   Balance at December 31, 1994......................... 2,222,500    0.20-1.20
   Granted..............................................     7,500    0.20-0.20
                                                         ---------   ----------
   Balance at December 31, 1995......................... 2,230,000   $0.20-1.20
                                                         =========   ==========
   Exercisable at December 31, 1995..................... 2,144,799   $0.20-1.20
                                                         =========   ==========

  Additionally, there were warrants outstanding at December 31, 1995 and September 30, 1996 to purchase 83,333 and 123,331 shares of Common Stock, respectively, at an exercise price of $3.90.

7. BENEFIT PLAN

  Under the terms of the Visual Numerics, Inc. Retirement and Savings Plan (the "Plan"), participants may make contributions to the Plan up to fifteen percent of their compensation. At the Company's discretion, the participants' contributions may be matched dollar for dollar, up to three percent of the participants' compensation. The Company may also contribute additional discretionary amounts to the Plan that will be allocated to participants based on individual participant compensation to total participant compensation. There were no Company contributions in 1995. In 1993 and 1994, the Company contributed $348,864 and $35,000, respectively, to the Plan.

8. CAPITAL STOCK

  In April 1993, the Company's Articles of Incorporation (the "Restated Articles") were amended and restated to effect a 5-for-1 stock split which enabled the Company to effect a recapitalization. The Restated Articles provided that the Company's authorized capital stock was increased to 27,000,000 shares divided into two classes consisting of 17,000,000 shares of Class A Common Stock and 10,000,000 shares of Preferred Stock. 3,193,500 shares of Preferred Stock were designated Series A Preferred Stock, 163,390 shares of Preferred Stock were designated Series B Preferred Stock and 1,583,555 shares of Preferred Stock were designated Series C Preferred Stock. The remaining shares of Preferred Stock were issuable from time to time in one more series of Preferred Stock. Each outstanding share of Class B Common Stock was converted into five shares of Class A Common Stock. Accordingly, all shares and per share data presented in these consolidated financial statements (including the share and per share amounts set forth below) have been restated for the effects of the stock split.

  As part of the recapitalization, certain shareholders of the Company were eligible to exchange their shares of Class A Common Stock for Preferred Stock according to the following criteria:

    (i) 106,000 shares of Class A Common Stock purchased or acquired from the Company for less than $0.20 per share and 1,750,000 shares of Class A Common Stock originally issued for $0.20 per share plus all Class A Common Stock not otherwise converted remained Common Stock;

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

    (ii) 3,193,500 shares of Class A Common Stock purchased or acquired from the Company for $0.20 per share were eligible to be exchanged on a share-for-share basis for Series A Preferred Stock, of which 2,888,500 shares were exchanged;

    (iii) 163,390 shares of Class A Common Stock purchased or acquired from the Company for $1.20 per share were eligible to be exchanged on a share-for-share basis for Series B Preferred Stock, of which 147,390 shares were exchanged; and

    (iv) 1,420,095 shares of Class A Common Stock purchased or acquired from the Company for $3.90 per share were eligible to be exchanged on a share-for-share basis for Series C Preferred Stock, of which 1,410,455 were exchanged.

  The Series A, Series B and Series C Preferred Stock became entitled to noncumulative dividends of $0.02, $0.12 and $0.39 per share, respectively, when and if declared by the Company's Board of Directors prior and in preference to any dividend paid on the Company's Common Stock. Holders of the Preferred Stock will have merger and liquidation preferences of $0.20, $1.20 and $3.90 per share for Series A, Series B and Series C Preferred Stock, respectively. At any time after April 30, 1998, the Company may, but is not obligated to, redeem in whole or in part, the outstanding shares of Preferred Stock by paying to the respective holders an amount per share equal to the liquidation preferences and conversion prices for the Preferred Stock. Dividend, merger and liquidation preferences and conversion prices for the Preferred Stock became subject to proportionate adjustments for stock splits, reverse stock splits, stock dividends and the like.

  As part of the recapitalization, outstanding stock options related to the Company's Class A Common Stock were converted into new options to purchase five shares each of the new Common Stock of the Company. Outstanding warrants to purchase Class A Common Stock were exchanged for new warrants to purchase five shares of Series C Preferred Stock at an exercise price of $3.90 per share. The terms of the stock options and warrants were not substantially changed by the recapitalization.

  In connection with renegotiation of the debt held by the former PVI stockholders, all Series C Preferred Stock was exchanged for a new Series D Preferred Stock. The Series D Preferred Stock has a liquidation preference over all other current and future classes of the Company's stock in an amount equal to the lesser of $3.7 million or $3.90 per share plus declared but unpaid dividends thereon.

  In December 1995, 256,410 shares of the Series D Preferred Stock were subject to repurchase at the option of the holders at a price of $3.90 per share. These shares were subsequently repurchased. See Note 11 for further discussion.

  Additionally, for a six-month period commencing December 1997, 925,000 shares of the Series D Preferred Stock shall be subject to repurchase at the option of the holders at the fair market value as of the end of the most recent year end preceding the date of repurchase. Such redeemable shares have been reflected above shareholders' equity in accordance with the requirements of the Securities and Exchange Commission. These preferred shares will automatically convert into Common Stock upon the closing of a sale of Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1993, as amended, which results in aggregate gross cash proceeds to the Company in excess of $3.0 million.

9. SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates in one industry segment, the development and marketing of software products. The Company markets and services its products in the United States and in foreign countries through its direct sales organization and non-controlled product representatives.

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

  The following table presents information about the Company by geographic area. Export sales and certain income and expense items are reported in the geographic area where the final sale is made rather than where the transaction originates.

                                          NORTH
                                         AMERICA  EUROPE  JAPAN  OTHER   TOTAL
                                         -------  ------  ------ ------ -------
                                                    (IN THOUSANDS)
   1993:
     Revenues........................... $17,587  $6,671  $3,335 $2,729 $30,322
     Operating income (loss)............  (7,815)   (184)  1,189    862  (5,948)
     Identifiable assets................  16,873   2,173   1,290    --   20,336
   1994:
     Revenues...........................  18,307   8,284   4,324  1,798  32,713
     Operating income (loss)............  (3,486)  3,673   1,183    763   2,133
     Identifiable assets................  14,913   4,238   1,534    --   20,685
   1995:
     Revenues...........................  14,541   8,979   5,383  1,098  30,001
     Operating income (loss)............  (4,253)  2,215   2,123    115     200
     Identifiable assets................  13,250   4,766   2,641    --   20,657

  The revenue and operating income amounts above exclude the effect of intercompany royalties. No single customer accounted for 10% or more of revenues in 1993, 1994 or 1995.

10. COMMITMENTS AND CONTINGENCIES

  Currently, there is a claim for damages, including actual damages totaling approximately $780,000, against the Company by a customer relating to a software license agreement entered into in 1992. The parties are currently attempting to resolve the matter in mediation. Due to the nature of the claim, which is based on a commercial dispute, the Company's responsibility has not been determined. An adverse outcome in this proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

  Resolutions of other legal proceedings arising in the ordinary course of business are expected to be immaterial to the Company's financial position and results of operations.

  Certain years of the Company's tax filings are currently under review by the Internal Revenue Service (IRS). The IRS has issued a notice of proposed adjustment totaling approximately $1.2 million, plus interest of approximately $500,000, related to the transfer pricing policies of PVI prior to its acquisition in 1992. The Company has formally protested the findings of the IRS. An adverse outcome would have a material adverse effect on the Company's business, financial condition and results of operations.

  In connection with the Company's 1994 tax return, the Company agreed to pay the IRS all taxes and penalties in 12 monthly installments. The IRS has indicated that it intends to place a lien on the Company's assets to secure such payment. Such a lien could give rise to a default under the Company's bank credit agreement if such lien were not removed within 30 days, and such default could result in an acceleration of amounts due under such agreement, a termination of such facility or a renegotiation of terms thereof.

  The Company has entered into an agreement with the former PVI stockholders that stipulates that the Company will not sell control of the Company or a substantial portion of its assets without consent of such shareholders. This right has no express termination date.

                    VISUAL NUMERICS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


11. EVENTS SUBSEQUENT TO AUDITORS' REPORT DATE

  As of July 31, 1996, the Company amended its loan agreement with the bank to provide for an increased credit facility overall, a split of the facility into a term note and a revolving line of credit, and an extended maturity date. The aggregate principal amount of the term note is due and payable in 12 quarterly installments of $125,000 commencing April 30, 1997, with interest accruing at the bank's prime rate plus 1.5%. Aggregate borrowings under the revolving line of credit are limited to 80% of eligible accounts receivable up to a maximum of $1.5 million. The revolving line of credit accrues interest at the bank's prime rate plus 1.0%. Borrowings under the loan agreement are secured by substantially all of the Company's assets and a personal guarantee in an amount up to $1.5 million by the Chairman of the Board and the largest shareholder of the Company.

  On August 16, 1996, the Chairman of the Board and largest shareholder loaned $1.0 million to the Company. The loan matures and is payable in full on August 16, 2000 together with interest. Under the loan agreement, if the Company does not repay the loan in full prior to March 1, 1997 the Company is required to issue a warrant to the lender to purchase 425,000 shares of Common Stock at an exercise price of $2.96 per share. The proceeds of the loan were used to repurchase 256,410 shares of Series D Preferred Stock held by the former stockholders of PVI for an aggregate purchase price of $1.0 million as required pursuant to the merger agreement under which the Company acquired PVI.

                               INSIDE BACK COVER

  [GRAPHICS: VISUAL NUMERICS LOGO ABOVE A GRAPHIC DEPICTION OF A THREE-DIMENSIONAL SURFACE PLOT.

  "THE COMPANY'S WEB SITE PROVIDES USERS WITH INFORMATION ON THE COMPANY'S ADVANCED NUMERICAL AND VISUALIZATION PRODUCTS, INCLUDING ITS NEXT GENERATION OF JAVA-BASED PRODUCTS."

  GRAPHIC: WEB PRODUCTS GRAPHICS IMAGE SHOWING IMSL & PV-WAVE FLOWING INTO A JAVA COMPUTER TERMINAL.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  29
Management...............................................................  44
Certain Transactions.....................................................  50
Principal Shareholders...................................................  53
Shares Eligible for Future Sale..........................................  55
Description of Capital Stock.............................................  56
Underwriting.............................................................  58
Legal Matters............................................................  59
Experts..................................................................  59
Additional Information...................................................  59
Index to Financial Statements............................................ F-1

 UNTIL       , 1997 (90 DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,650,000 SHARES
                    [LOGO OF VISUAL NUMERICS APPEARS HERE]

                                  COMMON STOCK

                                 -------------

                                   PROSPECTUS

                                 -------------

                              GORDIAN GROUP, L.P.

                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                       AMOUNT TO
                                                                        BE PAID
                                                                       ---------
   SEC registration fee............................................... $  1,725
   NASD filing fee....................................................    1,070
   Printing and engraving expenses....................................   50,000
   Legal fees and expenses............................................  200,000
   Accounting fees and expenses.......................................   50,000
   Blue Sky qualification fees and expenses...........................    7,000
   Other fees and expenses............................................   65,205
                                                                       --------
     Total............................................................ $375,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article 2.02-1 of the Texas Business Corporation Act authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").
Section 8.2 of Article VIII of the Registrant's Bylaws (Exhibit 3.2 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Texas Business Corporation Act. In addition, the Registrant has entered into Indemnification Agreements (Exhibit
10.4 hereto) with its directors and officers. Reference is also made to
Section 8 of the Underwriting Agreement, contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities. The Indemnification Agreements are in some respects broader than the specific indemnification provisions contained in the Texas Business Corporation Act, and may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (a) Since December 31, 1993, Registrant has sold and issued the following unregistered securities (without payment of any selling commission to any person):

    (1) In May 1995, Registrant issued a warrant to Charles W. Johnson to purchase 44,871 shares of Common Stock at an exercise price of $3.90 per share in connection with a guarantee of the Company's bank credit agreement.

    (2) In June 1996, Registrant issued warrants to Charles W. Johnson to purchase an aggregate of 40,000 shares of Common Stock at an exercise price of $3.90 per share in connection with a guarantee of Registrant's bank credit agreement.

    (3) In January 1995, Registrant issued a promissory note to Richard G. Couch in the principal amount of $100,000 with an annual interest rate of 8.5% payable in twelve monthly installments in connection with the deferred payment of Mr. Couch's annual bonus.

    (4) In January 1995, Registrant issued a promissory note to Ted Charter in the principal amount of $74,000 with an annual interest rate of 8.5% payable in twelve monthly installments in connection with the deferred payment of Mr. Charter's annual bonus.

    (5) From October to December 1996 Registrant issued 30,000 shares of Common Stock to Gordian Group, L.P. in connection with financial services rendered.

    (6) In August 1996, in connection with Charles W. Johnson's loaning Registrant $1.0 million for the repurchase of certain preferred stock, the Company issued a promissory note to Mr. Johnson in the principal amount of $1.0 million bearing interest of 1% above the corporate base rate of First National Bank of Chicago N.A. with such note becoming due and payable on August 16, 2000. If the Company does not prepay the full amount of the loan prior to March 1, 1997, Mr. Johnson will receive a seven-year warrant to purchase 425,000 shares of Common Stock at an exercise price of $2.96 per share. The Company is currently prohibited from prepaying the note issued to Mr. Johnson under the Company's loan agreement with the bank.

    The sales and issuances of securities in the transactions described in paragraphs 1 through 6 above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering.

    Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. In all such transactions, all recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and all recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

  (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits

 NUMBER                               DESCRIPTION
 ------                               -----------
  1.1   Form of Underwriting Agreement.
  3.1   Amended and Restated Articles of Incorporation of Registrant.
  3.2   Bylaws of Registrant.
  3.3*  Form of Amended and Restated Articles of Incorporation of Registrant to
        be filed with the Secretary of State of the State of Texas to become effective upon consummation of this offering.
  4.1   Specimen Common Stock Certificate.
  5.1*  Opinion of Lloyd M. Corpening, corporate counsel.
 10.1   1991 Stock Plan.
 10.2   1993 Stock Plan.
 10.3   Form of Common Stock Purchase Warrant.
 10.4   Form of Indemnification Agreement.
 10.5   Employment Agreement between Registrant and Charles W. Johnson dated
        January 1, 1995.
 10.6   Employment Agreement between Registrant and Robert F. Strosser dated
        January 1, 1995.
 10.7   Employment Agreement between Registrant and Ted R. Charter dated
        January 1, 1995.
 10.8   Employment Agreement between Registrant and Donald G. Kainer dated
        January 1, 1995.
 10.9   Employment Agreement between Registrant and William P. Hayes, III dated
        January 1, 1995.
 10.10  Consultant Agreement by and between Registrant and Richard G. Couch dated January 1, 1995.
 10.11  Consulting Agreement by and between Registrant and Byron Fetters dated as of January 1, 1995.
 10.12  Consulting Agreement by and between Registrant and David Lloyd dated as of May 23, 1995.
 10.13  Designated Shareholders' Agreement dated December 15, 1992 between
        Registrant, Charles W. Johnson and Jennifer C. Johnson and Designated
        Shareholders of Common Stock.
 10.14  Shareholder Rights Agreement dated December 22, 1992 between Registrant and certain shareholders.
 10.15  Shareholder Rights Agreement dated March 18, 1993 between Registrant and certain shareholders.
 10.16  Exchange Agreement between Registrant and the Shareholders of
        Registrant dated June 1, 1993.
 10.17  Office Lease Agreement by and between Registrant, Houston Growth
        Associates and Douglas J. Tollett dated March 30, 1993 for facility in
        Houston, Texas.
 10.18  Lease by and between Registrant and PVI Building Investors dated July
        8, 1991 for facility in Boulder, Colorado.
 10.19  Sublease agreement between Registrant and Team Labs Corporation dated
        November 1, 1996 for facility in Boulder, Colorado.
 10.20  Software License and Distribution Agreement between Registrant and
        Research Systems, Inc. ("RSI") dated April 1, 1988 together with
        Amendments.
 10.21  License Agreement between Registrant and RSI dated January 12, 1996.
 10.22  Agreement and Plan of Reorganization among Registrant, IMSL Acquisition
        Corp., Inc. and Precision Visuals, Inc. dated as of November 16, 1992 together with Addendum dated December 23, 1992.
 10.23  Letter Agreement dated December 20, 1993 between Registrant and Davis,
        Graham & Stubbs on behalf of former PVI stockholders.
 10.24  Second Restated and Amended Loan Agreement dated as of December 16,
        1992 by and among the Registrant, IMSL Acquisition Corp., Inc. and
        First Interstate Bank of Texas, N.A. ("First Interstate Bank").
 10.25  Commercial Security Agreement between Registrant and First Interstate
        Bank dated December 16, 1992.
 10.26  Commercial Security Agreement between IMSL Acquisition Corp, Inc. and
        First Interstate Bank dated December 16, 1992.
 10.27  Guaranty Agreement by IMSL Acquisition Corp., Inc. in favor of First
        Interstate Bank dated December 16, 1992.

 NUMBER                               DESCRIPTION
 ------                               -----------
 10.28  Limited Guaranty Agreement by Charles W. Johnson in favor of First
        Interstate Bank dated December 16, 1992 together with Addendum.
 10.29  Security Agreement-Pledge by and between Registrant and First
        Interstate Bank dated December 16, 1992.
 10.30  Security Agreement-Pledge by and between Charles W. Johnson and First
        Interstate Bank dated December 16, 1992.
 10.31  Security Agreement-Pledge by and between Jennifer C. Johnson and First
        Interstate Bank dated December 16, 1992.
 10.32  Guaranty and Warrant Agreement between Registrant and Charles W.
        Johnson dated December 22, 1992.
 10.33  First Amendment dated as of February 28, 1994 to Second Restated and
        Amended Loan Agreement by and among the Registrant, First Interstate
        Bank and others.
 10.34  Commercial Security Agreement by and between Registrant and First
        Interstate Bank dated February 28, 1994.
 10.35  First Amendment to Commercial Security Agreement by and between
        Registrant and First Interstate Bank dated February 28, 1994.
 10.36  First Amendment to Commercial Security Agreement by and between Visual
        Numerics, Inc. of Colorado and First Interstate Bank dated February 28,
        1994.
 10.37  First Amendment to Security Agreement--Pledge by and between Charles W.
        Johnson and First Interstate Bank dated February 28, 1994.
 10.38  First Amendment to Security Agreement--Pledge by and between Jennifer
        C. Johnson and First Interstate Bank dated February 28, 1994.
 10.39  Restated and Amended Limited Guaranty Agreement by Charles W. Johnson
        in favor of First Interstate Bank dated February 26, 1994.
 10.40  Second Amendment dated as of April 1, 1995 to Second Restated and
        Amended Loan Agreement by and among the Registrant, First Interstate
        Bank of Texas, N.A. and others entered into among the Registrant,
        Visual Numerics, Inc. of Colorado, Visual Numerics, Inc. (Europe) and
        First Interstate Bank.
 10.41  Third Amendment and Limited Waiver dated October 23, 1995 to Second
        Restated and Amended Loan Agreement by and among the Registrant, First
        Interstate Bank and others entered into among the Registrant, Visual
        Numerics, Inc. of Colorado, Visual Numerics, Inc. (Europe) and First
        Interstate Bank.
 10.42  Fourth Amendment dated February 27, 1996 to Second Restated and Amended
        Loan Agreement by and among the Registrant, First Interstate Bank and others entered into among the Registrant, Visual Numerics, Inc. of
        Colorado, Visual Numerics, Inc. (Europe) and First Interstate Bank.
 10.43  Fifth Amendment dated July 31, 1996 to Second Restated and Amended Loan
        Agreement by and among the Registrant, First Interstate Bank and others entered into among the Registrant, Visual Numerics, Inc. of Colorado,
        Visual Numerics, Inc. (Europe) and Wells Fargo Bank (Texas), National
        Association ("Wells Fargo Bank").
 10.44  First Amendment to Restated and Amended Limited Guaranty Agreement by
        Charles W. Johnson in favor of Wells Fargo Bank dated July 31, 1996.
 10.45  Second Amendment to Security Agreement-Pledge between Charles W.
        Johnson and Wells Fargo Bank dated July 31, 1996.
 10.46  Second Amendment to Security Agreement-Pledge between Jennifer C.
        Johnson and Wells Fargo Bank dated July 31, 1996.
 10.47  Subordination Agreement by and among Charles W. Johnson, Wells Fargo
        Bank National Association dated August 16, 1996.
 10.48  Loan and Security Agreement between Registrant and Charles W. Johnson dated August 16, 1996, together with form of note.
 10.49  Copyright Security Agreement between Registrant and Charles W. Johnson dated August 16, 1996.
 10.50  Trademark Security Agreement between Registrant and Charles W. Johnson dated August 16, 1996.

 NUMBER                               DESCRIPTION
 ------                               -----------
 10.51  Ithaca Software HOOPS Distribution License Agreement between Registrant and Ithaca Software dated July 2, 1991, together with amendments.
 10.52* Registration Rights Agreement between Registrant and Gordian Group,
        L.P. dated as of January 8, 1997.
 10.53  Stock Option Agreement between Registrant and Richard G. Couch effective as of December 18, 1990.
 11.1   Statement of Computation of Income (Loss) Per Share.
 21.1   Subsidiaries of Registrant.
 23.1   Consent of KPMG Peat Marwick LLP, Independent Auditors.
 23.2*  Consent of Counsel (included in Exhibit 5.1).
 24.1   Power of Attorney (see page II-6).
 27.1   Financial Data Schedule

--------
* To be supplied by amendment.

(b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS ON THIS 15TH DAY OF JANUARY, 1997.

                                          Visual Numerics, Inc.

                                                   /s/ Richard G. Couch
                                          By: _________________________________
                                              RICHARD G. COUCH, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard G. Couch and Robert F. Strosser and each of them acting individually, as his or her attorney in fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys to any and all amendments to said Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 15, 1997:

              SIGNATURE                                     TITLE

        /s/ Richard G. Couch                  President, Chief Executive
-------------------------------------          Officer and Director (Principal
          RICHARD G. COUCH                     Executive Officer)

       /s/ Robert F. Strosser                 Executive Vice President and
-------------------------------------          Chief Financial Officer,
         ROBERT F. STROSSER                    Secretary, Treasurer and
                                               Director (Principal Financial
                                               and Accounting Officer)

       /s/ Charles W. Johnson                 Chairman of the Board of
-------------------------------------          Directors
         CHARLES W. JOHNSON

           /s/ Ted Charter                    Executive Vice President,
-------------------------------------          Marketing and Development, and
             TED CHARTER                       Director

        /s/ Thomas E. Congdon                 Director
-------------------------------------
          THOMAS E. CONGDON

                                 EXHIBIT INDEX

 NUMBER                               DESCRIPTION
 ------                               -----------
  1.1   Form of Underwriting Agreement.
  3.1   Amended and Restated Articles of Incorporation of Registrant.
  3.2   Bylaws of Registrant.
  3.3*  Form of Amended and Restated Articles of Incorporation of Registrant to
        be filed with the Secretary of State of the State of Texas to become effective upon consummation of this offering.
  4.1   Specimen Common Stock Certificate.
  5.1*  Opinion of Lloyd M. Corpening, in-house corporate counsel.
 10.1   1991 Stock Plan.
 10.2   1993 Stock Plan.
 10.3   Form of Common Stock Purchase Warrant.
 10.4   Form of Indemnification Agreement.
 10.5   Employment Agreement between Registrant and Charles W. Johnson dated
        January 1, 1995.
 10.6   Employment Agreement between Registrant and Robert F. Strosser dated
        January 1, 1995.
 10.7   Employment Agreement between Registrant and Ted R. Charter dated
        January 1, 1995.
 10.8   Employment Agreement between Registrant and Donald G. Kainer dated
        January 1, 1995.
 10.9   Employment Agreement between Registrant and William P. Hayes, III dated
        January 1, 1995.
 10.10  Consultant Agreement by and between Registrant and Richard G. Couch dated January 1, 1995.
 10.11  Consulting Agreement by and between Registrant and Byron Fetters dated as of January 1, 1995.
 10.12  Consulting Agreement by and between Registrant and David Lloyd dated as of May 23, 1995.
 10.13  Designated Shareholders' Agreement dated December 15, 1992 between
        Registrant, Charles W. Johnson and Jennifer C. Johnson and Designated
        Shareholders of Common Stock.
 10.14  Shareholder Rights Agreement dated December 22, 1992 between Registrant and certain shareholders.
 10.15  Shareholder Rights Agreement dated March 18, 1993 between Registrant and certain shareholders.
 10.16  Exchange Agreement between Registrant and the Shareholders of
        Registrant dated April 15, 1993.
 10.17  Office Lease Agreement by and between Registrant, Houston Growth
        Associates and Douglas J. Tollett dated March 30, 1993 for facility in
        Houston, Texas.
 10.18  Lease by and between Registrant and PVI Building Investors dated July
        8, 1991 for facility in Boulder, Colorado.
 10.19  Sublease agreement between Registrant and Team Labs Corporation dated
        November 1, 1996 for facility in Boulder, Colorado.
 10.20  Software License and Distribution Agreement between Registrant and
        Research Systems, Inc. ("RSI") dated April 1, 1988 together with
        Amendments.
 10.21  License Agreement between Registrant and RSI dated January 12, 1996.
 10.22  Agreement and Plan of Reorganization among Registrant, IMSL Acquisition
        Corp., Inc. and Precision Visuals, Inc. dated as of November 16, 1992 together with Addendum dated December 23, 1992.
 10.23  Letter Agreement dated December 20, 1993 between Registrant and Davis,
        Graham & Stubbs on behalf of former PVI stockholders.
 10.24  Second Restated and Amended Loan Agreement dated as of December 16,
        1992 by and among the Registrant, IMSL Acquisition Corp., Inc. and
        First Interstate Bank of Texas, N.A. ("First Interstate Bank").
 10.25  Commercial Security Agreement between Registrant and First Interstate
        Bank dated December 16, 1992.
 10.26  Commercial Security Agreement between IMSL Acquisition Corp., Inc. and
        First Interstate Bank dated December 16, 1992.
 10.27  Guaranty Agreement by IMSL Acquisition Corp., Inc. in favor of First
        Interstate Bank dated December 16, 1992.

 NUMBER                               DESCRIPTION
 ------                               -----------
 10.28  Limited Guaranty Agreement by Charles W. Johnson in favor of First
        Interstate Bank dated December 16, 1992 together with Addendum.
 10.29  Security Agreement-Pledge by and between Registrant and First
        Interstate Bank dated December 16, 1992.
 10.30  Security Agreement--Pledge by and between Charles W. Johnson and First
        Interstate Bank dated December 16, 1992.
 10.31  Security Agreement--Pledge by and between Jennifer C. Johnson and First
        Interstate Bank dated December 16, 1992.
 10.32  Guaranty and Warrant Agreement between Registrant and Charles W.
        Johnson dated December 22, 1992.
 10.33  First Amendment dated as of February 28, 1994 to Second Restated and
        Amended Loan Agreement by and among the Registrant, First Interstate
        Bank and others.
 10.34  Commercial Security Agreement by and between Registrant and First
        Interstate Bank dated February 28, 1994.
 10.35  First Amendment to Commercial Security Agreement by and between
        Registrant and First Interstate Bank dated February 28, 1994.
 10.36  First Amendment to Commercial Security Agreement by and between Visual
        Numerics, Inc. of Colorado and First Interstate Bank dated February 28,
        1994.
 10.37  First Amendment to Security Agreement--Pledge by and between Charles W.
        Johnson and First Interstate Bank dated February 28, 1994.
 10.38  First Amendment to Security Agreement--Pledge by and between Jennifer
        C. Johnson and First Interstate Bank dated February 28, 1994.
 10.39  Restated and Amended Limited Guaranty Agreement by Charles W. Johnson
        in favor of First Interstate Bank dated February 26, 1994.
 10.40  Second Amendment dated as of April 1, 1995 to Second Restated and
        Amended Loan Agreement by and among the Registrant, First Interstate
        Bank of Texas, N.A. and others entered into among the Registrant,
        Visual Numerics, Inc. of Colorado, Visual Numerics, Inc. (Europe) and
        First Interstate Bank.
 10.41  Third Amendment and Limited Waiver dated October 23, 1995 to Second
        Restated and Amended Loan Agreement by and among the Registrant, First
        Interstate Bank and others entered into among the Registrant, Visual
        Numerics, Inc. of Colorado, Visual Numerics, Inc. (Europe) and First
        Interstate Bank.
 10.42  Fourth Amendment dated February 27, 1996 to Second Restated and Amended
        Loan Agreement by and among the Registrant, First Interstate Bank and others entered into among the Registrant, Visual Numerics, Inc. of
        Colorado, Visual Numerics, Inc. (Europe) and First Interstate Bank.
 10.43  Fifth Amendment dated July 31, 1996 to Second Restated and Amended Loan
        Agreement by and among the Registrant, First Interstate Bank and others entered into among the Registrant, Visual Numerics, Inc. of Colorado,
        Visual Numerics, Inc. (Europe) and Wells Fargo Bank (Texas), National
        Association ("Wells Fargo Bank").
 10.44  First Amendment to Restated and Amended Limited Guaranty Agreement by
        Charles W. Johnson in favor of Wells Fargo Bank dated July 31, 1996.
 10.45  Second Amendment to Security Agreement--Pledge between Charles W.
        Johnson and Wells Fargo Bank dated July 31, 1996.
 10.46  Second Amendment to Security Agreement--Pledge between Jennifer C.
        Johnson and Wells Fargo Bank dated July 31, 1996.
 10.47  Subordination Agreement by and among Charles W. Johnson, Wells Fargo
        Bank National Association dated August 16, 1996.
 10.48  Loan and Security Agreement between Registrant and Charles W. Johnson dated August 16, 1996, together with form of note.
 10.49  Copyright Security Agreement between Registrant and Charles W. Johnson dated August 16, 1996.
 10.50  Trademark Security Agreement between Registrant and Charles W. Johnson dated August 16, 1996.

 NUMBER                               DESCRIPTION
 ------                               -----------
 10.51  Ithaca Software HOOPS Distribution License Agreement between Registrant and Ithaca Software dated July 2, 1991, together with amendments.
 10.52* Registration Rights Agreement between Registrant and Gordian Group,
        L.P. dated as of January 8, 1997.
 10.53  Stock Option Agreement between Registrant and Richard G. Couch effective as of December 18, 1990.
 11.1   Statement of Computation of Income (Loss) Per Share.
 21.1   Subsidiaries of Registrant.
 23.1   Consent of KPMG Peat Marwick LLP, Independent Auditors.
 23.2*  Consent of Counsel (included in Exhibit 5.1).
 24.1   Power of Attorney (see page II-6).
 27.1   Financial Data Schedule.

--------
* To be supplied by amendment.